Exhibit 2.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

among:

RAPTOR PHARMACEUTICALS INC.,

a Delaware corporation;

RAPTOR PHARMACEUTICAL CORP.,

a Delaware corporation;

and

TRIPEX PHARMACEUTICALS, LLC,

a Delaware limited liability company

Dated as of October 2, 2015

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

i

5.	Certain Covenants of the Seller		33

	5.1	Access and Investigation	33
	5.2	Operation of the Seller	33
	5.3	Notification; Updates to Disclosure Schedule	34
	5.4	No Negotiation	35
	5.5	FIRPTA Matters	36
	5.6	R&W Insurance Efforts	36
	5.7	Treatment of Confidential Information	36

6.	Certain Covenants of the Parties		37

	6.1	Filings and Consents	37
	6.2	Public Announcements	38
	6.3	Reasonable Efforts	38
	6.4	Confidentiality and Release Agreements	38
	6.5	Agreements with Respect to Parent Common Stock	38
	6.6	PARI Payoff	39

7.	Conditions Precedent to Obligations of Parent and the Purchaser		39

	7.1	Accuracy of Representations	39
	7.2	Performance of Covenants	40
	7.3	Governmental and Other Consents	40
	7.4	No Material Adverse Effect	40
	7.5	Agreements and Documents	40
	7.6	Representation and Warranty Insurance	41
	7.7	No Restraints	41
	7.8	No Legal Proceedings	41
	7.9	Securities Exemption	41
	7.10	Other Agreements	41
	7.11	Assignment of Transferred Governmental Authorizations	42
	7.12	Membership of Tripex	42
	7.13	Disclosures	42

8.	Conditions Precedent to Obligations of the Seller		42

	8.1	Accuracy of Representations	42
	8.2	Performance of Covenants	42
	8.3	Documents	42
	8.4	No Restraints	42
	8.5	HSR	42

9.	Termination		43

	9.1	Termination Events	43
	9.2	Termination Procedures	44
	9.3	Effect of Termination	44

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

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10.	Indemnification, Etc.		44

	10.1	Survival of Representations, Etc.	44
	10.2	Indemnification	45
	10.3	Limitations	47
	10.4	Order of Recourse	48
	10.5	Recovery from Third Parties	49
	10.6	No Subrogation	49
	10.7	Defense of Third Party Claims	50
	10.8	Claim Procedure	50
	10.9	Setoff, Etc.	54
	10.10	Exercise of Remedies Other than by the Purchaser	55
	10.11	Tax Treatment of Payments	55
	10.12	Exclusive Remedy	55

11.	Miscellaneous Provisions		55

	11.1	Further Actions; License; Power of Attorney	55
	11.2	No Waiver Relating to Claims for Fraud, Etc.	57
	11.3	Fees and Expenses	57
	11.4	Attorneys’ Fees	58
	11.5	Notices	58
	11.6	Headings	60
	11.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	60
	11.8	Governing Law; Dispute Resolution	60
	11.9	Assignment; Successors and Assigns	62
	11.10	Remedies Cumulative; Specific Performance	62
	11.11	Waiver	63
	11.12	Waiver of Jury Trial	63
	11.13	Amendments	63
	11.14	Severability	63
	11.15	Parties in Interest	63
	11.16	Entire Agreement	63
	11.17	Disclosure Schedule	63
	11.18	Construction	64

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

iii

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 2, 2015, by and among: RAPTOR PHARMACEUTICALS INC., a Delaware corporation (the “Purchaser”); RAPTOR PHARMACEUTICAL CORP., a Delaware corporation (“Parent”); and TRIPEX PHARMACEUTICALS, LLC, a Delaware limited liability company (the “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. This Agreement amends and restates that certain Asset Purchase Agreement, dated as of August 20, 2015 (the “Original Agreement Date”), by and between Parent and the Seller.

B. The Seller owns various assets related to levofloxacin solution for inhalation, a pharmaceutical product also known by the names “Aeroquin” and “Quinsair,” which the Seller acquired from Mpex Pharmaceuticals, Inc. prior to the Original Agreement Date.

C. The Seller and the Purchaser wish to provide for the sale, transfer and assignment of those assets to the Purchaser on the terms and subject to the conditions set forth in this Agreement.

D. The board of directors of the Seller has approved this Agreement and the Asset Purchase Transaction.

E. The Stock Recipient Members and certain other Persons have executed and delivered confidentiality agreements in favor of the Seller, Parent and the Purchaser relating (in part) to the Asset Purchase Transaction (the “Confidentiality Agreements”).

F. As an inducement for Parent and the Purchaser to enter into this Agreement, on the Original Agreement Date: (1) each of the Stock Recipient Members executed an investor representation letter representing and warranting that such Stock Recipient Member is an Accredited Investor (each, an “Investor Representation Letter”); (2) each of the Stock Recipient Members entered into a Registration Rights Agreement with Parent relating to the registration for resale of any shares of Parent Common Stock to be transferred under this Agreement (the “Registration Rights Agreement”); (3) the Stock Recipient Members and certain other Persons entered into Support Agreements with Parent (each, a “Support Agreement”); (4) the individual identified on Schedule 2.1(c)(ii) entered into a Noncompetition Agreement with the Purchaser, which shall become effective as of the Closing (the “Noncompetition Agreement”); and (5) the SRC and its members entered into a Representation, Support and Assurances Agreement with Parent (the “SRC Agreement”).

G. The R&W Insurer has issued a “binder” with respect to the R&W Insurance Policy.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.	SALE OF TRANSFERRED ASSETS AND RELATED MATTERS

1.1 Sale of Transferred Assets. At the Closing, subject to Section 11.1(b), the Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser (or an Affiliate or Affiliates of the Purchaser to be designated by the Purchaser) all of the Transferred Assets, free and clear of any Encumbrances (except for Permitted Encumbrances) on the terms and subject to the conditions set

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

forth in this Agreement. For purposes of this Agreement, “Transferred Assets” shall mean: (x) each Asset owned or held, or purported to be owned or held, by the Seller at any time from the Original Agreement Date through the Closing Date (other than Excluded Assets) and (y) each of the following Assets:

(a) the Seller’s rights under the Contracts identified on Schedule 1.1(a) (the “Transferred Contracts”);

(b) the inventory of active pharmaceutical ingredients identified on Schedule 1.1(b) (the “Transferred Inventory”);

(c) the Governmental Authorizations identified on Schedule 1.1(c) (the “Transferred Governmental Authorizations”);

(d) the equipment identified on Schedule 1.1(d) (the “Transferred Equipment”);

(e) all claims the Seller has or has the right to acquire or enforce (including claims for past infringement of the Transferred IP) against any other Person (regardless of whether or not such claims have been asserted by the Seller), and any rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery held or purported to be held by the Seller or that the Seller has the right to acquire or enforce (regardless of whether such rights are currently exercisable);

(f) the Intellectual Property identified on Schedule 1.1(f) and all other Aeroquin-Related IP that is owned or held or purported to be owned or held by the Seller or any Seller Predecessor (including any licenses or sublicenses of Aeroquin-Related IP to the Seller or any Seller Predecessor), other than the Licensed Aeroquin IP, but including the Aeroquin IP Licenses, and all related goodwill (the “Transferred IP”);

(g) (i) all Aeroquin Information owned or held or purported to be owned or held by the Seller or that the Seller has the right to receive from any Seller Predecessor and (ii) copies of all other Aeroquin Information included in or relating to the Licensed Aeroquin IP;

(h) all books, records, manuals, documents, correspondence (including correspondence with Regulatory Authorities), files, email, data in any form, applications, reports and other materials that are owned or held or purported to be owned or held by the Seller, including all of the foregoing that are listed on Schedule 1.1(h);

(i) all of the Reversionary Asset Rights that it holds as of the Closing Date (in all cases subject to the terms and conditions of the Reversionary Letter Agreement); and

(j) any and all other Assets that the Seller owns, holds, has the right or ability to acquire, or purports to own, hold or have the right or ability to acquire, wherever situated and of whatever kind and nature, tangible or intangible, and that relate to or may be useful or required in connection with or for the development, production, approval, testing or commercialization of Aeroquin.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Seller is not selling to the Purchaser, and the Transferred Assets shall not include, any of the assets specifically identified on Schedule 1.2 (the “Excluded Assets”).

1.3 Purchase Price. In exchange for the Transferred Assets, subject to Sections 1.5, 1.6, 1.8 and 10:

(a) at the Closing, the Purchaser shall cause the Aggregate Closing Payment Amount to be paid to the Seller, in cash or stock to the extent provided in Section 1.5;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(b) at the Closing, the Purchaser shall cause the sum of $[***] (the “Indemnification Escrow Amount”) to be deposited into an escrow account (the “Indemnification Escrow Fund”) to be established pursuant to the Escrow Agreement, and following the Closing, the Purchaser shall cause to be disbursed to the Seller from the Indemnification Escrow Fund any amounts required to be disbursed to the Seller from the Indemnification Escrow Fund if, as and when such amounts are required to be disbursed pursuant to Section 10; and

(c) following the Closing, the Purchaser shall cause Contingent Payments to be made to the Seller if, as and when such Contingent Payments are required to be made pursuant to Section 2.

1.4 Assumption of Certain Liabilities.

(a) The Purchaser shall assume at the Closing, and will discharge and perform as and when due, (i) the Seller’s ongoing obligations under the Transferred Contracts identified on Schedule 1.4(a) and (ii) the Seller’s ongoing obligations under (A) Section 3.3(a) of the Reversionary Letter Agreement as modified by Section 4.1 of the Reversionary Asset Transfer Agreement and (B) Section 4.1 of the Reversionary Asset Transfer Agreement (the obligations described in this clause “(ii),” the “Reversionary Net Sales Obligations”), but only, in the case of each of clauses “(i)” and “(ii),” to the extent that such obligations: (A) arise after the Closing; (B) do not arise from or relate to any breach by the Seller, any Affiliate of the Seller, the SRC or any Seller Predecessor of any provision of any of such Transferred Contracts; (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, could constitute or result in a breach of any of such Transferred Contracts; and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Transferred Contracts; provided, however, that in no event shall the Purchaser assume or be deemed to assume any Liability arising under any Transferred Contract that accrued or arose prior to the Closing. The obligations required to be assumed by the Purchaser under this Section 1.4(a) are referred to in this Agreement as the “Assumed Obligations.”

(b) Notwithstanding anything to the contrary set forth in Section 1.4(a), if the assignment of any of the Seller’s rights, or the delegation of any of the Seller’s obligations, under any Transferred Contract identified on Schedule 1.4(a) requires one or more Consents from any Person, and any such Consent has not been obtained prior to the Closing, then: (i) such Transferred Contract shall be treated as a Specified Asset under Section 11.1; and (ii) the Purchaser shall not be obligated to, and shall not be deemed to, assume, discharge or perform any Liability under such Transferred Contract at or after the Closing; provided, however, that if, after the Closing, all such Consents with respect to such Transferred Contract are obtained in accordance with Section 11.1, the Purchaser shall assume, and agree to discharge and perform as and when due, all of the obligations under such Transferred Contract that would have constituted Assumed Obligations at the Closing had all such Consents been obtained prior to the Closing, but only to the extent such obligations accrue and arise after the obtaining of all such Consents.

(c) Except as specifically provided in Sections 1.4(a) and 1.4(b), neither the Purchaser nor Parent shall assume or have any responsibility for paying, discharging or otherwise performing, and the Assumed Obligations shall not include, any Liability of the Seller, any Affiliate of the Seller or any Seller Predecessor. Without limiting the generality of the foregoing, the Purchaser shall not assume, and the Assumed Obligations shall not include: (i) any Liability arising out of or resulting from the breach of any Contract (including any Transferred Contract) by the Seller, any Affiliate of the Seller or any Seller Predecessor, or any violation of any Legal Requirement by the Seller, any Affiliate of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

the Seller or any Seller Predecessor; (ii) any Liability of the Seller to any member or Affiliate of the Seller or to any Seller Predecessor; (iii) any Liability of the Seller for any legal fees, financial advisory fees or expenses relating to any of the Contemplated Transactions or otherwise; (iv) any of the Liabilities set forth on Schedule 1.4(c); or (v) any other Liability of the Seller, any Affiliate of the Seller or any Seller Predecessor.

1.5 Parent Stock Consideration.

(a) Stock Consideration Elections. The Purchaser may elect to transfer to the Seller shares of Parent Common Stock in lieu of paying cash to satisfy its obligations to pay (i) up to $34,175,000 of the Aggregate Closing Payment Amount, (ii) up to 50% of any Milestone Payment (or portion thereof) otherwise payable (or prepayable) by the Purchaser pursuant to this Agreement with respect to any Regulatory Milestone Event, and/or (iii) up to 50% of the Milestone Payment (or any portion thereof) payable (or prepayable) by the Purchaser pursuant to this Agreement with respect to the Trial Milestone Event (such an election, a “Stock Consideration Election”). The amount of cash that the Purchaser would otherwise be required to pay in satisfaction of any payment obligation pursuant to this Agreement with respect to which a Stock Consideration Election has been made shall be reduced by an amount equal to the product obtained by multiplying: (i) the aggregate number of whole shares of Parent Common Stock transferred in satisfaction of such payment obligation; by (ii) the applicable Volume-Weighted Average Price. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser shall not make any Stock Consideration Election if, in order for Parent to issue to the Purchaser sufficient shares of Parent Common Stock to fulfill such Stock Consideration Election, Parent would be required, pursuant to Nasdaq Listing Rules or otherwise, to hold a vote of Parent’s stockholders.

(b) Notice of Stock Consideration Elections. The Purchaser shall make a Stock Consideration Election by delivering written notice thereof (which notice shall set forth the portion of any cash amount otherwise payable by the Purchaser that the Purchaser is electing to satisfy by transferring shares of Parent Common Stock to the Seller) as follows: (i) if the Stock Consideration Election is made prior to the Closing Date with respect to the payment of the Aggregate Closing Payment Amount, then such notice shall be given to the Seller at least 10 days prior to the Closing Date; and (ii) if the Stock Consideration Election is made after the Closing Date with respect to any Regulatory Milestone Event or the Trial Milestone Event, then such notice shall be given to the Seller at least 10 days prior to the applicable Stock Transfer Date. Each Stock Consideration Election shall be revocable by the Purchaser at any time prior to the applicable Stock Transfer Date.

(c) Transferred Shares to be Represented by Legended Stock Certificates. The shares of Parent Common Stock to be transferred from the Purchaser to the Seller on each Stock Transfer Date shall be evidenced by two stock certificates in the name of the Seller, one of which shall be legended in accordance with Sections 1.5(e) and 1.5(g)(ii) and represent the Lock-Up Shares transferred from the Purchaser to the Seller on such Stock Transfer Date, and the other of which shall be legended in accordance with Section 1.5(g)(ii) and represent the shares transferred from the Purchaser to the Seller on such Stock Transfer Date that are not subject to the Lock-Up.

(d) Distributions of Parent Common Stock by the Seller. The Stock Recipient Members shall be the only record or beneficial holders of membership interests of the Seller to whom the Seller may distribute or otherwise transfer any such shares of Parent Common Stock. Each time the Seller proposes to distribute or otherwise transfer any shares of Parent Common Stock to any Stock Recipient Member, the Seller shall, at least five days prior to the applicable Stock Transfer Date, provide written notice thereof to Parent, together with such representations and instructions as may reasonably be requested by Parent in connection with such distribution. As promptly as reasonably practicable following receipt of such representations and instructions, Parent shall instruct its transfer agent to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

register such shares of Parent Common Stock in the names of the Stock Recipient Members in accordance with such instructions, and Parent shall deliver to each such Stock Recipient Member: (i) if any of such shares are Lock-Up Shares, a stock certificate in the name of such Stock Recipient Member, legended in accordance with Sections 1.5(e) and 1.5(g)(ii), representing such Lock-Up Shares and (ii) with respect to any such shares that are not subject to the Lock-Up, a stock certificate in the name of such Stock Recipient Member representing such shares, which certificate shall be legended in accordance with Section 1.5(g)(ii). For purposes of clarity, if any shares of Parent Common Stock are issued to the Seller pursuant to this Agreement, and the Seller does not distribute such shares to the Stock Recipient Members in accordance with this Section 1.5(c), then the Seller may hold such shares for its own account or, subject to Section 1.5(g), resell such shares; provided, however, that such shares of Parent Common Stock may not be subsequently distributed or otherwise transferred by the Seller to the Stock Recipient Members without Parent’s prior written consent.

(e) Lock-Up. Fifty percent of the shares of Parent Common Stock to be transferred by the Purchaser to the Seller on any Stock Transfer Date shall be represented by a stock certificate that shall bear a restrictive legend to the effect that such shares may not be sold or otherwise disposed of, in whole or in part, until the date that is 45 days after the applicable Stock Transfer Date (such restriction on sale and transfer, the “Lock-Up,” such legend, the “Lock-Up Legend” and the shares subject to the Lock-Up, the “Lock-Up Shares”). As promptly as reasonably practicable following written notice from the Seller that the Seller wishes to distribute or otherwise transfer any Lock-Up Shares to the Stock Recipient Members, and subject to the Seller’s compliance with Section 1.5(c) in respect of such distribution, Parent shall waive the Lock-Up to the extent necessary to permit the Lock-Up Shares to be distributed or otherwise transferred to the Stock Recipient Members; provided, however, that, notwithstanding any such distribution, the Lock-Up Shares shall continue to be subject to the Lock-Up and the stock certificates representing the Lock-Up Shares shall continue to bear the Lock-Up Legend, in each case, until the expiration of the Lock-Up in accordance with its terms. Following expiration of the Lock-Up, upon the Seller’s or any applicable Stock Recipient Member’s written request, Parent shall cause the Lock-Up Legend to be removed as promptly as reasonably practicable in accordance with Parent’s customary procedures for the removal of legends.

(f) Stock Transfer Closings.

(i) If the Purchaser makes a Stock Consideration Election (that has not been revoked) with respect to any cash amount otherwise payable to the Seller pursuant to the provisions set forth above in this Section 1.5, then, on the applicable Stock Transfer Date, Parent shall deliver irrevocable instructions to its transfer agent to transfer from the Purchaser to the Seller a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to the quotient obtained by dividing: (A) the portion of the cash payment obligation that the Purchaser has elected to satisfy with Parent Common Stock pursuant to the Stock Consideration Election; by (B) the applicable Volume-Weighted Average Price. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any shares of Parent Common Stock be contributed to the Indemnification Escrow Fund or shall the Indemnification Escrow Amount be reduced to reflect any issuances of Parent Common Stock.

(ii) Without limiting any obligations of the Purchaser or the Seller under Section 6.5(b), the Seller acknowledges that the shares of Parent Common Stock to be issued by Parent to the Purchaser and transferred from the Purchaser to the Seller in connection with this Agreement will not be registered under the Securities Act and will be issued and transferred in reliance upon an exemption thereunder for transactions not involving a public offering.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(g) Distributions and Transfers of Parent Common Stock.

(i) The Seller shall not, under any circumstance, distribute, transfer, dividend or convey any shares of Parent Common Stock to any Person (including any Seller Member) who is not a Stock Recipient Member.

(ii) All shares of Parent Common Stock to be transferred to the Seller in connection with the Contemplated Transactions will be evidenced by stock certificates delivered by Parent. Any such certificate representing Parent Common Stock that has not been registered under the Securities Act shall be imprinted with the following legend (or the substantial equivalent thereof) (in addition to the applicable legends referred to in Section 1.5(c)), and the Seller shall (and shall cause its current and future Representatives and the Stock Recipient Members to) comply with the terms thereof:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER THE ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR ANOTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING, IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF THE ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

In connection with any resale of such shares of Parent Common Stock that is made by the Seller or any Stock Recipient Member in compliance with this Agreement and with the Securities Act, the Seller or such Stock Recipient Member, as applicable, shall request Parent to, and Parent shall, cause such legend to be removed as promptly as reasonably practicable in accordance with Parent’s customary procedures for the removal of legends.

1.6 Transaction Taxes. The Seller shall be liable for and shall promptly pay any and all sales Taxes, transfer Taxes or similar Taxes imposed on the Seller by any Governmental Body or applicable Legal Requirement in connection with any of the Contemplated Transactions. The Purchaser shall be liable for and shall promptly pay any and all sales Taxes, transfer Taxes or similar Taxes imposed on the Purchaser by any Governmental Body or applicable Legal Requirement in connection with any of the Contemplated Transactions.

1.7 Allocation. The consideration payable for the Transferred Assets shall be allocated in accordance with Schedule 1.7 and all applicable Legal Requirements. Upon any adjustment to such consideration (including by reason of any payments made under Section 2 or Section 10), the Purchaser shall revise Schedule 1.7 (as it may be amended) to reflect such adjustment. After the Closing, the Parties shall make consistent use of the allocation, fair market values and useful lives specified in Schedule 1.7 for all Tax purposes and all filings with all applicable Tax authorities with respect to the Contemplated Transactions except to the extent otherwise required by the Code or any provision of any state, local or foreign Tax law or under any other applicable Legal Requirements.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

1.8 Tax Withholding. The Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as the Purchaser determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement, and any such amounts that have been deducted or withheld shall be paid over by the Purchaser to the applicable Governmental Body. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Purchaser shall have no responsibility or Liability for any decision by the Seller to deduct and withhold any amounts from any amount otherwise payable to or by the Seller or any other Person. Within a reasonable time after the Purchaser withholds and deducts any amounts pursuant to this Section 1.8, the Purchaser shall provide the Seller with notice of the amounts so withheld and deducted.

1.9 Closing. The consummation of the Asset Purchase Transaction and the other transactions that are to be consummated contemporaneously therewith (the “Closing”) shall take place electronically by exchange of .PDF copies of documents on a date to be designated by the Purchaser, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature can only be satisfied by delivering a document at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time, date and place, or in such other manner, as the Parties may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

2.	CONTINGENT CONSIDERATION.

2.1 Milestone Payments.

(a) Milestone Events and Milestone Payments. Upon the occurrence of any of the Milestone Events set forth in the immediately following table (the “Milestone Table”) under the heading “Milestone Event,” an amount equal to the aggregate Milestone Payment set forth opposite the description of such Milestone Event in the Milestone Table shall become payable to the Seller.

Milestone Event	Milestone Payment
(i) Regulatory Milestone Events
Regulatory Approval of Aeroquin by the FDA, prior to [***], for the CF Indication, [***] (“Regulatory Milestone Event 1a”)		$80,000,000
Regulatory Approval of Aeroquin by the FDA, on or after [***] and prior to September 30, 2018, for the CF Indication, [***] (“Regulatory Milestone Event 1b”)	$	[***	]
Regulatory Approval of Aeroquin by the FDA for the CF Indication (A) on or after [***], [***], regardless of approval date (“Regulatory Milestone Event 1c”)		$40,000,000

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(ii) Trial Milestone Event
First Dose in a Registrational Trial of Aeroquin for the Second Indication (payable whether or not there has been Regulatory Approval of Aeroquin for the CF Indication) (“Trial Milestone Event”)		$20,000,000
(iii) Sales Milestones Events

First Commercial Sale of Aeroquin in the United States under a label approved by the FDA for an indication other than the treatment of infections in patients with cystic fibrosis (payable whether or not there has been Regulatory Approval of Aeroquin for the CF Indication) (“Sales Milestone Event 1”)

	$	[***	]

First Commercial Sale of Aeroquin in the European Union under a label approved by the EMA for an indication other than the treatment of infections in patients with cystic fibrosis (payable whether or not there has been Regulatory Approval of Aeroquin for the CF Indication) (“Sales Milestone Event 2”)

	$	[***	]

First Commercial Sale of Aeroquin in the United States under a label approved by the FDA for an indication other than (A) the treatment of infections in patients with cystic fibrosis and (B) the treatment of diseases for which Sales Milestone Event 1 was achieved (payable whether or not there has been Regulatory Approval of Aeroquin for the CF Indication) (“Sales Milestone Event 3”)

	$	[***	]

First Commercial Sale of Aeroquin in the European Union under a label approved by the EMA for an indication other than (A) the treatment of infections in patients with cystic fibrosis and (B) the treatment of diseases for which Sales Milestone Event 2 was achieved (payable whether or not there has been Regulatory Approval of Aeroquin for the CF Indication) (“Sales Milestone Event 4”)

	$	[***	]

For purposes of the foregoing, an indication for treatment of non-tuberculosis mycobacterium infection and an indication for treatment of bronchiectasis not limited to patients with cystic fibrosis shall each be considered an indication other than treatment of infections in patients with cystic fibrosis. For purposes of clarity, the Parties acknowledge that Regulatory Milestone Event 1a, Regulatory Milestone Event 1b and Regulatory Milestone Event 1c (the “Regulatory Milestone Events”) are mutually exclusive alternatives, and that a maximum of one Milestone Payment may become payable pursuant to this Agreement in respect of all Regulatory Milestone Events. Once a Milestone Payment has been paid by the Purchaser to the Seller in connection with the FDA’s Regulatory Approval of Aeroquin for the CF Indication, no further Milestone Payments (or portions thereof) shall be made pursuant to this Agreement with respect to the achievement of any Regulatory Milestone Event. Notwithstanding anything to the contrary contained in this Agreement, the aggregate Milestone Payment corresponding to the Trial Milestone Event is, and each of the aggregate Milestone Payments corresponding to the Milestone Events identified under the heading “Sales Milestones Events” in the Milestone Table is, payable one time only, regardless of the number of forms or presentations of Aeroquin that satisfy the condition for a particular indication.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(b) Acceleration of Milestone Payments. If there is a Change of Control, then the Acquiring Party in such Change of Control may become obligated to prepay certain Milestone Payments to the Seller, but only to the extent and under the circumstances described below:

(i) The Acquiring Party shall be required to make a prepayment in an amount equal to $[***], which shall be applied to the Milestone Payment corresponding to the Regulatory Milestone Event (if any) that is ultimately achieved, under the circumstances described below:

(A) If (1) there is a Change of Control prior to the FDA Response Time, (2) there is an Expenditure Shortfall in any of the first three consecutive periods of 12 calendar months each following such Change of Control, with the first such 12 calendar month period commencing on the first day of the first full calendar month following such Change of Control, (3) no Regulatory Milestone Event shall have been achieved, (4) there shall not have been any Technical Failure or [***], (5) none of the events or circumstances referred to in Section 2.4(a)(iii)(C), Section 2.4(a)(iii)(D) or Section 2.4(a)(iii)(E) shall have occurred or exist and (6) there shall not have been any Milestone Payment (or prepayment of any Milestone Payment) made in respect of any Regulatory Milestone Event, then, within 30 days after the end of the Applicable 12-Month Period, the Acquiring Party (or the Purchaser, in the event the Change of Control was a transaction described in clause “(a)” of the definition of Change of Control) shall be required to make a prepayment in an amount equal to $[***], which shall be applied to the Milestone Payment corresponding to the Regulatory Milestone Event that is ultimately achieved.

(B) If (1) there is a Change of Control prior to the earlier of the FDA Response Time or [***], (2) Regulatory Approval of Aeroquin by the FDA for the CF Indication is not obtained by [***], due exclusively to causes that are unrelated to (w) any clinical data readout, (x) any Technical Failure, (y) any action or inaction by a third party that was not reasonably foreseen by the Purchaser or was not within the Purchaser’s control (it being understood that a contractual relationship between the Purchaser and a third party will not, by itself, be deemed to put the Purchaser in “control” of such third party or such third party’s actions or inactions) or (z) any action or inaction by a Regulatory Authority, (3) no Regulatory Milestone Event shall have been achieved, (4) there shall not have been any Technical Failure or [***], (5) none of the events or circumstances referred to in Section 2.4(a)(iii)(C), Section 2.4(a)(iii)(D) or Section 2.4(a)(iii)(E) shall have occurred or exist and (6) there shall not have been any Milestone Payment (or prepayment of any Milestone Payment) made in respect of any Regulatory Milestone Event, then, on or before [***], the Acquiring Party (or the Purchaser, in the event the Change of Control was a transaction described in clause “(a)” of the definition of Change of Control) shall be required to make a prepayment in an amount equal to $[***], which shall be applied to the Milestone Payment corresponding to the Regulatory Milestone Event that is ultimately achieved.

(C) If (1) there is a Change of Control prior to the earlier of the FDA Response Time or [***], (2) Regulatory Approval by the FDA of Aeroquin for the

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CF Indication is not obtained by [***], due exclusively to causes that are unrelated to (w) any clinical data readout, (x) any Technical Failure, (y) any action or inaction by a third party that was not reasonably foreseen by the Purchaser or was not within the Purchaser’s control (it being understood that a contractual relationship between the Purchaser and a third party will not, by itself, be deemed to put the Purchaser in “control” of such third party or such third party’s actions or inactions) or (z) any action or inaction by a Regulatory Authority, (3) no Regulatory Milestone Event shall have been achieved, (4) there shall not have been any Technical Failure or [***], (5) none of the events or circumstances referred to in Section 2.4(a)(iii)(C), Section 2.4(a)(iii)(D) or Section 2.4(a)(iii)(E) shall have occurred or exist and (6) there shall not have been any Milestone Payment (or prepayment of any Milestone Payment) made in respect of any Regulatory Milestone Event, then, on or before [***], the Acquiring Party (or the Purchaser, in the event the Change of Control was a transaction described in clause “(a)” of the definition of Change of Control) shall be required to make a prepayment in an amount equal to $[***], which shall be applied to the Milestone Payment corresponding to the Regulatory Milestone Event that is ultimately achieved.

Notwithstanding anything to the contrary set forth in this Section 2.1(b)(i) or elsewhere in this Agreement, no more than one prepayment of $[***] shall be required to be made pursuant to this Section 2.1(b)(i), and any such prepayment that is made shall be counted as a prepayment against any Regulatory Milestone Event that is ultimately achieved. Thus, for example, if a prepayment of $[***] is made pursuant to Section 2.1(b)(i)(B), and Regulatory Milestone Event 1c is subsequently achieved, then the amount payable under this Agreement on account of the achievement of Regulatory Milestone Event 1c shall be $[***].

(ii) If (A) there is a Change of Control prior to the time of the First Dose in a Registrational Trial of Aeroquin for the Second Indication, (B) there is an Expenditure Shortfall in any of the first three consecutive periods of 12 calendar months each following such Change of Control, with the first such 12 calendar month period commencing on the first day of the first full calendar month following such Change of Control, (C) neither the Trial Milestone Event nor Sales Milestone Event 1 shall have been achieved, (D) there shall not have been any Technical Failure, (E) none of the events or circumstances referred to in Section 2.4(b)(iv) (prior to the opening for enrollment of such Registrational Trial), Section 2.4(c)(ii) (after the opening for enrollment of such Registrational Trial) or Section 2.4(f)(iii) shall have occurred or exist and (F) there shall not have been any prepayment made pursuant to this Section 2.1(b)(ii) or Section 2.1(b)(iii), then, within 30 days after the end of the Applicable 12-Month Period, the Acquiring Party (or the Purchaser, in the event the Change of Control was a transaction described in clause “(a)” of the definition of Change of Control) shall be required to make a prepayment in an amount equal to $[***], which shall be applied to the Milestone Payment corresponding to the Trial Milestone Event.

(iii) If (A) there is a Change of Control at or after the time of the First Dose in a Registrational Trial of Aeroquin for the Second Indication but prior to any [***], (B) there is an Expenditure Shortfall in any of the first three consecutive periods of 12 calendar months each following such Change of Control, with the first such 12 calendar month period commencing on the first day of the first full calendar month following such Change of Control, (C) Sales Milestone Event 1 shall not have been achieved, (D) there shall not have been any Technical Failure, (E) none of the events or circumstances referred to in Section 2.4(c)(ii) or Section 2.4(f)(iii) shall have occurred or exist and (F) there shall not have been any prepayment pursuant to this Section 2.1(b)(iii), then, within 30 days after the end of the Applicable 12-Month Period,

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the Acquiring Party (or the Purchaser, in the event the Change of Control was a transaction described in clause “(a)” of the definition of Change of Control) shall be required to make a prepayment in an amount equal to $[***], which shall be applied to the Milestone Payment corresponding to Sales Milestone Event 1.

Notwithstanding anything to the contrary set forth in this Section 2.1(b) or elsewhere in this Agreement, (w) under no circumstances shall prepayments be required to be made pursuant to both Section 2.1(b)(ii) and Section 2.1(b)(iii), (x) under no circumstances will the total of all prepayments required to be made pursuant to this Section 2.1(b) exceed $[***] in the aggregate; (y) if any Milestone Payment that was partially prepaid pursuant to this Section 2.1(b) becomes payable in full based on achievement of the corresponding Milestone Event, the portion of such Milestone Payment required to be paid pursuant to this Agreement shall be reduced by the portion of such Milestone Payment that was prepaid pursuant to this Section 2.1(b); and (z) no prepayment of all or any portion of any Milestone Payment shall be required to be made under this Section 2.1(b) if: (I) in the case of the Milestone Payment corresponding to the Regulatory Milestone Events, the Purchaser is excused from filing, or is otherwise no longer required to file, the NDA; or (II) in the case of the Milestone Payment corresponding to the Trial Milestone Event or Sales Milestone Event 1, the Purchaser is excused from expending, or is otherwise no longer required to expend, any efforts relating to the potential achievement of the applicable Milestone Event.

(c) Steering Committee.

(i) Establishment. Promptly after the Closing Date, the Purchaser shall establish a steering committee composed of two or more members appointed by the Purchaser and one member (who shall be reasonably satisfactory to the Purchaser) appointed by the Seller (the “Steering Committee”). The Steering Committee’s function will be to serve in a non-binding advisory role with respect to the activities of the Purchaser under this Agreement in the preparation of the NDA for Aeroquin for the CF Indication. The Steering Committee shall cease its activities and shall be disbanded upon the earliest of: [***].

(ii) Membership. The Seller’s initial appointee to the Steering Committee shall be the individual identified on Schedule 2.1(c)(ii). If, at any time, the Seller’s initial appointee to the Steering Committee resigns or otherwise needs to be replaced, the Seller shall nominate a new appointee to the Steering Committee, who must be satisfactory to the Purchaser. Any replacement appointee to the Steering Committee nominated by the Seller: (A) shall be a natural person with sufficient experience and seniority to provide useful advice on issues within the scope of the activities of the Steering Committee; (B) shall not be the subject of a pending or threatened action that could result in, and shall not have ever suffered or been subject to, any suspension, disbarment, exclusion, censure, reprimand or other adverse action by any academic, government, medical or professional board, body or organization; (C) shall have never held or run for any federal, state, local or foreign political office; and (D) shall not have, and shall not have ever had, an actual or perceived conflict of interest with respect to the preparation of the NDA for Aeroquin, with respect to the Seller, with respect to any member of the Seller or with respect to the Purchaser. If such a replacement is necessary, the Seller shall provide the Purchaser with background information regarding the requested appointee (including the requested appointee’s job title and a brief summary of any relevant business experience of the requested appointee). The Purchaser will notify the Seller as to whether the Seller’s requested appointee is satisfactory to the Purchaser within 10 days after the Purchaser receives the background information on the requested appointee. All of the individuals identified on Schedule 2.1(c)(ii) shall be deemed satisfactory to the Purchaser.

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(iii) Meetings. The Steering Committee will hold meetings at such times as may be determined by the Purchaser, but no less than twice per full calendar year. Such meetings may be conducted by videoconference, teleconference or in person, as determined by the Purchaser.

(iv) Observer Right. To the extent practical, the Seller’s appointee on the Steering Committee shall be permitted to observe any prescheduled, in-person meetings, and any prescheduled telephone conference calls, between representatives of the Purchaser and representatives of the FDA, to the extent such prescheduled meetings and calls relate to the NDA for Aeroquin for the CF Indication.

(d) Milestone Payments. Subject to Section 10, within 30 days after the achievement of a Milestone Event in respect of which a payment is required to be made under this Agreement, the Purchaser shall cause to be paid to the Seller the Milestone Payment corresponding to such Milestone Event in the Milestone Table.

2.2 Revenue-Based Contingent Payments.

(a) Calculation of Revenue-Based Contingent Payments. For each calendar year following the Closing Date, the Purchaser shall make contingent payments to the Seller in accordance with this Section 2.2(a) in an aggregate amount equal to (i) the First Sales Increment multiplied by [***]%, plus (ii) the Second Sales Increment multiplied by [***]%, plus (iii) the Third Sales Increment multiplied by [***]%.

Annual Net Sales (calendar year)	Applicable Percentage

For that portion of Annual Net Sales in such calendar year less than or equal to $[***] (such portion of Annual Net Sales in a particular calendar year, the “First Sales Increment” with respect to such calendar year)

	[***	]%

For that portion of Annual Net Sales in such calendar year greater than $[***] but less than or equal to $[***] (such portion of Annual Net Sales in a particular calendar year, the “Second Sales Increment” with respect to such calendar year)

	[***	]%

For that portion of Annual Net Sales in such calendar year greater than $[***] (such portion of Annual Net Sales in a particular calendar year, the “Third Sales Increment” with respect to such calendar year)

	[***	]%

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Each percentage set forth in the table above is an incremental rate which applies only to the corresponding increment of Net Sales described in the “Annual Net Sales” column and, thus, once a total amount of “Annual Net Sales” is achieved for the applicable calendar year or in any applicable calendar quarter, the amounts owed on any lower tier portion of Net Sales will not be adjusted up to any higher tier rate. The payments required to be made pursuant to this Section 2.2(a) are referred to as “Revenue-Based Contingent Payments.”

(b) Payment of Revenue-Based Contingent Payments. Within 60 days after the completion of each full calendar quarter following the Closing Date, the Purchaser shall provide a written report to the Seller setting forth, in reasonable detail: (A) the amount of gross sales of Aeroquin-Related Products in such calendar quarter, on a country-by-country basis; (B) a breakdown of any deductions from such gross sales to obtain Net Sales for such calendar quarter, on a country-by-country basis; and (C) any Revenue-Based Contingent Payment that may be due to the Seller for such calendar quarter. When the Purchaser provides the report to the Seller for a calendar quarter, the Purchaser shall cause to be paid to the Seller, in cash, any amount owed pursuant to this Section 2.2 with respect to the Net Sales of Aeroquin-Related Products in all countries in such calendar quarter.

(c) Interest on Late Payments. If any undisputed Revenue-Based Contingent Payment owed to the Seller under this Agreement is not paid by the Purchaser within a reasonable amount of time, not to exceed 30 days, following the due date of such payment, then the Purchaser shall pay interest on the undisputed and unpaid portion thereof at a rate of [***]% per annum, or if lower, the maximum interest rate permitted under applicable Legal Requirements, such interest to run from the date upon which payment of such undisputed amount became due until payment in full of the undisputed and unpaid portion thereof. No interest shall accrue on any amounts that the Purchaser believed in good faith were not owed pursuant to this Section 2.2.

(d) Records. The Purchaser shall, shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause its sublicensees to keep accurate and complete records and accounts of the sale of Aeroquin-Related Products (including records and accounts of gross sales and Net Sales of Aeroquin-Related Products) in accordance with GAAP (or, in the case of a sublicensee, the customary accounting system for such sublicensee). The Purchaser shall, shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause its sublicensees to retain such records and accounts until three years after the end of the period to which such books and records pertain.

(e) Audits. The Purchaser shall, shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause its sublicensees to, upon reasonable written notice from the Seller as described in the next sentence, make the books and records maintained pursuant to Section 2.2(d), as they relate to the sale of Aeroquin-Related Products, available for audit by an independent third party accounting firm that executes an appropriate confidentiality agreement. If an audit of the records for any particular calendar year is requested by the Seller, the Seller shall deliver to the Purchaser, prior to June 30th of the following calendar year, a notice (i) requesting such an audit and (ii) identifying an independent third party accounting firm that the Seller wishes to select for the purpose of conducting such audit; provided, however, that the accounting firm must be an independent, certified public accounting firm of nationally recognized standing, and reasonably satisfactory to the Purchaser. Any such accounting firm shall be retained jointly by the Purchaser and the Seller. Subject to the last sentence of this clause (e), the audit will be paid for by the Seller. Such audit shall be conducted during regular business hours at a mutually determined location, and not more than once in any calendar year (unless the Purchaser restates or revises its relevant records for such calendar year, in which case, notwithstanding the foregoing limitation, such restated or revised records shall be subject to the audit

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procedure set forth in this Section 2.2). If the audit discovers an unmet payment obligation, the Purchaser shall pay such unpaid amounts, with any interest payable in accordance with Section 2.2(c), to the Seller within 30 days after the date the audit is completed and the results are finalized; and if the audit discovers an overpayment, the Seller shall refund the overpayment within 30 days after the audit is completed and the results are finalized. If as a result of the audit it is finally determined that the aggregate amount of the Revenue-Based Contingent Payments that should have been paid to the Seller for the audited calendar year exceeds the aggregate amount of the Revenue-Based Contingent Payments actually paid to the Seller by [***]% or more for such calendar year, then the Purchaser shall be responsible for, and promptly pay for, the cost of the audit. The determination under such audit shall be final and binding on the Parties absent manifest error.

(f) Payment Currency. Subject to Section 1.5, all payments owed under this Agreement shall be made in United States dollars.

2.3 Rights Not Transferable. The right of the Seller to receive Contingent Payments: (a) does not give the Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights comparable to the rights of holders of equity interests; (b) shall not be evidenced by any form of certificate or other instrument; (c) shall not be assignable or otherwise transferable by the Seller, in whole or in part, except by operation of law; and (d) does not represent any right other than the right to receive the consideration set forth in this Section 2 if, as and when such consideration is required to be paid.

2.4 Applicable Efforts.

(a) [***]

(b) Commencement of Registrational Trial for Second Indication. After the Closing Date, the Purchaser will use Commercially Reasonable Efforts to open for enrollment at no fewer than three sites a Registrational Trial of the use of Aeroquin for the Second Indication by [***] (such date, as it may be extended, the “Target Trial Commencement Date”); provided, however, that:

(i) the Target Trial Commencement Date shall be automatically extended on a day-for-day basis in the event of (A) any delay by the FDA or another Regulatory Authority in the United States, Canada or the European Union (beyond the customary or statutorily contemplated response or scheduling time) in responding to correspondence, in responding to a request for a meeting or telephone conference or in scheduling a meeting or telephone conference relevant to the determination of the proposed clinical trial’s status as a Registrational Trial, or (B) any delay caused by (1) any order by the FDA or another Regulatory Authority in the United States, Canada or the European Union that the sponsor suspend or delay the proposed Registrational Trial in accordance with 21 CFR § 312.42 or any similar industry standard, Legal Requirement or guidance of any Regulatory Authority in the United States, Canada or the European Union or (2) any delay by a third party that was not reasonably foreseen by or was not within the control of the Purchaser (it being understood that a contractual relationship between the Purchaser and a third party will not, by itself, be deemed to put the Purchaser in “control” of such third party or any delay by such third party);

(ii) the Purchaser’s obligations under this Section 2.4(b) shall expire and cease to be of any force or effect in the event of a Technical Failure;

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(iii) under no circumstances shall the Purchaser be deemed to have breached its obligations under this Section 2.4(b) if a Registrational Trial for the use of Aeroquin for the Second Indication is commenced on or before the [***];

(iv) the Purchaser’s obligations under this Section 2.4(b) shall expire and cease to be of any force or effect if any representative of the FDA or another Regulatory Authority in the United States, Canada or the European Union (A) indicates in writing that the Investigational New Drug (as defined in the FD&C Act and as referred to in this Agreement as an “IND”) application or any equivalent non-US filing for Aeroquin in the United States, Canada or the European Union that was to be the basis for the Registrational Trial is not effective or cannot be made effective, or (B) orders the Purchaser to suspend or delay such Registrational Trial in accordance with 21 CFR § 312.42 or a similar industry standard, Legal Requirement or guidance of any Regulatory Authority in the United States, Canada or the European Union, in either case, due to factors other than the action or inaction of the Purchaser; and

(v) the Purchaser’s obligations under this Section 2.4(b) shall expire and cease to be of any force or effect upon the earlier of (A) the opening for enrollment of the Registrational Trial for the use of Aeroquin for the Second Indication at [***] sites, and (B) the [***].

(c) Completion of Registrational Trial for Second Indication. Commencing upon the [***] of a Registrational Trial of the use of Aeroquin for the Second Indication, the Purchaser will use Commercially Reasonable Efforts to cause such Registrational Trial to be completed; provided, however, that:

(i) the Purchaser’s obligations under this Section 2.4(c) shall expire and cease to be of any force or effect in the event of a Technical Failure;

(ii) the Purchaser’s obligations under this Section 2.4(c) shall expire and cease to be of any force or effect if (A) any representative of the FDA or another Regulatory Authority in the United States, Canada or the European Union indicates in writing that the IND application or any equivalent non-US filing for Aeroquin for the Second Indication is no longer in force and valid due to factors other than the action or inaction of the Purchaser, (B) the Purchaser determines, in its reasonable judgment, that there is [***], (C) after commencement of the Registrational Trial, [***], (D) an event occurs or circumstances arise that materially delay, impair or otherwise adversely affect the Purchaser’s ability to [***], (E) the FDA or another Regulatory Authority in the United States, Canada or the European Union orders the sponsor to suspend or delay such Registrational Trial in accordance with 21 CFR § 312.42 or any similar industry standard, Legal Requirement or guidance of any Regulatory Authority in the United States, Canada or the European Union, (F) the FDA or another Regulatory Authority in the United States, Canada or the European Union terminates the IND application for Aeroquin for the Second Indication pursuant to 21 CFR § 312.44 or any similar industry standard, Legal Requirement or guidance of any Regulatory Authority in the United States, Canada or the European Union, or (G) the FDA or another Regulatory Authority in the United States, Canada or the European Union places the IND application for Aeroquin for the Second Indication on inactive status in accordance with 21 CFR § 312.45 or any similar industry standard, Legal Requirement or guidance of any Regulatory Authority in the United States, Canada or the European Union;

(iii) the Purchaser shall be under no obligation to cause or to attempt to cause such Registrational Trial to be completed by [***]; and

(iv) the Purchaser’s obligations under this Section 2.4(c) shall expire and cease to be of any force or effect upon the completion of such Registrational Trial.

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(d) Additional Efforts Following a Change of Control. If a Change of Control occurs prior to [***] and after the [***], then the Acquiring Party in such Change of Control shall use Market Efforts to attempt to cause [***] to be achieved; provided, however, that:

(i) in no event shall the Acquiring Party’s obligations under this Section 2.4(d) apply to more than [***] for Aeroquin;

(ii) the Acquiring Party’s obligations under this Section 2.4(d) shall expire and cease to be of any force or effect if (A) the Acquiring Party is required to prepay $[***] of the Milestone Payment corresponding to [***] pursuant to [***] or voluntarily prepays such amount or (B) [***] is achieved;

(iii) the Acquiring Party shall be under no obligation to cause or attempt to cause [***] to be achieved by any particular date or deadline;

(iv) the Acquiring Party’s obligations under this Section 2.4(d) shall expire and cease to be of any force or effect in the event of a Technical Failure; and

(v) the Acquiring Party’s obligations under this Section 2.4(d) shall expire and cease to be of any force or effect in the event that [***] is achieved.

(e) Non-Binding Clinical Trial Plan. The general, non-binding expectations of the Seller and the Purchaser with respect to conducting clinical trials and seeking Regulatory Approval of Aeroquin for the Third Indication are summarized on Schedule 2.4(e).

(f) Additional Limitations on Efforts Obligations. The Specified Obligations shall be the only covenants and obligations, express or implied, by which the Purchaser, any Acquiring Party or any of their respective current or future Affiliates, successors or assigns are bound to attempt to facilitate, or to increase the likelihood of, the achievement of any Milestone Event or the sale of any Aeroquin-Related Product. Without limiting the generality of the foregoing:

(i) neither the Purchaser nor any of its current or future Affiliates, successors or assigns (including any Acquiring Party) shall have any obligation of any nature to file any application for (or otherwise attempt to obtain) approval of Aeroquin [***], to file any application for approval of Aeroquin for any indication other than [***] or to attempt to obtain any Regulatory Approval of any [***];

(ii) neither the Purchaser nor any of its current or future Affiliates, successors or assigns (including any Acquiring Party) shall have any obligation of any nature to attempt to commence or complete any clinical trials, except as specifically provided in Section 2.4(b), 2.4(c) and/or Section 2.4(d)

(iii) neither the Purchaser nor any of its current or future Affiliates, successors or assigns (including any Acquiring Party) shall have any obligation of any nature to expend any efforts with respect to Aeroquin if: (A) there is or has been any fraud, intentional misrepresentation or tortious misconduct (whether on the part of the Seller, any Seller Predecessor or any past, current or future Affiliate or Representative of the Seller or any Seller Predecessor) or (B) there shall have been at any time at or prior to the Closing (1) any inaccuracy

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in or breach of any representation or warranty set forth in any of Sections 3.5(f), 3.5(h), 3.8 and 3.13 which breach has an adverse impact on the ability to secure effective exclusivity with respect to Aeroquin or materially impairs or materially increases the cost or effort associated with development of Aeroquin or (2) any material inaccuracy in or material breach of any representation or warranty set forth in any of Sections 3.5(e), 3.5(g), 3.5(k), 3.5(l) and 3.9;

(iv) neither the Purchaser nor any of its Affiliates, successors or assigns (including any Acquiring Party) shall have (A) any development obligation with respect to any Aeroquin-Related Product other than Aeroquin or (B) following a Change of Control, any commercialization obligation, in each case, with respect to any Aeroquin-Related Product other than Aeroquin;

(v) none of the Purchaser, the Seller and their respective current and future Affiliates, successors and assigns (including any Acquiring Party) shall have any obligation whatsoever (and none of the Purchaser, the Seller and their respective current and future Affiliates, successors and assigns (including any Acquiring Party) shall be under any obligation to cause any other Person) (A) to use any efforts, to make any particular expenditure, to engage in any particular activity or to take (or omit to take) any particular action except as specifically set forth in Sections 2.4(a), 2.4(b), 2.4(c) and 2.4(d) or (B) to cause any particular amount or level of Annual Net Sales to be achieved; and

(vi) the Purchaser gives no assurance that any Milestone Event will ever be met or that any amount of Net Sales will be reached.

(g) Termination of Efforts Obligations. Each provision of this Section 2.4 providing that any of the Purchaser’s or any Acquiring Party’s obligations under this Section 2.4 terminates, expires or ceases to be of any force or effect upon the occurrence of a specified event or in specified circumstances (including, for the avoidance of doubt, each of Sections 2.4(a)(iv), 2.4(a)(v), 2.4(b)(iv), 2.4(b)(v), 2.4(c)(iv), 2.4(d)(iv) and 2.4(d)(v)) constitutes a “safe harbor” for determining whether such obligations have terminated, expired and ceased to be of any force or effect. The Parties acknowledge and agree that none of such provisions shall be deemed to create or imply any obligation on the part of the Purchaser, any Acquiring Party or any other Person, or to otherwise suggest or establish that any such provision sets forth the exclusive basis for the termination or expiration of any obligation under this Section 2.4 or the exclusive basis for any such obligation ceasing to be of any force or effect.

(h) Information Rights. After the Closing Date, the Purchaser shall deliver a status report to the Seller: (i) until [***], within 90 days after the end of each calendar quarter, beginning with the first full calendar quarter commencing after the Closing Date; and (ii) after [***], within 90 days after the end of each six-month calendar period of [***] (each such status report, a “Milestone Status Report”). Each Milestone Status Report will contain a brief summary of the development activities pursued by the Purchaser during the relevant period that the Purchaser reasonably determines to be material to the achievement of a future Milestone Event.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as specifically set forth in the Disclosure Schedule prepared by the Seller in accordance with Section 11.17 and delivered to Parent on the Original Agreement Date setting forth specific exceptions to the Seller’s representations and warranties set forth in this Section 3, the Seller hereby represents and warrants to and for the benefit of Parent, the Purchaser and the other Indemnitees, as of the Original Agreement Date and as of the Closing Date (with the understanding and acknowledgement that

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Parent and the Purchaser would not have entered into this Agreement without being provided with, and that Parent, the Purchaser and the other Indemnitees are relying on, among other things, the representations and warranties set forth herein, as expressly qualified by the exceptions and statements set forth in the corresponding Parts of the Disclosure Schedule), as follows:

3.1 Due Organization; No Subsidiaries; Etc.

(a) The Seller has been duly organized, and is validly existing and in good standing, under the laws of the State of Delaware. The Seller does not own any shares or other securities of any other Entity. The Seller is duly qualified to do business as a foreign company, and is in good standing, under the laws of the State of California.

(b) As a result of the execution and delivery of the Reversionary Letter Agreement by the SRC and Aptalis, as of December 4, 2014, (i) each Mpex Stockholder beneficially received, among other things, a Reversionary Asset Right and (ii) all of the Reversionary Asset Rights then in existence were held by or for the benefit of the Mpex Stockholders by the SRC. Prior to the Original Agreement Date, each Mpex Stockholder had, among other things, its Reversionary Asset Right contributed to the Seller in exchange for a membership interest in the Seller that was proportionate to the aggregate value of such Reversionary Asset Right and any other assets contributed by such Mpex Stockholder to the Seller and the Seller has not assigned, sold, hypothecated, encumbered (other than with a Permitted Encumbrance) or reduced its beneficial interest in any of the Reversionary Asset Rights. The Rescission Transactions were duly authorized and were and are valid and effective, and did not and will not conflict with, violate or breach any applicable Contract or Legal Requirement. Each Stock Recipient Member’s contribution of, among other things, its Reversionary Asset Right to the Seller immediately following the Rescission Transactions in exchange for such Stock Recipient Member’s membership interest in the Seller was duly authorized and was and is valid and effective, and did not conflict with, violate or breach any applicable Contract or Legal Requirement. Immediately prior to the execution and delivery of this Agreement, the Seller held, and had good, valid and marketable title to, all of the Reversionary Asset Rights. At the Closing, the Seller will duly assign and transfer all of the Reversionary Asset Rights it holds as of the Closing Date to the Purchaser pursuant to this Agreement, and the Purchaser will acquire good, valid and marketable title to all such Reversionary Asset Rights, free and clear of all Encumbrances (other than Permitted Encumbrances) and subject to the terms and conditions of the Reversionary Letter Agreement.

3.2 Seller Organizational Documents; Records. The Seller has Made Available to the Purchaser accurate and complete copies of: (a) the Seller Organizational Documents; and (b) the minutes and other records of the meetings and other similar proceedings (including any actions taken by written consent or otherwise without a meeting) of the members, the board of directors and all committees of the board of directors, if any, of the Seller since its formation. An accurate and complete copy of the Seller LLC Agreement, as it may have been amended, has been Made Available to the Purchaser. The Seller LLC Agreement has been duly executed by all Seller Members, is valid and binding on all Seller Members and is enforceable against all Seller Members in accordance with its terms. The Seller has not (and, to the Knowledge of the Seller, no Seller Member or other Person has) issued any outstanding security or other right (whether or not currently exercisable) to acquire any membership interest in the Seller. The Seller is not (and, to the Knowledge of the Seller, no Seller Member or other Person is) a party to or bound by any Contract or obligation under which the Seller (or, to the Knowledge of the Seller, any Seller Member) is or may become obligated to issue or grant any membership in the Seller or to allow any Person to become a member of the Seller.

3.3 Accredited Investor Status. The Seller and the Stock Recipient Members are Accredited Investors.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

3.4 Title to the Transferred Assets. The Seller has no assets other than the Transferred Assets and the Excluded Assets. The Seller has, and will have immediately prior to the Closing, and the Purchaser will acquire at the Closing, good and valid title to all of the Transferred Assets (other than the Transferred Inventory and the Transferred Equipment) free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchaser will acquire at the Closing good and valid title to the Transferred Inventory and the Transferred Equipment, free and clear of all Encumbrances (other than Permitted Encumbrances). The Transferred Assets: (a) are sufficient for the continued development, production and commercialization of Aeroquin and the conduct of the Aeroquin Business after the Closing as currently conducted, as the Parties currently contemplate and as contemplated by any Seller Predecessor prior to December 4, 2014; (b) constitute all of the Assets necessary to further develop, commercialize and produce Aeroquin in the same manner as currently conducted, as the Parties currently contemplate and as contemplated by any Seller Predecessor prior to December 4, 2014; and (c) include: (i) all Assets owned, held or purported to be owned or held by the Seller or that the Seller has the right to acquire ownership of from any Seller Predecessor, including all Aeroquin-Related IP (other than Licensed Aeroquin IP, but including the Aeroquin IP Licenses) that is owned, held or purported to be owned or held by the Seller or any Seller Predecessor; and (ii) all of the leases, licenses and other rights owned, held or purported to be owned or held by the Seller or that the Seller has the right to acquire from any Seller Predecessor, including all licenses to any Aeroquin-Related IP that are owned, held or purported to be owned or held by the Seller or that the Seller has any right to acquire (or have sublicensed to the Seller) from any Seller Predecessor, in the case of each of clauses “(i)” and “(ii),” other than the Excluded Assets (it being understood, however, that the representation and warranty set forth in this Section 3.4 does not include a representation and warranty that the Purchaser will have personnel capable of providing local support for the Transferred IP).

3.5 Intellectual Property.

(a) Registered IP. Part 3.5(a) of the Disclosure Schedule accurately identifies each item of Registered IP (other than any Post-Axcan IP) included in the Transferred IP. To the Knowledge of the Seller, Part 3.5(a) of the Disclosure Schedule accurately identifies all Post-Axcan IP and all other Aeroquin-Related IP or Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise). Part 3.5(a) of the Disclosure Schedule identifies:

(i) all of the Patents included in the Transferred IP (other than any Post-Axcan Patents) and, to the Knowledge of the Seller, all Post-Axcan Patents and all other Patents included in the Aeroquin-Related IP, in each case to which the Seller or any Seller Predecessor has or purports to have exclusive rights in any field or territory, including the country of filing, owner, filing number, date of issue or filing, expiration date and title;

(ii) all Core Trademarks, including country of filing, owner, description of goods and services, registration or application number and date of issue;

(iii) all registered trademarks and applications for registration of trademarks, in each case that are not Core Trademarks, used by the Seller or, in connection with the Aeroquin Business, any Seller Predecessor, or included in the Aeroquin-Related IP, including country of filing, owner, description of goods or services, registration or application number and date of issue; and

(iv) all registered copyrights and applications for registration of copyrights included in the Aeroquin-Related IP, including country of filing, owner, filing number, date of issue and expiration date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Part 3.5(a) of the Disclosure Schedule also identifies any other Person that has an ownership interest in any item of Transferred IP and the nature of such ownership interest. The Seller has Made Available to the Purchaser complete and accurate copies of all applications, prosecution file histories that are not publicly available and other material documents related to each item of Registered IP within the scope of the immediately preceding clauses “(i)” through “(iii).”

(b) Inbound Licenses. Part 3.5(b) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided to the Seller or any Seller Predecessor in connection with the Aeroquin Business or pursuant to which the Seller or any Seller Predecessor has otherwise received or acquired any right in Aeroquin-Related IP, whether or not currently exercisable and including a right to receive a license (other than: (A) agreements between an Seller Predecessor and its employees on such Seller Predecessor’s standard form thereof that provide for an irrevocable present assignment of all rights in such Intellectual Property, convey perpetual and freely enforceable and alienable rights in such Intellectual Property to the relevant Seller Predecessor, and do not contain any obligations (such as but not limited to inventor remuneration) on the part of any Seller Predecessor that have not been fully discharged and are no longer ongoing; and (B) non-exclusive “off the shelf” licenses to third party Computer Software); and (ii) whether the licenses or rights granted to the Seller or any Seller Predecessor in each such Contract are exclusive or non-exclusive.

(c) Outbound Licenses. Part 3.5(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person is granted or has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Transferred IP. The Seller is not bound by, and no Transferred IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller (or, after the Closing, the ability of the Purchaser or any of its current or future Affiliates) to use, exploit, assert or enforce any Transferred IP anywhere in the world, other than as expressly provided in the provisions of a Contract listed in Part 3.5(b) or Part 3.5(c) of the Disclosure Schedule.

(d) Royalty Obligations. Neither the Seller nor any Seller Predecessor is obligated to pay to any Person any royalties (including Reach-Through Royalties), fees, commissions or other amounts for the use by the Seller, its successors or its assignees, direct or indirect customers or sublicensees of any Aeroquin-Related IP and provided that no such Contract provides for Reach-Through Royalties.

(e) Ownership. The Seller is the sole and exclusive owner of all right, title and interest to and in the Transferred IP (other than Intellectual Property exclusively licensed to the Seller pursuant to Contracts identified in Part 3.5(b) of the Disclosure Schedule), free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.5(c) of the Disclosure Schedule).

(f) Specific Matters Relating to Ownership. Without limiting the generality of Section 3.5(e):

(i) no Seller Predecessor, and no Entity that performed development for any Seller Predecessor with respect to Aeroquin, retains any ownership or other rights with respect to any Aeroquin-Related IP, except that Mpex or an Affiliate of Mpex retains, subject to the Aeroquin IP Licenses, a right of ownership with respect to the Licensed Aeroquin IP;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(ii) Mpex has caused all other owners of Licensed Aeroquin IP to license such Licensed Aeroquin IP pursuant to the Aeroquin IP Licenses, and the Aeroquin IP Licenses are valid, in full force and effect, irrevocable, freely transferable and freely sublicensable by the Purchaser;

(iii) all documents and instruments necessary to establish, perfect and maintain the rights of the Seller in any Registered IP (other than any Post-Axcan IP) included in the Transferred IP and, to the Knowledge of the Seller, all documents and instruments necessary to establish, perfect and maintain the rights of the Seller in any Post-Axcan IP, have been validly executed, delivered, filed and/or recorded in a timely manner with the appropriate Governmental Body;

(iv) each Seller Predecessor Employee who is or was involved in the creation or development of any Aeroquin-Related IP (other than any Post-Axcan IP) and, to the Knowledge of the Seller, each Seller Predecessor Employee who is or was involved in the creation or development of any Post-Axcan IP, has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property pertaining to such Aeroquin-Related IP to the Seller (or an applicable Seller Predecessor which has in turn conveyed all rights to such Aeroquin-Related IP to either the Seller (in the case of Aeroquin-Related IP that is not Licensed Aeroquin IP) or Mpex (in the case of Licensed Aeroquin IP)) and confidentiality provisions protecting any Aeroquin-Related IP;

(v) no Seller Predecessor Employee has any obligation to any university or other Person with respect to any Aeroquin-Related IP (other than any Post-Axcan IP) and, to the Knowledge of the Seller, no Seller Predecessor Employee has any obligation to any university or other Person with respect to any Post-Axcan IP;

(vi) without limiting Section 3.5(f)(viii) below, the Seller and each Seller Predecessor has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Trade Secrets and other confidential information included in or relating to the Transferred Assets, the Aeroquin Business or any Aeroquin-Related IP (other than any Post-Axcan IP) and, to the Knowledge of the Seller, the Seller and each Seller Predecessor has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets and other confidential information included in or relating to any Post-Axcan IP;

(vii) the Seller owns or otherwise has, and immediately after the Closing the Purchaser and its Subsidiaries will continue to have, sufficient rights in all Intellectual Property necessary to conduct the Aeroquin Business as currently conducted and currently planned by the Seller or planned by any Seller Predecessor prior to December 4, 2014 to be conducted;

(viii) neither the Seller nor any Seller Predecessor has divulged, furnished to or made accessible any of its Trade Secrets (other than Trade Secrets that are Post-Axcan IP) or, to the Knowledge of the Seller, Trade Secrets that are Aeroquin-Related IP (other than Trade Secrets that are Post-Axcan IP) to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets;

(ix) neither the Seller nor any Seller Predecessor has received any written notice of any claim by any Person challenging the ownership of or rights of the Seller in and to the Transferred IP (other than any Post-Axcan IP) and, to the Knowledge of the Seller, neither the Seller nor any Seller Predecessor has received any written notice of any such claim with respect to any Post-Axcan IP;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(x) no officer or employee of the Seller or any Seller Predecessor is subject to any Contract with any other Person which requires such officer or employee to assign any interest in inventions or other Intellectual Property relating to the Aeroquin Business to such other Person or keep confidential any Trade Secrets, proprietary data, customer lists or other business or technical information; and

(xi) the Seller and each Seller Predecessor has taken all actions which are necessary or advisable in order to fully protect the Transferred IP (other than any Post-Axcan IP) and, to the Knowledge of the Seller, the Seller and each Seller Predecessor has taken all actions which are necessary or advisable in order to fully protect the Post-Axcan IP, in each case, in a manner consistent with prudent commercial practice in the pharmaceutical and biotechnology industries.

(g) Validity and Enforceability. All Transferred IP (other than any Post-Axcan IP) is valid, subsisting and enforceable, and, to the Knowledge of the Seller, the Post-Axcan IP and all other Aeroquin-Related IP is valid, subsisting and enforceable.

(h) Specific Matters Relating to Validity and Enforceability. Without limiting the generality of Section 3.5(g):

(i) no Core Trademark conflicts or interferes or has conflicted or interfered with any trademark or trade name owned, used or applied for by any other Person, and the Seller and each Seller Predecessor has taken reasonable steps to police the use of the Core Trademarks;

(ii) no trademark or trade name used by the Seller or included in the Aeroquin-Related IP or, in connection with the Aeroquin Business, used by any Seller Predecessor, in each case, that is not a Core Trademark, conflicts or interferes or has conflicted or interfered with any trademark or trade name owned, used or applied for by any other Person, and the Seller and each Seller Predecessor has taken reasonable steps to police the use of the Seller’s trademarks that are not Core Trademarks;

(iii) Part 3.5(h)(iii) of the Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is 120 days after the Original Agreement Date in order to maintain each item of Transferred IP (other than any Post-Axcan IP) in full force and effect (but excluding any such action, filing or payment the requirement for which first comes into being after the Original Agreement Date and was unknown prior to the Original Agreement Date);

(iv) to the Knowledge of the Seller, Part 3.5(h)(iv) of the Disclosure Schedule accurately identifies each action, filing and payment that must be taken or made on or before the date that is 120 days after the Original Agreement Date in order to maintain each item of Post-Axcan IP (but excluding any such action, filing or payment the requirement for which first comes into being after the Original Agreement Date and was unknown prior to the Original Agreement Date);

(v) Part 3.5(h)(v) of the Disclosure Schedule accurately identifies and describes every interference, opposition, reissue, reexamination or other Legal Proceeding that is or has been pending or, to the Knowledge of the Seller, overtly threatened, in which the scope,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

validity or enforceability of any Transferred IP (other than any Post-Axcan IP) and, to the Knowledge of the Seller, Part 3.5(h)(v) of the Disclosure Schedule accurately identifies and describes every interference, opposition, reissue, reexamination or other Legal Proceeding that is or has been pending or, to the Knowledge of the Seller, overtly threatened, in which the scope, validity or enforceability of any Post-Axcan IP, is being or has been contested or challenged. Without limiting any of the other representations and warranties set forth in Section 3.5(g) or this Section 3.5(h), to the Knowledge of the Seller, there is no legally supportable basis for a claim that any Transferred IP is invalid or unenforceable, or, in the case of any claim(s) of Patent applications included in the Transferred IP, unpatentable;

(vi) neither the Seller nor any Seller Predecessor has received any written (or, to the Knowledge of the Seller, oral) notice of any claim by any Person challenging the scope, validity or enforceability of any Transferred IP (other than any Post-Axcan IP) and, to the Knowledge of the Seller, neither the Seller nor any Seller Predecessor has received any written or oral notice of any claim by any Person challenging the scope, validity or enforceability of any Post-Axcan IP;

(vii) there is no Person who is or claims to be an inventor under any of the Transferred IP who is not a named inventor thereof;

(viii) all necessary registration, maintenance and renewal fees in respect of the Transferred IP that is Registered IP have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining the Transferred IP;

(ix) no act has been done or omitted to be done by the Seller or any Seller Predecessor, which has had or would be reasonably expected to have the effect of (A) rendering any Patent contained in the Transferred IP unenforceable; (B) impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Transferred IP; or (C) in the case of any claim(s) of pending Patent applications included in the Transferred IP, rendering such claim(s) unpatentable;

(x) the Seller and each Seller Predecessor have diligently prepared and filed Patent applications for all Transferred IP (other than any Post-Axcan IP) that relates to Aeroquin in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application and, to the Knowledge of the Seller, each Seller Predecessor has diligently prepared to file Patent applications with respect to all Post-Axcan IP in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application;

(xi) all prior art material to the patentability of the claims in any issued or applied for Patents included in the Transferred IP or included in the Aeroquin-Related IP of which the Seller or any Seller Predecessor is aware, after due inquiry by or on behalf of the Seller and each Seller Predecessor, are cited in the respective issued Patents, applications or associated file histories thereof, and there is no other material prior art with respect to such Patents of which the Seller is aware after due inquiry by or on behalf of the Seller and each Seller Predecessor; and

(xii) the Seller and each Seller Predecessor has complied with all Legal Requirements regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Transferred IP (other than any Post-Axcan Patents) and, to the Knowledge of the Seller, the Seller and each Seller Predecessor has complied with all such Legal Requirements in connection with each Post-Axcan Patent.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(i) No Third Party Infringement of Transferred IP. To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Transferred IP. There is no letter or other written or electronic communication or correspondence that has been sent by or to the Seller or any Seller Predecessor or any Representative of the Seller or any Seller Predecessor regarding any actual, alleged or suspected infringement or misappropriation of any Transferred IP.

(j) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Contemplated Transactions or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Transferred IP; (ii) a breach of or default under any Transferred IP Contract; (iii) the release, disclosure or delivery of any Transferred IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred IP; or (v) by the terms of any Transferred Contract, a reduction of any royalties or other payments the Seller would otherwise be entitled to with respect to any Transferred IP.

(k) No Infringement of Third Party IP. The Seller is not infringing, misappropriating or otherwise violating or making unlawful use of any Patent or copyright in the United States, Canada or the European Union of any other Person, or any Intellectual Property (other than Patents or copyrights) anywhere in the world of any other Person, and no Seller Predecessor is infringing, misappropriating or otherwise violating or making unlawful use of any Patent or copyright in the United States, Canada or the European Union, or any Intellectual Property (other than Patents or copyrights) anywhere in the world of any other Person in connection with Aeroquin or the Aeroquin Business, nor have any of them ever done so (including in conducting the research and development activities of the Aeroquin Business). The manufacturing (as it is currently done by the Seller as it has been done in the past by or for the Seller or any Seller Predecessor), import, export, use, sale, offering for sale, and promotion of Aeroquin for any and all indications will not infringe, misappropriate or otherwise violate or make unlawful use of any Patent or copyright in the United States, Canada or the European Union of any other Person, or any Intellectual Property (other than Patents or copyrights) anywhere in the world of any other Person. For purposes of the foregoing, “infringe” includes infringement directly, contributorily, by inducement or otherwise. Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar Intellectual Property claim or Legal Proceeding is pending or, to the Knowledge of the Seller, threatened against the Seller or any Seller Predecessor in connection with Aeroquin or the Aeroquin Business or the manufacture, importation, sale, offer for sale or use of Aeroquin or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Seller or any Seller Predecessor with respect to such claim or Legal Proceeding;

(ii) neither the Seller nor any Seller Predecessor has received any written notice or other formal communication (in writing or otherwise) from any Person asserting any actual, alleged or suspected infringement, misappropriation or violation by the Seller, any Seller Predecessor, any Seller Predecessor Employee, or agents of the Seller or any Seller Predecessor of any Intellectual Property of another Person relating in any way to the Aeroquin Business or the manufacture, importation, sale, offer for sale or use of Aeroquin, including any letter or other communication suggesting or offering that the Seller or any Seller Predecessor obtain a license to any Intellectual Property of another Person; and

(iii) other than as provided in any indemnification provisions of the Contracts identified in Part 3.5(b) and Part 3.5(c) of the Disclosure Schedule, neither the Seller nor, with respect to Aeroquin, the Aeroquin Business or any Aeroquin-Related Product, any Seller Predecessor, is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, and the Seller has not otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(l) Ownership of Data. The Seller owns the Current Data Package and any clinical or nonclinical data relating to Aeroquin that is or was owned or held by, purported to be owned or held by or created by or for the Seller or any Seller Predecessor, free and clear of all Encumbrances, and no such data is subject to any Transferred Contract. The Seller has all necessary and required rights to license, use, sublicense and distribute all clinical and nonclinical data relating to Aeroquin owned or possessed by, purported to be owned or held by or created by or for the Seller or any Seller Predecessor and all of the data contained in the Current Data Package.

(m) Related IP. There is no “Related IP” as such term is defined in the Amended and Restated Development Agreement, by and among Aptalis Holdings, Inc., Mpex Pharmaceuticals, Inc. and Rempex Pharmaceuticals, Inc. dated as of October 7, 2013.

3.6 Transferred Contracts. The Seller is not a party to and has no rights under any Contract other than the Transferred Contracts and the Contracts set forth on Schedule 1.2. The Seller has Made Available to the Purchaser accurate and complete copies of all the Transferred Contracts and the Reversionary Letter Agreement, including all amendments thereto. Each Transferred Contract is (and, to the Seller’s Knowledge, will immediately after the Closing be) valid and in full force and effect, and is enforceable by the Seller (and, to the Seller’s Knowledge, will immediately after the Closing be enforceable by the Purchaser) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of the Reversionary Asset Transfer Agreement and the Reversionary Letter Agreement is (and will, immediately after the Closing, be) valid, binding and in full force and effect, and is (and will, immediately after the Closing, be) enforceable by the Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Seller nor any Seller Predecessor has violated or breached, or committed any default under, any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement, and, to the Knowledge of the Seller, no other Person has violated or breached, or committed any default under, any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement. To the Knowledge of the Seller, no circumstance or condition exists that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement; (ii) give any Person the right to declare a default or exercise any remedy under any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement; (iii) give any Person the right to accelerate the maturity or performance of any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement; or (iv) give any Person the right to cancel, terminate or modify any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement. Neither the Seller nor any Seller Predecessor has received any written notice or other written communication (or, to the Knowledge of the Seller, oral notice or communication) regarding any actual or possible violation or breach of, or default under, any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement, or has waived any of its material rights under any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Agreement. No Person has a contractual right pursuant to the terms of any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement to renegotiate any material term or provision of any Transferred Contract, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement.

3.7 Transferred Inventory; Transferred Equipment.

(a) Transferred Inventory. The Transferred Inventory was manufactured and has at all times been transported and stored in accordance with current good transportation, storage, manufacturing and other practices for the transportation, storage, manufacturing and testing of pharmaceutical materials and devices and in accordance with all applicable requirements of the FDA and other Governmental Bodies, in each case, except as will not, and would not reasonably be expected to, adversely affect any of the Transferred Assets or adversely affect the Purchaser’s ownership or rights with respect to any of the Transferred Assets at or after the Closing. The Transferred Inventory (i) is compliant with the specifications therefor and the EMA Regulatory Approval (except as will not, and would not reasonably be expected to, adversely affect any of the Transferred Assets or adversely affect the Purchaser’s ownership or rights with respect to any of the Transferred Assets at or after the Closing) and (ii) has an expiration date no earlier than October 31, 2017.

(b) Transferred Equipment. Each component of the Transferred Equipment has been maintained in accordance with normal industry practice and in accordance with all practices required by the FDA or other Governmental Bodies, is adequate and suitable in all respects for its intended use and is in good and safe operating condition and repair.

3.8 Compliance with Legal Requirements. The Seller and each Seller Predecessor are and have at all times been in compliance in all material respects with each Legal Requirement that is applicable to the Transferred Assets or the ownership or use thereof or to the Aeroquin Business, in each case, except as will not, and would not reasonably be expected to, adversely affect any of the Transferred Assets or adversely affect the Purchaser’s ownership or rights with respect to any of the Transferred Assets at or after the Closing. To the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation of, or a material failure to comply with, any Legal Requirement that is applicable to the Seller or to any of the Transferred Assets or the ownership or use thereof or to the Aeroquin Business. Neither the Seller nor any Seller Predecessor has received any written notice or other written communication (or, to the Knowledge of the Seller, oral notice or communication) from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement applicable to any of the Transferred Assets or the ownership or use thereof or to the Aeroquin Business.

3.9 Regulatory Matters.

(a) Governmental Authorizations. The Transferred Governmental Authorizations are the only Governmental Authorizations in the United States, Canada and the European Union that the Seller owns, holds, possesses or has the right to acquire from any Seller Predecessor. The Seller has Made Available to the Purchaser accurate and complete copies of the Transferred Governmental Authorizations. The Transferred Governmental Authorizations are valid and in full force and effect. The Seller is, and has at all times been, in compliance in all material respects with the terms and requirements of all of the Transferred Governmental Authorizations. Neither the Seller nor, to the Knowledge of the Seller, any Seller Predecessor has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Transferred Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Transferred

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Governmental Authorization. To the Knowledge of the Seller, there are no Governmental Authorizations other than Transferred Governmental Authorizations relating to Aeroquin or that the Seller owns, holds, possesses or has the right to acquire from any Seller Predecessor.

(b) Compliance. No submission made to any Regulatory Authority in the United States, Canada or the European Union with respect to Aeroquin has contained any untrue statement of material fact, or omitted any material fact, and each such submission has complied in all material respects with all applicable Legal Requirements. Each preclinical study and clinical trial conducted by or on behalf of the Seller or any Seller Predecessor with respect to Aeroquin in the United States, Canada or the European Union has been, and is being, conducted in compliance with all applicable Legal Requirements of the United States, Canada and the European Union, and the Seller is appropriately monitoring clinical sites for such compliance. Neither the Seller nor (with respect to Aeroquin, the Aeroquin Business or any Aeroquin-Related Product) any Seller Predecessor is subject to an FDA consent decree or any other order of a Regulatory Authority or Governmental Body. Neither the Seller nor, to the Knowledge of the Seller, any Seller Predecessor, has received any notice or any other form of communication from any Person alleging any actual or possible violation of, or failure to comply with, any Legal Requirement applicable to the manufacture, use, sale or investigation of Aeroquin, the Aeroquin Business or any Aeroquin-Related Product.

(c) Aeroquin. Aeroquin is being and has been manufactured, developed, labeled, stored, tested and shipped in compliance with all applicable requirements under the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder (the “FD&C Act”), the Public Health Service Act of 1944 and all applicable similar state and non-United States Legal Requirements of the United States, Canada and the European Union, including those relating to investigational use and applications to market a new Pharmaceutical Product.

(d) Clinical Trials.

(i) Without limiting the generality of Section 3.9(b), all clinical trials conducted with respect to Aeroquin and all toxicology studies and other nonclinical studies whose data was included in any filing with, or required to be disclosed to, any Governmental Authority with respect to Aeroquin have been, and are being, conducted in compliance with all requirements of “Good Laboratory Practice” (within the meaning of 21 CFR § 58) and “Good Clinical Practice” (within the meaning of 21 CFR § 56) and all applicable requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, 56 and 58 of the United States Code of Federal Regulations (“CFR”) and all similar industry standards, Legal Requirements and guidance of any Regulatory Authority.

(ii) No clinical trial of Aeroquin has been suspended, put on hold or terminated prior to completion. No IND application that is required to be submitted to the FDA before beginning clinical testing in human subjects, and no equivalent non-United States filing or application for Aeroquin, has been suspended, withdrawn, rejected or refused as a result of any action by a Regulatory Authority or voluntary action by the Seller, any Seller Predecessor, any institutional review board or any clinical investigator. Neither the Seller nor, to the Knowledge of the Seller, any Seller Predecessor has received any notice or other communication indicating that a Regulatory Authority has commenced or threatened to initiate any action to withdraw approval or terminate clinical development of Aeroquin, or to enjoin or place any restriction on the testing of or any other activity with respect to Aeroquin. There has not been, and there are no facts, circumstances or conditions that could result in, any material adverse impact upon the use, integrity or validity of any clinical trial conducted with respect to Aeroquin.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(e) Access to Correspondence, Filings and Audits.

(i) The Seller has Made Available to the Purchaser each annual report filed by the Seller or any Seller Predecessor with the FDA or any similar state or non-United States Regulatory Authority in the United States, Canada or the European Union with respect to Aeroquin. The Seller has Made Available to the Purchaser all clinical data from clinical trials (including all adverse events) of which the Seller has Knowledge regarding Aeroquin. The Seller has Made Available to the Purchaser all reports of monitoring visits of clinical studies, all internal, third party and FDA audits of clinical studies and all internal, third party and FDA audits related to compliance with applicable FDA requirements.

(ii) The Seller has Made Available to the Purchaser accurate and complete copies of: (A) each IND and each similar state or non-United States regulatory filing made in the United States, Canada or the European Union on behalf of the Seller or (with respect to Aeroquin, the Aeroquin Business or any Aeroquin-Related Product) any Seller Predecessor, including all related supplements, amendments and annual reports; and (B) all correspondence and minutes of meetings or memoranda of meetings or regulatory contacts with a Regulatory Authority in the United States, Canada or the European Union that concern Aeroquin, the Aeroquin Business or any Aeroquin-Related Product.

(f) No False Statements. Neither the Seller nor any Seller Predecessor, and no officer, employee or agent of the Seller or any Seller Predecessor, has (i) made any false statement or failed to disclose a material fact in the applications, approvals, reports or other submissions to the FDA or other Regulatory Authority in the United States, Canada or the European Union or in any other records and documentation prepared or maintained to comply with the requirements of the FDA or other Regulatory Authorities relating to Aeroquin, or (ii) committed an act, made a statement or failed to make a statement that (in any such case) would reasonably be expected to establish a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMA or any similar state or non-United States Regulatory Authority in the United States, Canada or the European Union to invoke any similar policy. The Seller has not, and, to the Knowledge of the Seller, no Seller Predecessor, no Representative of the Seller and no principal investigator or sub-investigator of any clinical investigation sponsored by the Seller or any Seller Predecessor has, on account of actions taken for or on behalf of the Seller or any Seller Predecessor, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or non-United States Legal Requirement or under 21 U.S.C. Section 335a(b) or any similar state or non-United States Legal Requirement.

(g) Debarment. Neither the Seller nor, to the Knowledge of the Seller, any Seller Predecessor has used, in any capacity associated with the manufacture or investigation of any new drug, the services of any Person who has been, or is in the process of being suspended, debarred or excluded from any academic, governmental, medical or professional board, body or organization.

(h) Clinical Research Organizations. Neither the Seller nor, to the Knowledge of the Seller, any Seller Predecessor has taken any action that would reasonably be expected to result in the Seller (or, after the Closing, the Purchaser or any of its current or future Affiliates) not being able to maintain its business relationship with any clinical research organization that is a party to any Transferred Contract (each such clinical research organization, a “Clinical Research Organization”). Neither the Seller, nor, to the Knowledge of the Seller, any Seller Predecessor has any outstanding material disputes with any Clinical Research Organization.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(i) Maintenance of Clinical Relationships. The Seller and, to the Knowledge of the Seller, each Seller Predecessor has used commercially reasonable efforts to maintain its business relationships with all of the Clinical Research Organizations. To the Knowledge of the Seller, there is no basis for any Clinical Research Organization to terminate any Transferred Contract or to otherwise not enter into or not maintain a business relationship with the Purchaser or any of its current or future Affiliates after the Closing comparable to the business relationship such Clinical Research Organization had with the Seller or any Seller Predecessor, as applicable, prior to the Closing.

(j) Steering Committee Appointee. The Seller’s initial appointee to the Steering Committee referred to in Section 2.1(c)(ii): (i) is a natural person with sufficient experience and seniority to provide useful advice on issues within the scope of the activities of the Steering Committee; (ii) is not and has never been the subject of a pending action that could result in, and has never suffered or been subject to, any suspension, disbarment, exclusion, censure, reprimand or other adverse action by any academic, government, medical or professional board, body or organization; (iii) does not hold and has never held and is not running and has never run for any federal, state, local or foreign office; and (iv) does not have and has never had, an actual or perceived conflict of interest with respect to the preparation of the NDA for Aeroquin or with respect to the Seller or the Purchaser.

3.10 Tax Matters.

(a) Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of the Seller have been timely and properly filed and are true, accurate and complete in all material respects. All Taxes of the Seller that are due and payable (whether or not shown on a Tax Return) have been timely and properly paid. All Taxes required to be withheld by the Seller have been properly and timely withheld and remitted. The Seller has Made Available to the Purchaser accurate and complete copies of all Tax Returns (if any) filed by the Seller. There are no jurisdictions in which the Seller is required to file a Tax Return other than the jurisdictions in which the Seller has filed Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Claims. No claim or Legal Proceeding is pending or, to the Knowledge of the Seller, has been threatened against the Seller in respect of any Tax. There are no liens for Taxes (other than Permitted Encumbrances) upon any of the Transferred Assets.

(c) Tax Sharing Agreements; Etc. The Seller is not a party to, bound by or the subject of any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement or the subject of any private letter ruling (or comparable ruling) or closing agreement with any Governmental Body. The Seller has no Liability for the Taxes of any other Person.

3.11 Related Party Transactions. Except as set forth in Part 3.11 of the Disclosure Schedule: (a) no Related Party has or has ever had any interest in any Transferred Asset or the Aeroquin Business (other than any such interest that a Related Party has solely in such Related Party’s capacity as a director or officer of the Seller or solely in such Related Party’s capacity as a member of the SRC); (b) no Related Party is or has ever been indebted to the Seller or any Seller Predecessor; (c) no Related Party has entered into, or has had any material financial interest in, any Contract (including any Transferred Contract), transaction or business dealing involving the Seller, any Seller Predecessor, Aeroquin or the Aeroquin Business, other than as a holder of equity interests in the Seller; and (d) to the Knowledge of the Seller, no Related Party is competing, or has at any time competed, with the Seller or (with respect to any Transferred IP, Aeroquin or the Aeroquin Business) any Seller Predecessor. To the Knowledge of the Seller, no member of the board of directors (or other similar body), officer or member of the Seller or the SRC has or has ever had a conflict of interest with respect to the Seller, any Transferred IP, Aeroquin or the Aeroquin Business.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

3.12 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Seller, no Person has threatened to commence any Legal Proceeding (i) that involves the Seller or any Seller Predecessor and relates, directly or indirectly, to any of the Transferred Assets or the Aeroquin Business or any Person whose liability the Seller has or may have retained or assumed, either contractually or by operation of law or (ii) that challenges, or that (if adversely determined) would reasonably be expected to have the effect of preventing, making illegal, materially delaying or materially interfering with, the Asset Purchase Transaction or any of the other Contemplated Transactions. To the Knowledge of the Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, the Seller, and there has never been any Legal Proceeding relating to any of the Transferred Assets or the Aeroquin Business.

(b) Orders. There is no order, writ, injunction, judgment or decree to which the Seller, any of the Transferred Assets or the Aeroquin Business is subject. To the Knowledge of the Seller, no Representative of the Seller is subject to any order, writ, injunction, judgment or decree that prohibits such Representative from engaging in or continuing any conduct, activity or practice on behalf of the Seller relating to the Aeroquin-Related IP, the Aeroquin Business, Aeroquin or any Aeroquin-Related IP Contract.

3.13 Authority; Binding Nature of Agreement.

(a) Authority; Binding Nature. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other Transaction Document to which the Seller is or will become a party pursuant to the terms of this Agreement; and the execution, delivery and performance by the Seller of this Agreement and of each such Transaction Document have been duly authorized by all necessary action on the part of the Seller and its board of directors. This Agreement and each other Transaction Document to which the Seller is or will become a party pursuant to the terms of this Agreement constitutes or will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Board Approval. The Seller’s board of directors has unanimously determined that the Asset Purchase Transaction is advisable and fair and in the best interests of the Seller and the Seller Members, and has: (i) adopted, and approved the Seller’s execution, delivery and performance of, this Agreement and each other Transaction Document to which the Seller is or will become a party pursuant to the terms of this Agreement and (ii) approved the Asset Purchase Transaction and the other Contemplated Transactions in which the Seller will be involved pursuant to the terms of this Agreement.

(c) Seller Member Approval; Appraisal Rights. There is no vote or other approval of any holders of membership interests or other equity interests of the Seller necessary to adopt this Agreement or approve the Asset Purchase Transaction or any of the other Contemplated Transactions. No Seller Member is or shall be entitled to appraisal or dissenters’ rights in connection with the Asset Purchase Transaction or any of the other Contemplated Transactions.

(d) No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Asset Purchase Transaction, this Agreement or any of the Contemplated Transactions.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

3.14 Non-Contravention; Consents. Subject to compliance with the applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), neither (a) the execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which the Seller is or will become a party pursuant to the terms of this Agreement nor (b) the consummation of the Asset Purchase Transaction or any of the other Contemplated Transactions by the Seller will (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (A) any of the provisions of any Seller Organizational Documents or (B) any resolution adopted by the members, board of directors or any committee of the board of directors of the Seller;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Aeroquin Business, the Seller or any of the Transferred Assets is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any of the Transferred Governmental Authorizations;

(iv) contravene, conflict with or result in a violation or breach of (other than an immaterial violation or breach), or result in a default under, any provision of any Transferred Contract, or give any Person the right to: (A) declare a default or exercise any material remedy under any such Transferred Contract; (B) accelerate the maturity or performance of any such Transferred Contract in any material respect; or (C) cancel, terminate or modify any such Transferred Contract; or

(v) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any Transferred Asset (except for Permitted Encumbrances).

Except for any notifications required under the HSR Act in connection with the Asset Purchase Transaction, and as set forth in Part 3.14 of the Disclosure Schedule, the Seller is not and the Seller will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which the Seller is a party; or (y) the consummation of the Asset Purchase Transaction or any of the other Contemplated Transactions in which the Seller is involved. All Consents required to be obtained from, and all notices required to be given to, any Person in connection with any prior merger, consolidation, business combination, reorganization or similar transaction involving any Seller Predecessor at the time it held any direct or indirect interest in any of the Transferred Assets or in connection with any sale, license or disposition of any Transferred Asset were timely and duly obtained from and given to such Person. For purposes of this Agreement, a Consent will be deemed “required” to be obtained, a notice will be deemed “required” to be given and a filing or declaration will be deemed “required” to be made if the failure to obtain such Consent or Permit, give such notice or make such filing or declaration (1) could result in the Purchaser becoming subject to any Liability, being required to make any payment or losing or forgoing any right or benefit, or (2) could have an adverse effect on any Transferred Asset or the Aeroquin Business.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Asset Purchase Transaction or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Seller. No Person is or may become entitled to receive any fee or other amount from the Seller for professional services performed or to be performed in connection with the Asset Purchase Transaction or any of the other Contemplated Transactions.

3.16 Full Disclosure. To the Knowledge of the Seller, neither this Agreement nor the Disclosure Schedule contains any untrue statement of a material fact; and neither this Agreement nor the Disclosure Schedule omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser represents and warrants to the Seller as follows:

4.1 Due Organization. Each of Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2 Non-Contravention. The execution, delivery and performance of this Agreement by Parent, and the execution, delivery and performance of this Agreement and the Escrow Agreement by the Purchaser, will not contravene, conflict with or result in a violation of: (i) any of the provisions of their respective certificates of incorporation or bylaws; or (ii) any resolution adopted by their respective stockholders, boards of directors or any committee of their respective boards of directors.

4.3 Authority; Binding Nature of Agreement. Parent has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by Parent of this Agreement have been authorized by all necessary corporate action on the part of Parent and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser and its board of directors. No vote of Parent’s or the Purchaser’s stockholders is needed to approve the Asset Purchase Transaction. This Agreement constitutes the legal, valid and binding obligation of Parent and the Purchaser enforceable against Parent and the Purchaser in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Available Funds. As of the Closing, the Purchaser will have, in the aggregate, sufficient available funds to pay the Aggregate Closing Payment Amount and to deposit the Indemnification Escrow Amount with the Escrow Agent.

4.5 Share Issuances. Assuming (a) the accuracy of the representations and warranties made by the Seller in this Agreement and the other Transaction Documents, (b) the accuracy of the representations and warranties made by the Stock Recipient Members in the Investor Representation Letters and (c) the accuracy of the information (including in any Investor Representation Letter or any other investor questionnaires or similar documents) provided by the Stock Recipient Members and/or the Seller to the Seller and/or Parent, the shares of Parent Common Stock to be transferred by the Purchaser to the Seller pursuant to this Agreement, when transferred by the Purchaser as contemplated herein, will be duly authorized, validly issued, fully paid and non-assessable.

4.6 SEC Filings. Parent has timely filed with the SEC all periodic reports on Forms 10-K and 10-Q and all definitive proxy statements required to be filed by Parent with the SEC since January 1, 2014.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

5.	CERTAIN COVENANTS OF THE SELLER

5.1 Access and Investigation. During the period from the Original Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Closing (the “Pre-Closing Period”), the Seller shall, and shall cause its current and future Representatives to: (a) provide Parent, the Purchaser and their respective current and future Representatives with access during normal business hours to the current and future Representatives and personnel of the Seller, to the Transferred Assets and to all existing books, records, work papers and other documents and information then in the Seller’s possession or control relating to the Seller, the Aeroquin Business and/or the Transferred Assets; (b) provide Parent, the Purchaser and their respective the current and future Representatives with copies of such books, records, work papers and other documents then in the Seller’s possession or control relating to the Seller, the Aeroquin Business and/or the Transferred Assets, and with such additional information then in the Seller’s possession or control relating to the Seller, the Aeroquin Business and/or the Transferred Assets as Parent or the Purchaser may reasonably request; and (c) use commercially reasonable efforts to obtain and provide Parent, the Purchaser and their respective current and future Representatives with copies of such books, records, work papers and other documents not then in the Seller’s possession or control relating to the Seller, the Aeroquin Business and/or the Transferred Assets, and with such additional information not then in the Seller’s possession or control relating to the Seller, the Aeroquin Business and/or the Transferred Assets, as Parent or the Purchaser may reasonably request.

5.2 Operation of the Seller. During the Pre-Closing Period:

(a) the Seller (i) shall not (A) have any meeting with a Regulatory Authority relating to Aeroquin or (B) subject to the final paragraph of this Section 5.2, file any correspondence or otherwise communicate with a Regulatory Authority or any other Person, including patients, physicians, clinical research organizations or others involved in clinical trials; and (ii) shall promptly notify Parent and/or the Purchaser in writing upon the receipt by the Seller of any notice or other communication, whether written or oral, from any patent office or other Governmental Body that requires any action to be taken within 180 days after the Original Agreement Date (it being understood that all notifications required pursuant to this clause “(a)(ii)” may be given by way of electronic mail);

(b) the Seller shall not amend or permit the adoption of any amendment to any of the Seller Organizational Documents;

(c) the Seller shall not (i) enter into any Contract, (ii) take any action or omit to take any action if such action or omission would reasonably be expected to result in any of the Transferred Assets becoming bound by any Contract or (iii) amend or prematurely terminate, or waive or relinquish any right or remedy under, any Transferred Contract, and, unless otherwise requested in writing by Parent and/or the Purchaser, the Seller shall use all reasonable efforts to cause any Transferred Contract that would otherwise terminate or expire during the Pre-Closing Period to be extended;

(d) the Seller shall not (i) sell or otherwise dispose of, or lease or license, any Transferred Asset or any Reversionary Asset Right or any interest in any Transferred Asset or any

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Confidential treatment has been requested with respect to portions of this agreement.

Reversionary Asset Right to any other Person or (ii) permit or take any action that would reasonably be expected to cause any Transferred Asset or any Reversionary Asset Right to become subject to any Encumbrance (except for Permitted Encumbrances);

(e) the Seller shall not commence (or threaten to commence) or settle any Legal Proceeding;

(f) the Seller shall not commence, sponsor, participate in or provide funding for any clinical trial;

(g) the Seller shall not perform any acts with respect to Patent applications or take any actions involving the United States Patent and Trademark Office;

(h) the Seller shall not take any action outside the ordinary course of business or inconsistent with past practices; and

(i) the Seller shall not agree or commit to take any of the actions described in clauses “(a)” through “(h)” above.

Notwithstanding the foregoing, the Seller may take any action described in clauses “(a)” through “(i)” above if: (x) Parent and/or the Purchaser gives prior written consent to the taking of such action by the Seller; (y) the taking of such action is described in the corresponding sub-part of Part 5.2 of the Disclosure Schedule; or (z) the taking of such action is expressly required by the terms of this Agreement.

Notwithstanding anything to the contrary set forth in Section 5.2(a)(i)(B), in the event that the Seller or any current or future Representative of the Seller receives an Urgent Inquiry Communication: (x) the Seller shall immediately notify Parent and/or the Purchaser of such Urgent Inquiry Communication (including by providing Parent and the Purchaser with a copy of such Urgent Inquiry Communication) and of the Seller’s proposed response thereto by emailing and calling the Representative of Parent and the Purchaser who is listed on (and in the manner described on) Schedule 5.2(a); (y) to the extent reasonably practicable and subject to clause “(z),” the Seller shall, and shall cause its Representatives to, refrain from responding to such Urgent Inquiry Communication until Parent and/or the Purchaser confirms receipt of the notice delivered pursuant to the preceding clause “(x)” and Parent and/or the Purchaser either (A) consents to the Seller’s proposed response (in which case the Seller may proceed with such proposed response, taking into account any reasonable comments of Parent and/or the Purchaser thereto) or (B) refuses to consent to the Seller’s proposed response, in which case the Seller shall not be permitted to proceed with such response unless and until Parent and/or the Purchaser consents thereto; and (z) if the Seller determines in its reasonable judgment that it is necessary for it to respond to such Urgent Inquiry Communication prior to having received the consent or refusal to consent of Parent and/or Purchaser as contemplated by clause “(y),” the Seller may respond to such Urgent Inquiry Communication on a one-time basis, using all reasonable efforts to tailor such response as narrowly as possible to comply with any request for information set forth in such Urgent Inquiry Communication. The Seller shall provide Parent and/or the Purchaser with copies of all Urgent Inquiry Communications, all responses thereto and all related correspondence, as well as written summaries of any oral communications relating to any Urgent Inquiry Communications, as promptly as practicable, but in any event within 24 hours after such communication has been received or given.

5.3 Notification; Updates to Disclosure Schedule.

(a) Notification. During the Pre-Closing Period, the Seller shall promptly notify Parent and/or the Purchaser in writing of: (i) the discovery by the Seller of any event, condition, fact or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

circumstance that occurred or existed on or prior to the Original Agreement Date and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Seller in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the Original Agreement Date and that would reasonably be expected to cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Original Agreement Date; (iii) any breach of any covenant or obligation of the Seller; (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely; (v) any Legal Proceeding that is commenced or threatened against the Seller or that relates to the Aeroquin Business or any of the Transferred Assets; (vi) any claim against or affecting the Seller or any member of the SRC or the Seller’s board of directors (including any claim asserted by any Seller Member or any Seller Predecessor); (vii) any material communication from, to or with any Governmental Body, any Seller Predecessor or any party to any of the Transferred Contracts; and (viii) any development or occurrence that would reasonably be expected to be material to the Seller, the Aeroquin Business, the Transferred Assets or any evaluation or consideration of the Asset Purchase Transaction by Parent and/or the Purchaser.

(b) Ongoing Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to Parent and/or the Purchaser an update to the Disclosure Schedule specifying such change, which update, subject to Section 10.1(h), shall be deemed to have been provided for informational purposes only.

(c) Closing Date Update. On the Closing Date, prior to the Closing, the Seller shall deliver to Parent and the Purchaser an updated Disclosure Schedule that, if taken together with the representations and warranties made by the Seller in this Agreement, would cause all such representations and warranties to be accurate and complete as of the Closing Date, which updated Disclosure Schedule, subject to Section 10.1(h), shall be deemed to have been provided for informational purposes only.

(d) Effect of Updates. Notwithstanding anything to the contrary set forth in this Agreement, no update to the Disclosure Schedule (including any update delivered pursuant to Section 5.3(b) or Section 5.3(c)) shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Seller in this Agreement (including for purposes of Sections 7.1, 10.2(a) and 10.2(b)); or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

5.4 No Negotiation. During the Pre-Closing Period, the Seller shall not, the Seller shall not authorize or permit any of its current or future Affiliates or Representatives to and the Seller shall not directly or indirectly instruct or directly or indirectly encourage any Seller Member to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent or the Purchaser) relating to a possible Acquisition Transaction (an “Acquisition Proposal”); (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or Purchaser or their respective current or future Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Parent or the Purchaser) relating to a possible Acquisition Transaction. The Seller shall promptly (and in any event within 24 hours after receipt thereof) notify Parent and/or the Purchaser in writing of any

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Acquisition Proposal that is received by the Seller or, to the Knowledge of the Seller, any Seller Member or any of the Seller’s or any Seller Member’s respective current or future Affiliates or Representatives during the Pre-Closing Period (including the identity of the Person making or submitting such Acquisition Proposal and the material terms of such Acquisition Proposal); provided, however, that if the Person making or submitting such Acquisition Proposal is a party to a confidentiality agreement binding upon the Seller that was entered into prior to June 9, 2015 and remains in effect at the time such Acquisition Proposal is made, then the Seller shall promptly (and in any event within 24 hours after receipt thereof) (i) notify Parent and/or the Purchaser in writing that an Acquisition Proposal that is subject to a confidentiality agreement has been received and (ii) provide Parent and/or the Purchaser with as much information regarding the identity of the Person making or submitting such Acquisition Proposal and the material terms of such Acquisition Proposal as can be provided without causing a breach by the Seller of such confidentiality agreement.

5.5 FIRPTA Matters. At the Closing, the Seller shall deliver to Parent and the Purchaser an affidavit of non-foreign status conforming to the requirements of Section 1445 of the Code in the form attached hereto as Exhibit B (the “FIRPTA Statement”).

5.6 R&W Insurance Efforts. The Seller shall use commercially reasonable efforts to cooperate with Parent and the Purchaser, and shall execute and deliver such documents and take such other actions as Parent or the Purchaser may reasonably request, in order to assist Parent in obtaining the R&W Insurance Policy; provided, however, that the Seller shall not be required to make any material monetary expenditure (except for payments of fees and other amounts to its legal and other advisors) pursuant to this Section 5.6 (it being understood that this proviso shall not be deemed to limit or modify the amount to be deducted pursuant to clause “(b)” of the definition of “Aggregate Closing Payment Amount”).

5.7 Treatment of Confidential Information.

(a) Restrictions. Commencing on the Original Agreement Date, and continuing after the Closing Date, the Seller shall not (and the Seller shall not permit any of its current or future Affiliates, current or future Representatives or current or future members to): (i) disclose any Confidential Information to any Person (including any current, former or future member of the Seller) for any purpose, except that the Seller may disclose Confidential Information related to Contingent Payments or potential indemnification obligations to the Seller Members, provided that each Seller Member executes and delivers or has delivered to Parent and the Purchaser a confidentiality agreement, in form and substance satisfactory to Parent and the Purchaser; (ii) use any Confidential Information for any purpose, except that the Seller may use Confidential Information to the extent necessary to discharge its duties to the Seller Members; (iii) fail to protect the confidentiality of, or fail to take all reasonable steps to prevent disclosure or unauthorized use of, any Confidential Information; or (iv) produce any product or offer any service of any nature whatsoever based in whole or in part on any Confidential Information, cause any other Person to do so or assist any other Person in doing so. Without limiting the generality of the foregoing, the Seller shall not disclose or permit the disclosure of any of the terms or provisions of this Agreement (that have not been publicly announced by the Purchaser) to any member of the Seller or any other Person.

(b) Exclusions. The restrictions on use and disclosure of Confidential Information set forth in Section 5.7(a) shall not apply to information that: (i) is in the public domain through no act or omission of the Seller, any Seller Member or any of their respective current or future Affiliates or Representatives; or (ii) is required to be publicly disclosed by the Seller by an order of a Governmental Body.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(c) Protective Orders. Notwithstanding anything to the contrary provided in clause “(ii)” of Section 5.7(b), if the Seller or any of its current or future Affiliates or Representatives is required by an order of a Governmental Body to disclose any Confidential Information to any Person, then the Seller shall, except to the extent prohibited by applicable Legal Requirements, promptly provide Parent and the Purchaser with written notice specifying the relevant facts and circumstances and providing a copy of the relevant order, and Parent and the Purchaser shall each be permitted to seek a protective order and/or other appropriate remedy that may prevent or limit the application of such order to: (i) the Seller and/or its current or future Affiliates or Representatives or (ii) the Confidential Information. Except to the extent prohibited by applicable Legal Requirements, the Seller shall (and shall cause its current and future Affiliates and current and future Representatives to) cooperate in good faith with Parent, the Purchaser and their respective current and future Representatives in any attempt by Parent and/or the Purchaser to obtain any such protective order or other remedy; provided, however, that the Seller shall not be required to make any monetary expenditure in connection with such cooperation. If both (i) Parent and the Purchaser elect not to seek, or are unsuccessful in obtaining, any such protective order or other remedy and (ii) the Seller furnishes Parent and the Purchaser with a written opinion of (or other written communication by) reputable outside legal counsel of nationally recognized reputation confirming that the disclosure of such Confidential Information is legally required by the relevant order of a Governmental Body, then the Seller (and only the Seller) may disclose such Confidential Information to the extent and only to the extent legally required by the relevant order; provided, however, that the Seller shall, and shall cause its current and future Affiliates and current and future Representatives to, use reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person who receives such Confidential Information.

6.	CERTAIN COVENANTS OF THE PARTIES

6.1 Filings and Consents.

(a) Filings. Parent and the Seller shall file a notification and report form under the HSR Act with respect to the Asset Purchase Transaction as promptly as reasonably practicable following the Original Agreement Date (but in any event within 15 days following the Original Agreement Date). Each Party shall respond as promptly as practicable to any inquiries or requests received by Parent or the Purchaser from the Federal Trade Commission or the U.S. Department of Justice in connection with such notification and report form. The Seller shall use commercially reasonable efforts to cause to be filed, as soon as practicable after the Original Agreement Date, any notice, report or other document required to be filed by the Seller with any Governmental Body with respect to the Asset Purchase Transaction or any of the other Contemplated Transactions, and to promptly submit any additional information requested by any such Governmental Body. The Seller shall respond as promptly as practicable to any inquiries or requests received by the Seller from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. Except where prohibited by applicable Legal Requirements or any Governmental Body, the Parties shall: (i) cooperate with each other with respect to any filings made in connection with the Asset Purchase Transaction; (ii) permit each other to review (and consider in good faith each other’s views in connection with) any documents before submitting such documents to any Governmental Body in connection with the Asset Purchase Transaction; and (iii) promptly provide each other with copies of all filings, notices and other documents (and a summary of any oral presentations or discussions) made or submitted with or to any Governmental Body in connection with the Asset Purchase Transaction.

(b) Efforts. Subject to Section 6.1(c), each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Asset Purchase Transaction and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, the Seller shall use commercially reasonable efforts to (i) make all filings (if any) and give all

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

notices (if any) required to be made and given by the Seller in connection with the Asset Purchase Transaction and the other Contemplated Transactions and (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by the Seller in connection with the Asset Purchase Transaction or any of the other Contemplated Transactions.

(c) Limitations. Notwithstanding anything to the contrary contained in this Section 6.1 or elsewhere in this Agreement, neither Parent nor the Purchaser shall have any obligation under this Agreement to: (i) divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its businesses, product lines or Assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other action or to agree (or cause any of its Subsidiaries to agree) to any limitation or restriction on any of its businesses, product lines or Assets; or (ii) contest any Legal Proceeding relating to the Asset Purchase Transaction or any of the other Contemplated Transactions.

6.2 Public Announcements. From and after the Original Agreement Date: (a) except as expressly contemplated by this Agreement, the Seller shall not (and shall ensure that no current or future Affiliate, Representative or member of the Seller shall) issue any press release or make any public statement regarding (or otherwise disclose to any Person the nonpublic terms of) this Agreement, the Asset Purchase Transaction or any of the other Contemplated Transactions, without Parent’s and/or the Purchaser’s prior written consent; (b) the Seller shall consult with Parent and/or the Purchaser prior to issuing, and shall consider in good faith the views of Parent and/or the Purchaser with respect to, any other press release or making any other public statement; and (c) until the Closing, Parent and the Purchaser shall consult with the Seller prior to issuing, and shall consider in good faith the views of (but shall not be obligated to accept any comments from) the Seller with respect to any press release or making any public statement regarding this Agreement or the Asset Purchase Transaction or any of the other Contemplated Transactions.

6.3 Reasonable Efforts. Prior to the Closing: (a) the Seller shall use reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Parent and the Purchaser shall use reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.4 Confidentiality and Release Agreements. The Seller shall use commercially reasonable efforts to cause to be obtained and delivered to Parent and the Purchaser by each Seller Member, at the Closing, a Confidentiality and Release Agreement in substantially the form of Exhibit C.

6.5 Agreements with Respect to Parent Common Stock.

(a) The Seller shall cooperate with Parent and the Purchaser in determining, establishing and ensuring that any issuance or transfer of shares of Parent Common Stock in connection with the Contemplated Transactions, and any distribution by the Seller of shares of Parent Common Stock to the Stock Recipient Members, is exempt from registration under the Securities Act.

(b) If any shares of Parent Common Stock are to be transferred to the Seller in connection with the Closing or any Milestone Payment, then, upon the terms and subject to the conditions set forth in the Registration Rights Agreement, on or promptly after the applicable Stock Transfer Date (and, subject to the Seller’s and each Stock Recipient Member’s compliance with this Section 6.5(b), within five business days after the applicable Stock Transfer Date), Parent shall cause to be filed a Registration Statement on Form S-3 registering the resale of such shares (a “Registration Statement”) (it being understood that, if Parent is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the time of the filing of a Registration Statement, such Registration Statement shall be immediately effective). Prior to each applicable Stock Transfer Date, the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Seller shall use its reasonable efforts to: (i) upon Parent’s or the Purchaser’s request, assist Parent, the Purchaser and their respective current and future Representatives in the preparation and filing of the Registration Statement; (ii) promptly furnish such information as Parent or the Purchaser may reasonably request in connection with the Registration Statement, or related to the performance of Parent’s SEC reporting obligations relating to this Agreement; and (iii) complete, execute, acknowledge and deliver, or use its reasonable efforts to cause to be completed, executed, acknowledged and delivered by the Stock Recipient Members, such questionnaires and other documents, certificates and instruments as may be requested by Parent or the Purchaser in connection with Parent’s filing of the Registration Statement or the performance of Parent’s SEC reporting obligations relating to this Agreement.

(c) If any shares of Parent Common Stock are to be transferred to the Seller pursuant to this Agreement, then as promptly as practicable after the Original Agreement Date, the Parties shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Contemplated Transactions, and the Seller shall otherwise in good faith assist Parent and the Purchaser in complying with such state securities or “blue sky” laws.

(d) If any shares of Parent Common Stock are to be transferred to the Seller on any Stock Transfer Date, Parent shall file a listing application (as and if required by Nasdaq Listing Rules) with Nasdaq with respect to the shares of Parent Common Stock to be transferred to the Seller on such Stock Transfer Date, and shall use reasonable efforts to cause such shares to be approved for listing.

6.6 PARI Payoff. Within five business days after the Closing, the Purchaser shall cause to be paid the sum of [***] to PARI Pharma GmbH, a company organized under the laws of Germany, in order to satisfy the Seller’s obligation to pay such sum under Section 5 of that certain Development and License Agreement, dated as of February 11, 2006, by and between PARI GmbH, a company organized under the laws of Germany, and Mpex.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND THE PURCHASER

The obligations of Parent and the Purchaser to cause the Asset Purchase Transaction to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Parent and the Purchaser), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Fundamental Representations shall be accurate in all respects as of the Original Agreement Date and as of the Closing Date (as if made on and as of the Closing Date); provided, however, that (i) any representations and warranties that by their terms are made as of a specific earlier date shall be accurate in all respects as of such earlier date for purposes of determining the accuracy of such representations and warranties; and (ii) any update of, or modification to, the Disclosure Schedule made or purported to have been made on or after the Original Agreement Date shall be disregarded.

(b) Each of the representations and warranties set forth in Section 3 (other than the Fundamental Representations) shall be accurate in all material respects as of the Original Agreement Date and as of the Closing Date (as if made on and as of the Closing Date); provided, however, that (i) any representations and warranties that by their terms are made as of a specific earlier date shall be accurate in all material respects as of such earlier date for purposes of determining the accuracy of such representations and warranties; (ii) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (iii) any update of, or modification to, the Disclosure Schedule made or purported to have been made on or after the Original Agreement Date shall be disregarded.

(c) Each representation and warranty of the Seller set forth in any Transaction Document shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, and each representation and warranty of any Stock Recipient Member in any Investment Representation Letter shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

7.2 Performance of Covenants. Each of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing, and each of the covenants that the Stock Recipient Members are required to have complied with or to have performed under the Confidentiality Agreements and the Support Agreements, shall have been complied with and performed in all material respects.

7.3 Governmental and Other Consents.

(a) Governmental Consents. All filings with and Consents of any Governmental Body required to be made or obtained in connection with the Asset Purchase Transaction and the other Contemplated Transactions shall have been made or obtained and shall be in full force and effect, the waiting period applicable to the Asset Purchase Transaction under the HSR Act shall have expired or been terminated and any other waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

(b) Other Consents. All Consents identified in Schedule 7.3(b) and any other Consent required for the assignment of the Seller’s rights under any material Transferred Contract to the Purchaser shall have been obtained and shall be in full force and effect.

7.4 No Material Adverse Effect. Since the Original Agreement Date, there shall not have occurred any Material Adverse Effect, and no event, circumstance or other Effect shall have occurred or shall exist that, in combination with all other events, circumstances and other Effects, would reasonably be expected to have or result in a Material Adverse Effect.

7.5 Agreements and Documents. The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect (except to the extent that any failure of an agreement or document to be in full force and effect is solely attributable to the Purchaser’s failure to execute and deliver such agreement or document):

(a) the Escrow Agreement, duly executed by the Seller;

(b) a certificate duly executed on behalf of the Seller by all of the members of the board of directors of the Seller and containing the representation and warranty of the Seller that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.8, 7.11, 7.12 and 7.13 have been duly satisfied (the “Seller Closing Certificate”);

(c) the FIRPTA Statement executed by the Seller;

(d) the updated Disclosure Schedule as described in Section 5.3(c);

(e) an Internal Revenue Service Form W-9 duly executed and completed by the Seller;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(f) an Assignment Agreement, duly executed by the Seller, in substantially the form of Exhibit D;

(g) a Bill of Sale, duly executed by the Seller, in substantially the form of Exhibit E;

(h) a legal opinion from DLA Piper LLP, legal counsel to the Seller, in substantially the form of Exhibit F;

(i) a trademark assignment agreement in substantially the form of Exhibit G, duly executed by the Seller and assigning all of the trademarks included in the Transferred Assets to the Purchaser;

(j) a patent assignment agreement in substantially the form of Exhibit H, duly executed by the Seller and assigning all of the Patents included in the Transferred Assets to the Purchaser;

(k) Ratification and Waiver Agreements, in substantially the form of Exhibit I, duly executed by all Seller Members; and

(l) Confidentiality and Release Agreements, in substantially the form of Exhibit C, duly executed by all Seller Members.

7.6 Representation and Warranty Insurance. All of the conditions to the issuance of the R&W Insurance Policy shall have been satisfied and the “binder” with respect to the R&W Insurance Policy shall remain in full force and effect.

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Asset Purchase Transaction shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement that makes consummation of the Asset Purchase Transaction illegal.

7.8 No Legal Proceedings. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding against any of the Parties or any Affiliate of any of the Parties: (a) challenging the Asset Purchase Transaction or any of the other Contemplated Transactions or seeking the recovery of damages in connection with the Asset Purchase Transaction or any of the other Contemplated Transactions; (b) seeking to prohibit or limit the exercise by Parent or the Purchaser of any material right pertaining to its ownership of any of the Transferred Assets; (c) that (if adversely determined) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Asset Purchase Transaction or any of the other Contemplated Transactions; or (d) seeking to compel Parent, the Purchaser or any of their respective Affiliates to dispose of or hold separate any material assets as a result of the Asset Purchase Transaction or any of the other Contemplated Transactions.

7.9 Securities Exemption. The issuance of shares of Parent Common Stock to the Purchaser and the transfer of shares of Parent Common Stock by the Purchaser to the Seller in connection with the Contemplated Transactions shall satisfy the requirements of an exemption from registration under the Securities Act.

7.10 Other Agreements. The Investor Representation Letters, the Registration Rights Agreement, the Reversionary Letter Agreement, the Reversionary Asset Transfer Agreement, the SRC Agreement and the Noncompetition Agreement shall remain in full force and effect, other than as a result of any rescission of any such agreement by Parent or the Purchaser.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

7.11 Assignment of Transferred Governmental Authorizations. The Seller Predecessors and the Seller shall have prepared and filed with the EMA and all other relevant Regulatory Authorities all documents necessary for the assignment of the Transferred Governmental Authorizations to the Purchaser, all of which documents shall be in form and substance reasonably satisfactory to Parent and the Purchaser.

7.12 Membership of Tripex. All of the Stock Recipient Members shall be members of, and shall directly hold membership interests in, the Seller.

7.13 Disclosures. The Seller shall have delivered to the Seller Members such disclosures and documents as shall have been requested by Parent and/or the Purchaser in good faith, except to the extent the Seller reasonably disagrees with such disclosure.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to effect the Asset Purchase Transaction and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by the Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, except where the failure of the representations and warranties of the Purchaser to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent or the Purchaser to consummate the Asset Purchase Transaction.

8.2 Performance of Covenants. All of the covenants and obligations that Parent or the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, except where the failure to comply with or perform such covenants and obligations in all material respects would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Asset Purchase Transaction.

8.3 Documents. The Seller shall have received the following documents: (a) the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent; (b) the Registration Rights Agreement, duly executed by Parent; (c) an Assumption Agreement, duly executed by the Purchaser, in substantially the form of Exhibit J; and (d) a certificate duly executed on behalf of the Purchaser by an officer of the Purchaser and containing the representation and warranty of the Purchaser that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation by the Seller of the Asset Purchase Transaction shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Asset Purchase Transaction that makes consummation of the Asset Purchase Transaction by the Seller illegal.

8.5 HSR. Any waiting period applicable to the Asset Purchase Transaction under the HSR Act shall have expired or been terminated.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

9.	TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by the Purchaser if the Closing has not taken place on or before 5:00 p.m. (California time) on December 31, 2015 (the “End Date”) (other than as a result of any failure on the part of Parent or the Purchaser to comply with or perform any covenant or obligation of Parent or the Purchaser set forth in this Agreement);

(c) by the Seller if the Closing has not taken place on or before 5:00 p.m. (California time) on the End Date (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement or of any Stock Recipient Member to comply with or perform any covenant or obligation set forth in the Support Agreement entered into by such Stock Recipient Member);

(d) by the Purchaser or the Seller if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Purchase Transaction; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Asset Purchase Transaction by any Governmental Body that would make consummation of the Asset Purchase Transaction illegal;

(e) by the Purchaser if: (i) there shall have occurred a Material Adverse Effect, or any event, circumstance or other Effect shall have occurred or shall exist that, considered together with all other events, circumstance and other Effects, would reasonably be expected to have a Material Adverse Effect; (ii) any of the representations and warranties of the Seller contained in this Agreement shall be inaccurate as of the Original Agreement Date, or shall have become inaccurate as of a date subsequent to the Original Agreement Date, such that, if such inaccuracy occurred or was continuing as of the Closing Date, the condition set forth in Section 7.1 would not be satisfied; or (iii) any of the covenants or obligations of the Seller contained in this Agreement shall have been breached such that, if such breach occurred or was continuing as of the Closing Date, the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Seller or a breach of a covenant or obligation by the Seller is curable by the Seller through the use of reasonable efforts within 20 days after Parent and/or the Purchaser notifies the Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then the Purchaser may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided the Seller, during the Seller Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period); or

(f) by the Seller if: (i) any of the Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the Original Agreement Date, or shall have become inaccurate as of a date subsequent to the Original Agreement Date, such that, if such inaccuracy occurred or was continuing as of the Closing Date, the condition set forth in Section 8.1 would not be satisfied; or (ii) any of Parent’s or the Purchaser’s covenants contained in this Agreement shall have been breached such that, if such breach occurred or was continuing as of the Closing Date, the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Purchaser’s representations and warranties or a breach of a covenant by Parent or the Purchaser is curable by Parent

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

and/or the Purchaser through the use of reasonable efforts within 20 days after the Seller notifies Parent and/or the Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Seller may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided Parent and/or Purchaser, during the Purchaser Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).

9.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 9.1, the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 9.1, the Seller shall deliver to Parent and the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties shall terminate; provided, however, that: (a) no Party shall be relieved of any obligation or liability arising from any breach of any covenant or obligation, or any knowing or willful breach of any representation and warranty, contained in this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11 (other than Section 11.1 in respect of the transfer of the Transferred Assets); and (c) the Parties shall, in all events, remain bound by and continue to be subject to Sections 5.7 and 6.2.

10.	INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) General Survival. Subject to Sections 10.1(b), 10.1(c), 10.1(f) and 11.2, the General Representations and any representation and warranty of the Seller set forth in any certificate delivered pursuant to this Agreement shall survive the Closing until 11:59 p.m. (California time) on the date that is [***] after the Closing Date (such time on such date, the “General Expiration Time”); provided, however, that if, at any time prior to the General Expiration Time, the Purchaser delivers to the Seller a Claim Notice, then the claims asserted in such Claim Notice shall survive the General Expiration Time until such time as such claims are fully and finally resolved in accordance with the terms of this Agreement.

(b) IP Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Sections 10.1(c), 10.1(f) and 11.2, the representations and warranties set forth in Section 3.5 (and the representations and warranties set forth in the Seller Closing Certificate, to the extent related thereto) shall survive the Closing until 11:59 p.m. (California time) on the [***] anniversary of the Closing Date (such time on such [***] anniversary, the “IP Expiration Time”); provided, however, that if, at any time prior to the IP Expiration Time, the Purchaser delivers to the Seller a Claim Notice alleging in good faith the existence of an inaccuracy in or a breach of any representation and warranty set forth in Section 3.5 (or representation and warranty set forth in the Seller Closing Certificate, to the extent related thereto) and asserting a claim under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such Claim Notice shall survive the IP Expiration Time until such time as such claim is fully and finally resolved in accordance with the terms of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(c) Fundamental Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Sections 10.1(f) and 11.2, the Fundamental Representations (other than the Fundamental Representations referred to in Section 10.1(b)) shall survive the Closing until 11:59 p.m. (California time) on the [***] (such time on such date, the “Extended Expiration Time”); provided, however, that if, at any time prior to the Extended Expiration Time, the Purchaser delivers to the Seller a Claim Notice alleging in good faith the existence of an inaccuracy in or a breach of any Fundamental Representation (other than any Fundamental Representation referred to in Section 10.1(b)) and asserting a claim under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such Claim Notice shall survive the Extended Expiration Time until such time as such claim is fully and finally resolved in accordance with the terms of this Agreement.

(d) Parent and Purchaser Representations. All representations and warranties made by Parent (including the representations and warranties made by Parent on the Original Agreement Date) or the Purchaser shall terminate at the Closing, and any Liability of Parent or the Purchaser with respect to such representations and warranties shall thereupon cease.

(e) Survival of Covenants. Subject to Sections 10.1(f) and 11.2, the right of each Indemnitee to assert a claim under Section 10.2(c) for any breach of any covenant or obligation (including any covenant or obligation to be performed during the Pre-Closing Period) shall survive the Closing until [***], the Purchaser delivers to the Seller a Claim Notice alleging that there is or has been a breach of any covenant or obligation and asserting a claim under Section 10.2 based on such alleged breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved in accordance with the terms of this Agreement.

(f) Fraud, Etc. Notwithstanding anything to the contrary contained in Section 10.1(a), 10.1(b), 10.1(c) or 10.1(e), the limitations set forth in Sections 10.1(a), 10.1(b), 10.1(c) and 10.1(e) shall not apply in the event of any fraud or intentional misrepresentation (whether on the part of the Seller, any Seller Member or any past, current or future Affiliate or Representative of the Seller or any Seller Member).

(g) Representations Not Limited. The Seller agrees that the Indemnitees’ rights to Indemnification contained in this Section 10 relating to the representations, warranties, covenants and obligations of the Seller are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants and obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their past, current or future Representatives, regardless of whether obtained through any investigation by any Indemnitee or any past, current or future Representative of any Indemnitee and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement or by reason of the fact that an Indemnitee or any of its past, current or future Representatives knew or should have known that any representation or warranty is or might be inaccurate.

(h) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule (i) shall be deemed to be a representation and warranty made by the Seller in the corresponding section or subsection of this Agreement and (ii) shall be deemed to qualify the representation and warranty to which it relates in accordance with Section 11.17.

10.2 Indemnification. From and after the Closing (but subject to Section 10.1), the Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and arise from or as a result of:

(a) any inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement as of the Original Agreement Date (as qualified and supplemented, in accordance with Section 11.17, by the statements set forth in the Disclosure Schedule on the Original Agreement Date, but without giving effect to (i) any materiality or similar qualification limiting the scope of such representation or warranty or (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the Original Agreement Date);

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(b) any inaccuracy in or breach of any representation or warranty made by the Seller (i) in this Agreement as if such representation or warranty was made on and as of the Closing Date (as qualified and supplemented, in accordance with Section 11.17, by the statements set forth in the Disclosure Schedule on the Original Agreement Date), or (ii) in the Seller Closing Certificate, but, in the case of each of clauses “(i)” and “(ii),” without giving effect to (A) any materiality or similar qualification limiting the scope of such representation or warranty or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the Original Agreement Date;

(c) any breach of any covenant or obligation of the Seller in this Agreement;

(d) any actual or alleged Liability of the Seller, the SRC, any Seller Member or any of their respective Representatives or Affiliates, or any actual or alleged Liability of Parent or the Purchaser that derives from any such Liability of the Seller, the SRC, any Seller Member or any of their respective Affiliates, whether such Liability arises before or after the Closing (including (i) any Liability in respect of Taxes payable by the Seller or the Seller Members (including, for the avoidance of doubt, the Seller’s portion of Taxes payable under Section 1.6), (ii) the Liabilities referred to in Section 1.4(c) and Section 1.6, (iii) any Liability under the Reversionary Letter Agreement or Reversionary Asset Transfer Agreement not expressly included in the Assumed Obligations and (iv) any Liability of the Seller, the SRC or any of their respective Affiliates to which the Purchaser or any other Indemnitee succeeds or that is imposed on the Purchaser or any other Indemnitee under or by operation of any law or other Legal Requirement), other than the Assumed Obligations;

(e) any fraud or intentional misrepresentation on the part of or committed by the Seller, any Seller Member, any past, current or future Affiliate of the Seller or any Seller Member or any past, current or future Representative of the Seller or any Seller Member (whether or not such Representative was acting on behalf of the Seller or any Seller Member in committing such fraud or intentional misrepresentation) in connection with or relating to (i) the negotiation, execution, delivery or performance of this Agreement, (ii) the due diligence investigation conducted by the Purchaser and its Affiliates and their respective Representatives with respect to the Seller, any Seller Predecessor, Aeroquin or the Aeroquin Business in connection with this Agreement or any of the Contemplated Transactions or (iii) any of the Contemplated Transactions;

(f) any claim held or asserted by any Person, or any actual or alleged Liability, arising directly or indirectly out of, or relating directly or indirectly to, any of the Rescission Transactions or other transactions, actions or other matters referred to in the Rescission Agreement, including, for the avoidance of doubt, any claim or Liability relating directly or indirectly to (i) any failure of the Rescission Transactions or the contributions of Reversionary Asset Rights contemplated by the Rescission Agreement to be valid, effective and enforceable, (ii) any failure of the Seller to have held and had good, valid and marketable title to all of the Reversionary Asset Rights immediately prior to the execution and delivery of this Agreement or (iii) any failure of the Seller to duly assign and transfer to the Purchaser, and any failure of the Purchaser to acquire, at the Closing, good, valid and marketable title to any Reversionary Asset Rights it holds as of the Closing Date, free and clear of all Encumbrances (other than Permitted Encumbrances and subject to the terms and conditions of the Reversionary Letter Agreement);

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(g) any actual or alleged violation or breach of, or actual or alleged default under, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement;

(h) any actual or alleged failure of any of the Aeroquin IP Licenses to be valid, binding and in full force and effect;

(i) any failure of the Purchaser to acquire good, valid and marketable title to any of the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances); or

(j) any claim held or asserted by any past, current or alleged member of the Seller or by any Seller Predecessor against any Indemnitee (except for (i) any meritorious claim asserting that the Purchaser has failed to timely perform an Assumed Obligation or (ii) any claim by a Seller Predecessor that is not directly or indirectly related to any of the Transferred Assets, the Aeroquin Business or any of the Contemplated Transactions).

10.3 Limitations.

(a) Limitations on Indemnification for Breaches of Representations and Warranties,

(i) Threshold. Subject to Section 10.3(b), the Seller shall not be required to make any payments in satisfaction of its Indemnification Obligations under Sections 10.2(a) and 10.2(b) with respect to inaccuracies in or breaches of the Seller’s representations and warranties set forth in Section 3 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds (without double-counting such Damages) $[***] (the “Threshold Amount”). If the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall have the right to seek Indemnification under this Section 10 for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.

(ii) General Representations Cap. Subject to Section 10.3(b) (and without limiting Parent’s or the Purchaser’s right to make claims or receive recoveries under the R&W Insurance Policy), the Seller’s Indemnification Obligations under Sections 10.2(a) and 10.2(b) with respect to inaccuracies in or breaches of the General Representations (other than the Uninsured Representations) and the representations and warranties set forth in Sections 3.5(a)(iii) and 3.5(h)(ii) shall be limited to payment of cash amounts not exceeding in the aggregate the sum of: (A) the Indemnification Escrow Amount; and (B) $[***] (it being understood that the amount referred to in this clause “(B)” may only be recovered by deducting and withholding such amount from, and setting off such amount against, any Contingent Payments payable by the Purchaser).

(iii) Uninsured Representations Cap. Subject to Section 10.3(b), the Seller’s Indemnification Obligations under Sections 10.2(a) and 10.2(b) with respect to inaccuracies in or breaches of the Uninsured Representations shall be limited to payment of cash amounts not exceeding in the aggregate the sum of: (A) the Indemnification Escrow Amount; and (B) $[***] (it being understood that the amount referred to in this clause “(B)” may only be recovered by deducting and withholding such amount from, and setting off such amount against, any Contingent Payments payable by the Purchaser).

(iv) Fundamental Representations Cap. Subject to Section 10.3(b) (and without limiting Parent’s or the Purchaser’s right to make claims or receive recoveries under the R&W Insurance Policy), the Seller’s Indemnification Obligations under Sections 10.2(a) and 10.2(b) with respect to inaccuracies in or breaches of the Fundamental Representations shall be limited to payment of cash amounts not exceeding in the aggregate the sum of: (A) the Indemnification Escrow Amount; and (B) $[***] (it being understood that the amount referred to in this clause “(B)” may only be recovered by deducting and withholding such amount from, and setting off such amount against, any Contingent Payments payable by the Purchaser).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(b) Application of Limitations. None of the limitations set forth in Section 10.3(a) shall apply to Indemnification Obligations arising from or relating to (i) any fraud or intentional misrepresentation (whether on the part of the Seller, any Seller Member or any past, current or future Affiliate or Representative of the Seller or any Seller Member), (ii) any of the matters referred to in [***] or (iii) any breach of any covenant or obligation of the Seller in this Agreement (the Indemnification Obligations referred to in this sentence, the “Designated Indemnification Obligations”). Without limiting the generality of the foregoing (and without limiting any of the other remedies Parent or the Purchaser may exercise to ensure or compel the satisfaction of the Designated Indemnification Obligations), the Purchaser shall be entitled to exercise unlimited rights of deduction, withholding and setoff from and against any and all Contingent Payments as a means of providing for the satisfaction of the Designated Indemnification Obligations. Notwithstanding anything to the contrary set forth in this Section 10 (but subject to Parent’s and the Purchaser’s rights to exercise tort-based remedies against Persons involved in the commission of torts), except in the context of recovering Damages that may be payable by the Seller to any Indemnitee in connection with any of the Seller’s Designated Indemnification Obligations, (A) once the Aggregate Closing Payment Amount has been paid to the Seller, such amount shall not be subject to recovery by any Indemnitee under this Agreement, and (B) once any Contingent Payment has been made by the Purchaser to the Seller, such Contingent Payment shall not be subject to recovery by any Indemnitee under this Agreement. Notwithstanding the introductory language of the previous sentence, once the Aggregate Closing Payment Amount has been paid to the Seller, the funds comprising such Aggregate Closing Payment Amount shall not be subject to recovery pursuant to clause “(f),” “(g),” “(h)” or “(i)” of Section 10.2; provided, however, that nothing in this sentence or elsewhere in this Agreement shall limit or otherwise affect (1) the right of the Purchaser or any other Indemnitee to recover the Aggregate Closing Payment Amount pursuant to clause “(d),” “(e)” or “(j)” of Section 10.2 or (2) any of the other remedies that the Purchaser or any other Indemnitee may exercise to ensure or compel the satisfaction of the Designated Indemnification Obligations.

10.4 Order of Recourse.

(a) Order of Recourse for General and Fundamental Representations. In the event the Indemnitees are entitled to recover Damages under Section 10.2(a) or Section 10.2(b) for breaches of General Representations or Fundamental Representations, the Indemnitees shall seek to recover such Damages in the following order: (i) first, from the Indemnification Escrow Fund, to the extent the amount of cash remaining in the Indemnification Escrow Fund exceeds the Claimed Amounts under all then pending but unresolved Indemnification claims; (ii) second (other than with respect to Damages for inaccuracies in or breaches of any Uninsured Representations), from the R&W Insurer under the R&W Insurance Policy, to the extent of the dollar amount of coverage under the R&W Insurance Policy (not counting any applicable retention, deductible or basket) that (A) remains available at such time under the R&W Insurance Policy to insure Parent or the Purchaser with respect to the particular representations and warranties at issue and (B) is not subject at such time to pending but unresolved claims; and (iii) third, pursuant to the Purchaser’s rights of deduction, withholding and setoff with respect to any Contingent Payments; provided, however, that the Indemnitees need not make a claim against, or otherwise proceed to seek recovery under, the R&W Insurance Policy with respect to such Damages

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(and may proceed immediately to exercise their rights of deduction, withholding and setoff with respect to Contingent Payments) to the extent the Purchaser believes in good faith that such Damages would reasonably be expected to be excluded from coverage under the R&W Insurance Policy.

(b) No Order of Recourse for Designated Indemnification Obligations. Except as specifically provided in Section 10.4(a): (i) neither the Purchaser nor any other Indemnitee shall have any obligation to, and neither the Purchaser’s nor any other Indemnitee’s rights to Indemnification pursuant to Section 10.2 shall be limited by any failure to, seek recovery of any Damages from the Indemnification Escrow Fund or the R&W Insurance Policy or to exercise any rights or remedies under this Agreement in any particular order; and (ii) the Indemnitees may exercise all of their respective rights and remedies against the Seller simultaneously or in any order they may elect. Without limiting the generality of the foregoing (and without limiting any of the other remedies Parent or the Purchaser may exercise to ensure or compel the satisfaction of the Designated Indemnification Obligations), at the Purchaser’s election, (i) the Purchaser may proceed directly against the Seller in order to compel the Seller to satisfy its Designated Indemnification Obligations and/or (ii) the Purchaser may exercise unlimited rights of deduction and withholding from, and setoff against, any and all Contingent Payments as a means of providing for the satisfaction of the Designated Indemnification Obligations. Notwithstanding anything to the contrary set forth in Section 10.4(a), Section 10.4(c), Section 10.4(d) or elsewhere in this Agreement, neither the Purchaser nor any other Indemnitee shall have any obligation to, and neither the Purchaser’s nor any other Indemnitee’s rights to Indemnification pursuant to this Agreement shall be limited by any failure to, threaten or commence any Legal Proceeding against the R&W Insurer for the purpose of recovering Damages under the R&W Insurance Policy.

(c) R&W Insurance Claims Process. If Parent or the Purchaser makes a claim against the R&W Insurance Policy to recover Damages under Section 10.2(a) or Section 10.2(b) for breaches of General Representations (other than Uninsured Representations) or Fundamental Representations, Parent or the Purchaser shall use commercially reasonable efforts to attempt to recover such Damages under the R&W Insurance Policy; provided, however, that (i) if the R&W Insurer denies coverage with respect to such claim, neither Parent nor the Purchaser shall be required to take any further action, except to the extent Parent or the Purchaser determines in good faith that it would be reasonable to pursue the R&W Insurer’s internal appeals process with respect to such claim and (ii) under no circumstances shall Parent or the Purchaser be required to commence or threaten the commencement of any litigation, arbitration proceeding or other Legal Proceeding against the R&W Insurer or any other Person.

(d) R&W Insurance Claims Withholding. If Parent or the Purchaser makes or proposes to make a claim against the R&W Insurance Policy with respect to any Damages, then (subject to the limitations set forth in Sections 10.3(a)(ii) and 10.3(a)(iv)), the Purchaser may immediately withhold and deduct the amount of such Damages from, and set off the amount of such Damages against, any Contingent Payments that are or become payable (it being understood that the lesser of the amount so deducted and withheld from such Contingent Payments and the net amount of the recovery obtained from the R&W Insurer with respect to such claim will be paid to the Seller within 10 business days after Parent or the Purchaser receives payment of such claim from the R&W Insurer).

10.5 Recovery from Third Parties. [***].

10.6 No Subrogation. Effective as of the Closing, the Seller expressly waives and releases any and all rights of subrogation, contribution, advancement and indemnification, and, except for the rights of the Seller expressly provided in this Agreement, all other claims against Parent and the Purchaser.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

10.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which the Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, the Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Legal Proceeding:

(a) for the avoidance of doubt, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be recoverable Damages for purposes of this Section 10;

(b) the Seller shall make available to the Purchaser any documents and materials in the Seller’s possession or control that may be reasonably necessary to the defense of such claim or Legal Proceeding;

(c) the Purchaser shall keep the Seller reasonably apprised of the material developments in such claim or Legal Proceeding; and

(d) the Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Seller; provided, however, that if the Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Seller, such settlement, adjustment or compromise shall not be conclusive evidence of: (i) whether any Damages incurred by an Indemnitee in connection with such claim or Legal Proceeding are the valid subject of a claim under Section 10.2; or (ii) the amount of any Damages that are actually suffered or incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if the Purchaser requests that the Seller consent to a settlement, adjustment or compromise, the Seller shall not unreasonably withhold, delay or condition such consent).

The Purchaser shall give the Seller prompt notice of the commencement of any such Legal Proceeding against the Purchaser; provided, however, that any failure on the part of the Purchaser to so notify the Seller shall not limit any of the Indemnification Obligations of the Seller (except to the extent such failure materially prejudices the Seller’s rights hereunder). If the Purchaser does not elect to proceed with the defense, settlement, adjustment or compromise of any such claim or Legal Proceeding, the Seller may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Seller may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed).

10.8 Claim Procedure. Any claim for Indemnification pursuant to this Section 10 shall be brought and resolved exclusively (and, at the option of any Indemnitee, any claim based upon or relating to fraud or intentional misrepresentation may be brought and resolved) as follows:

(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to Indemnification under this Section 10, the Purchaser may deliver a claim notice on behalf of itself or any other Indemnitee (a “Claim Notice”) signed by a duly authorized officer of the Purchaser to the Seller. (The Person on whose behalf the Claim Notice is delivered, whether it be the Purchaser or another Indemnitee, is referred to in this Section 10.8 as the “Indemnitee.”) A Claim Notice may (but shall not be required to) specify the particular subsections or clauses of this Agreement pursuant to which the applicable claim for Indemnification is being made, and the Purchaser shall be entitled to make multiple claims for Indemnification (and to deliver multiple Claim Notices) arising from the same set of facts. Each Claim Notice shall: (x) contain a statement that the Indemnitee has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Damages for which it is or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

may be entitled to Indemnification under this Section 10; (y) contain a description, in reasonable detail, based on the information then in the Purchaser’s possession and which the Purchaser is not prohibited from disclosing to the Seller under applicable Contracts or Legal Requirements, of the facts and circumstances supporting the claims stated in such Claim Notice; and (z) if practicable, contain a non-binding, preliminary, good faith estimate of the aggregate amount of Damages that the Indemnitee might incur or suffer in connection therewith (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”). A Claim Notice shall be deemed to have been timely delivered if it is delivered to the Seller before the expiration of the applicable survival period (if any) specified in Section 10.1. Subject to the preceding sentence, the Purchaser shall be permitted to provide notice of and otherwise assert claims for Indemnification (on behalf of itself or any other Indemnitee) at any time and in any order.

(b) During the 45-day period commencing upon receipt by the Seller of a Claim Notice from the Purchaser (on behalf of itself or any other Indemnitee) (the “Dispute Period”), the Seller may deliver to the Purchaser a written response (the “Response Notice”) in which the Seller: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Seller’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Purchaser from the Seller prior to the expiration of the Dispute Period, then the Seller shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

(c) If the Seller in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is received by the Purchaser from the Seller prior to the expiration of the Dispute Period, then: (i) if the Indemnitee elects to (or if the Indemnitee is required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, within three business days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, the Purchaser and the Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Claimed Amount to the Indemnitee from the Indemnification Escrow Fund (to the extent of the Indemnification Escrow Fund), and if the amount held in the Indemnification Escrow Fund is insufficient to cover the full Claimed Amount, then, subject to Sections 10.3 and 10.9, the Seller shall pay, within 10 business days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, the amount of such deficiency to the Indemnitee; and (ii) if the Purchaser does not elect to (and the Indemnitee is not required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, then, subject to Sections 10.3, 10.4 and 10.9, the Seller shall pay, within 10 business days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, the Claimed Amount to the Indemnitee.

(d) If the Seller delivers a Response Notice to the Purchaser during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), then (i) if the Indemnitee elects to (or if the Indemnitee is required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, within three business days following the delivery of such Response Notice, the Seller and the Purchaser shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Agreed Amount to the Indemnitee from the Indemnification Escrow Fund (to the extent of the Indemnification Escrow Fund), and if the amount

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

held in the Indemnification Escrow Fund is insufficient to cover the full Agreed Amount, then, subject to Sections 10.3 and 10.9, the Seller shall pay, within 10 business days following the delivery of such Response Notice, the amount of such deficiency to the Indemnitee; and (ii) if the Purchaser does not elect to (and the Indemnitee is not required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, then, subject to Sections 10.3, 10.4 and 10.9, the Seller shall pay, within 10 business days following the delivery of such Response Notice, the Agreed Amount to the Indemnitee.

(e) If the Seller delivers a Response Notice to the Purchaser during the Dispute Period indicating that there is a Contested Amount, the Seller and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Seller and the Indemnitee resolve such dispute, such resolution shall be binding on the Seller and the Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee by the Seller (the “Stipulated Amount”) shall be signed by the Indemnitee and the Seller. If the Indemnitee elects to (and the Indemnitee is required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, within three business days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, the Purchaser and the Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Stipulated Amount to the Indemnitee from the Indemnification Escrow Fund (to the extent of the Indemnification Escrow Fund), and if the amount held in the Indemnification Escrow Fund is insufficient to cover the full Stipulated Amount, then, subject to Sections 10.3 and 10.9, the Seller shall pay, within 10 business days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, the amount of such deficiency to the Indemnitee. If the Purchaser does not elect to (or if the Indemnitee is not required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, then, subject to Sections 10.3, 10.4 and 10.9, the Seller shall pay, within 10 business days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, the Stipulated Amount to the Indemnitee.

(f) In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Seller, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee), such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 10.8(f) shall prevent the Indemnitee from seeking preliminary injunctive relief or other equitable relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(i) Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in San Francisco, California in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The existence of any such arbitration and the terms of the Arbitrable Dispute shall be kept confidential by the Indemnitee and the Seller.

(ii) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Indemnitee and the Seller or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties to the arbitration are not able to agree upon his or her rate of compensation.

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(iii) The arbitrator shall be mutually agreed upon by the Indemnitee and the Seller. In the event the Indemnitee and the Seller are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties to the arbitration, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” hereof.

(iv) No arbitrator shall have any past or present family, business or other relationship with the Indemnitee, the Seller, the Seller Members or any of their respective past, current or future Affiliates or directors or officers, unless following full disclosure of all such relationships, the Indemnitee and the Seller agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(v) The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 60 days of his or her designation and to render an award (without written opinion) no later than 30 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee. The final decision of the arbitrator: (A) shall include the amount of the award to the Indemnitee to be paid by the Seller (the “Award Amount”), if any; (B) shall be furnished to the Indemnitee and the Seller in writing; and (C) shall constitute a conclusive determination of the issue(s) in question, shall be binding upon the Indemnitee and the Seller and shall not be contested by any of them.

(vi) No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 10.8(f). The Indemnitee and the Seller shall act in good faith to promptly exchange relevant documents.

(vii) The Indemnitee, on the one hand, and the Seller, on the other hand, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party. The losing party shall be determined solely by the arbitrator. If the Indemnitee is found to be the prevailing party in any arbitration, the amount of the fees and expenses of the Indemnitee payable by the Seller pursuant to this clause “(vii)” shall be added to the Award Amount.

(viii) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 10.8(f) or elsewhere in this Agreement.

(ix) For the avoidance of doubt, without the prior written approval of the Purchaser, the arbitrator shall have no authority or jurisdiction to decide or adjudicate any dispute or other matter regarding the performance by the Purchaser of any of its obligations under Section 1, Section 2 or any other provision of this Agreement (it being understood that, unless the Purchaser elects otherwise, all such disputes and other matters shall be adjudicated and decided in court proceedings in accordance with Section 11.8).

(g) Upon resolution of an Arbitrable Dispute: (i) if the Indemnitee elects to (or if the Indemnitee is required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, within three business days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, the Seller and

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the Purchaser shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Award Amount to the Indemnitee from the Indemnification Escrow Fund (to the extent of the Indemnification Escrow Fund), and if the amount held in the Indemnification Escrow Fund is insufficient to cover the full Award Amount, then, subject to Sections 10.3, 10.4 and 10.9, the Seller shall pay, within 10 business days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, the amount of such deficiency to the Indemnitee; and (ii) if the Purchaser does not elect to (and the Indemnitee is not required pursuant to Section 10.4 to) seek recourse against the Indemnification Escrow Fund, then, subject to Sections 10.3, 10.4 and 10.9, the Seller shall pay, within 10 business days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, the Award Amount to the Indemnitee.

(h) Subject to Section 10.9, within 10 business days following the General Expiration Time, the Purchaser and the Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnification Escrow Fund and deliver to the Seller an amount equal to: (i) the amount held in the Indemnification Escrow Fund as of the General Expiration Time minus (ii) the aggregate amount of Damages then alleged by the Indemnitees under all Claim Notices that have been asserted, but not resolved and paid, prior to the General Expiration Time (each such claim, a “Continuing Claim”).

(i) Subject to Section 10.9, following the General Expiration Time, after resolution and payment of a Continuing Claim, the Purchaser and the Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnification Escrow Fund and deliver to the Seller an amount equal to: (i) the amount held in the Indemnification Escrow Fund as of the date of such resolution and payment; minus (ii) the aggregate amount that the Purchaser determines in good faith to be necessary to satisfy the Damages relating to other Continuing Claims (which amount will continue to be held in the Indemnification Escrow Fund).

10.9 Setoff, Etc.

(a) Notwithstanding anything to the contrary set forth in this Agreement, but subject to any expressly applicable limitations set forth in Section 10.3 or Section 10.4, the Purchaser shall have the right at any time to withhold and deduct the amount of any Damages that it determines in good faith may be or become payable to any Indemnitee under this Section 10 from, and set off such amount against, any Contingent Payment (it being understood that if the Purchaser has not yet delivered a Claim Notice to the Seller with respect to such Damages, the Purchaser shall be required to deliver to the Seller, within 10 days after setting off any such Damages against any such Contingent Payment, a notice that the Purchaser (i) has set off all or a portion of such Damages against such Contingent Payment and (ii) intends to deliver a Claim Notice with respect to such Damages).

(b) At the election of the Purchaser, but subject to any applicable limitations in Section 10.3 or 10.4, any obligation of the Seller to pay an amount of Damages to any Indemnitee pursuant to Section 10 may be satisfied by (i) payment of such amount of Damages in cash to such Indemnitee by the Seller, (ii) the disbursement to such Indemnitee of such amount of Damages from the cash remaining in the Indemnification Escrow Fund and/or (iii) the deduction and withholding of such amount of Damages from, and setting off of such amount of Damages against, any Contingent Payment otherwise payable to the Seller. Any amount deducted or withheld from, or set off against, any Contingent Payment shall be treated for all purposes as having been properly paid to the Seller under this Agreement.

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10.10 Exercise of Remedies Other than by the Purchaser. No Indemnitee (other than the Purchaser or the Purchaser’s successor or assign with respect to the Purchaser’s rights under this Agreement) shall be permitted to assert any claim for Indemnification under Section 10.2 unless the Purchaser (or the Purchaser’s successor or assign with respect to the Purchaser’s rights under this Agreement) shall have consented to the assertion of such claim in writing.

10.11 Tax Treatment of Payments. The Parties agree to treat any payments made pursuant to this Section 10 as adjustments to the consideration for the Transferred Assets for U.S. federal, state, and local income tax purposes to the extent permitted by applicable Legal Requirements.

10.12 Exclusive Remedy. Subject to Sections 11.2 and 11.8 (and without limiting Parent’s or the Purchaser’s rights under the R&W Insurance Policy), this Section 10 shall be the sole and exclusive monetary remedy of the Indemnitees against the Seller under this Agreement for claims against the Seller resulting from any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement or failure to perform any covenant or obligation of the Seller contained in this Agreement, other than (a) claims relating to fraud or intentional misrepresentation, and (b) claims seeking specific performance, injunctive relief or other equitable relief.

11.	MISCELLANEOUS PROVISIONS

11.1 Further Actions; License; Power of Attorney.

(a) Further Actions. From and after the Original Agreement Date, the Seller shall cooperate with Parent, the Purchaser and their respective Representatives, and shall cause to be executed and delivered such documents and take such other actions as Parent and/or the Purchaser may reasonably request, for the purpose of evidencing the Contemplated Transactions and putting the Purchaser or its designee(s) in possession and control of all of the Transferred Assets.

(b) Specified Assets. To the extent that the Seller is unable to obtain any Consent that Parent and/or the Purchaser reasonably deems to be required, necessary or advisable for the transfer to the Purchaser of any of the Transferred Assets prior to the Closing: (i) such Transferred Asset (a “Specified Asset”) shall not be assigned or transferred to the Purchaser until such time as such Consent is obtained; and (ii) the Seller shall use its reasonable efforts to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, the Seller shall cooperate, and shall use its reasonable efforts to cause its current and future Representatives to cooperate, with Parent and the Purchaser in any lawful arrangement designed to provide the Purchaser with the benefits of such Specified Asset at a cost to the Purchaser not to be in excess of the cost the Purchaser would have incurred (without modification to the terms of any Contract) if the Consent had been obtained. If all such Consents with respect to any Specified Asset are obtained after the Closing Date, such Specified Asset shall, automatically and without further action of the Parties, be deemed to have been assigned and transferred to the Purchaser on the date the last such Consent is obtained.

(c) Post-Closing Transfers. If, following the Closing, any Party identifies any Asset that has not been transferred to the Purchaser and that either (i) is owned or held for use by the Seller or any current or future Affiliate of the Seller and is determined by Parent and/or the Purchaser in good faith to be an Asset which should have been included in the Transferred Assets or which relates to or may be useful in connection with the Transferred Assets or the Aeroquin Business or (ii) is owned or held for use by any Seller Predecessor and is an Asset which the Seller had the right to acquire from such Seller Predecessor prior to the Closing Date and which would have been included in the Transferred Assets had the Seller exercised such right prior to the Closing Date, then: (A) if the identification of such Asset was made by the Seller, the Seller shall promptly notify Parent and the Purchaser of the existence of such

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Asset; and (B) if Parent and/or the Purchaser decides to acquire such Asset or causes such Asset to be acquired and notifies the Seller of such decision, the Seller shall promptly, without any payment or delivery by Parent or the Purchaser of any further consideration, cause to be executed and delivered such instruments of sale, assignment, transfer and conveyance with respect to such Asset as Parent and/or the Purchaser may reasonably request in order to cause such Asset (or, if such Asset is or relates to a Contract, all of the rights of the Seller and its Affiliates or such Seller Predecessor under such Contract) to be sold, assigned, transferred, conveyed and delivered to Parent, the Purchaser or any of their respective Affiliates designated by them in writing to receive such Asset, and to cause Parent, the Purchaser or such designee to be fully vested in such Asset, to have good, valid and marketable title to such Asset and to gain possession of such Asset, as applicable (such Asset being deemed to be, and to have been at all times since the Original Agreement Date, a “Transferred Asset” under this Agreement).

(d) Licenses. Effective as of the Closing Date, to the extent that any purported assignment of Transferred IP to the Purchaser under this Agreement is invalid or ineffective for any reason, the Seller hereby grants a perpetual, irrevocable, exclusive (even as to the Seller), freely transferable, worldwide, royalty-free and fully paid-up license (with the right to grant sublicenses through multiple levels of sublicensees) (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, use and otherwise exploit any and all Transferred IP and other Transferred Assets as to which such purported assignment was ineffective, in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import and otherwise exploit any products or services based on, embodying, incorporating or derived from such Transferred IP or other Transferred Assets, (iii) to exercise any and all other present or future rights in such Transferred IP and other Transferred Assets, and (iv) to practice any method or perform any process necessary or useful in connection with the exercise of any of the foregoing license rights.

(e) Prosecution; Subrogation. In furtherance and not in limitation of the other provisions of this Section 11.1, with respect to any Asset described in Section 11.1(c)(ii), upon Parent’s and/or the Purchaser’s request and in consultation with Parent and the Purchaser, the Seller shall exercise all of its rights and remedies against any Seller Predecessor in order to achieve the purposes of this Agreement and this Section 11.1, and Parent and the Purchaser shall be fully subrogated to all such rights and remedies of the Seller against such Seller Predecessor (except to the extent prohibited under the Mpex Merger Agreement, Reversionary Letter Agreement and Reversionary Asset Transfer Agreement). The Seller shall cooperate, and shall use its reasonable efforts to cause its current and future Representatives to cooperate, with Parent and the Purchaser in any lawful arrangement designed to provide Parent and the Purchaser with the benefits of all of the Seller’s rights and remedies against each Seller Predecessor. Upon request of the Purchaser, the Seller shall, at the reasonable cost and expense of the Purchaser, assert any claims, rights, remedies and/or defenses that the Seller may have against any Seller Predecessor and that directly or indirectly arise under or relate to the Mpex Merger Agreement, the Reversionary Asset Purchase Agreement, the Reversionary Letter Agreement and/or the Reversionary Net Sales Obligations, and Parent and the Purchaser shall be fully subrogated to all such rights and remedies of the Seller (except to the extent prohibited under the Mpex Merger Agreement, Reversionary Letter Agreement and Reversionary Asset Transfer Agreement). The Seller shall not amend or terminate, or waive or assign any of its rights or remedies under, the Reversionary Asset Transfer Agreement or the Reversionary Letter Agreement, and shall not assign, transfer, hypothecate, encumber (other than with a Permitted Encumbrance) or reduce its beneficial interest in any of the Reversionary Asset Rights.

(f) Power of Attorney. Effective at the Closing, the Seller hereby irrevocably nominates, constitutes and appoints the Purchaser as the Seller’s agent and true and lawful attorney in fact (with full power of substitution and authority) to act in the name, place and stead of the Seller for purposes of taking any action that the Purchaser may, in its sole discretion, determine to be necessary, desirable or appropriate for the purpose of enforcing, perfecting or asserting any right or defense under

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the Reversionary Letter Agreement or the Reversionary Asset Transfer Agreement. The power of attorney granted pursuant to this Section 11.1(f) is coupled with an interest (the sufficiency of which to render such power of attorney irrevocable is hereby acknowledged), is irrevocable and shall survive the dissolution, liquidation and/or winding-up of the Seller. Any Person shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document, instrument, agreement or contract executed or purported to be executed on behalf of the Seller by the Purchaser and on any other action taken or purported to be taken on behalf of the Seller by the Purchaser pursuant to the power of attorney granted pursuant to this Section 11.1(f) as fully binding upon the Seller.

(g) Anti-Dissolution. The Seller shall not, at any time during the Designated Period, (i) dissolve or liquidate itself or its assets (voluntarily, involuntarily or otherwise), (ii) make any election to be, or permit itself or its assets to be, dissolved or liquidated (voluntarily, involuntarily or otherwise) or (iii) commence any proceedings or take any other action with the intent or effect of causing itself or its assets to be dissolved or liquidated (voluntarily, involuntarily or otherwise) or directly or indirectly facilitating any dissolution or liquidation of itself or its assets (whether voluntary, involuntary or otherwise). “Designated Period” means the period commencing on the Closing Date and ending on the latest of (A) the seventh anniversary of the Closing Date, (B) the date as of which any Indemnification claim that remains unresolved on or after such seventh anniversary is fully and finally resolved, (C) the date as of which any claim for indemnification, compensation or reimbursement against the Seller under the Registration Rights Agreement that remains unresolved on or after such seventh anniversary is fully and finally resolved and (D) the date as of which all obligations and Liabilities that may be owed to the Seller under the Reversionary Asset Transfer Agreement, and all obligations and Liabilities that may be owed to the Seller, the SRC and/or the Seller Members under the Reversionary Letter Agreement, have been fully performed and discharged. Nothing in this Section 11.1(g) shall limit any of Parent’s and/or the Purchaser’s rights, or any of the Seller’s obligations, under Section 11.9.

11.2 No Waiver Relating to Claims for Fraud, Etc. Notwithstanding anything to the contrary contained in this Agreement, the liability of the Seller under Section 10 will be in addition to, and not exclusive of, any other Liability that the Seller may have at law or in equity based on any fraud or intentional misrepresentation committed by or with the actual knowledge of the Seller or in which the Seller is otherwise involved. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 10, shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or in equity against any Person based on any fraud or intentional misrepresentation committed by or with the actual knowledge of such Person or in which such Person is otherwise involved, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery that may be sought or awarded in any such claim for fraud or intentional misrepresentation against such Person; (b) the time period during which a claim for fraud or intentional misrepresentation may be brought against such Person; or (c) the recourse that may be sought against such Person with respect to a claim for fraud or intentional misrepresentation.

11.3 Fees and Expenses. Subject to Sections 1.6, 10, the Escrow Agreement and the deduction described in clause “(b)” of the definition of “Aggregate Closing Payment Amount,” each Party shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by such Party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions; and (c) the consummation of the Asset Purchase Transaction.

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11.4 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party or Parties, the prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party or Parties may be entitled).

11.5 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a business day by facsimile transmission and receipt is confirmed, when transmitted; (c) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent by facsimile transmission after 5:00 p.m. on the day sent by facsimile and receipt is confirmed, on the business day following the date which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties (it being understood that the Seller Representative, despite not being a Party, may modify the notice information of the Seller Representative upon written notice to the Parties)). Without limiting the immediately preceding sentence, any notice or other communication required or permitted to be delivered to the Seller or the Seller Representative under this Agreement in connection with Section 2 and/or Section 10 shall be deemed properly delivered, given and received if such notice or other communication is emailed to the Seller Representative at the email address set forth for the Seller Representative below.

If to the Purchaser:

Raptor Pharmaceuticals Inc. 7 Hamilton Landing, Suite 100 Novato, CA 94949
Attention: General Counsel
Facsimile: (###) ###-####

If to Parent:

Raptor Pharmaceutical Corp. 7 Hamilton Landing, Suite 100 Novato, CA 94949
Attention: General Counsel
Facsimile: (###) ###-####

In the case of any notice to the Purchaser and/or Parent, with required copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065-1134

Attention:	Richard E. Climan
Eric J. Schwartzman
Facsimile:	(###) ###-####

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Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153-0119
Attention: Jeffrey D. Osterman
Facsimile: (###) ###-####

Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025
Attention: Kathleen M. Wells
Facsimile: (###) ###-####

Latham & Watkins LLP 650 Town Center Drive 20th Floor Costa Mesa, CA 92626-1925
Attention: Charles K. Ruck
Facsimile: (###) ###-####

If to the Seller (with respect to matters not relating to Section 2 or Section 10):

Tripex Pharmaceuticals, LLC c/o SV Life Sciences Advisers, LLC One Boston Place, Suite 3900 Boston, MA 02108
Attention: Dan Burgess
Facsimile: (###) ###-####

With required copies (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Rd Suite 200 San Diego, CA 92130
Attention: Ross L. Burningham
Facsimile: (###) ###-####

and

DLA Piper LLP One Liberty Place 1650 Market Place Suite 4900 Philadelphia, PA 19103-7300
Attention: Fahd Riaz
Facsimile: (###) ###-####

If to the Seller (solely with respect to matters concerning Section 2 and/or Section 10) or if to the Seller Representative:

Shareholder Representative Services LLC
Email: ###########
Attention: Managing Director
Facsimile: (###) ###-####

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11.6 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of fully executed signature pages to this Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Any claim by any Party relating to any of the Contemplated Transactions and alleging fraud or any other tortious conduct shall also be governed by the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in the Escrow Agreement or in Section 11.8(c), any suit, action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a suit, action or proceeding based upon fraud or intentional misrepresentation) shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over such suit, action or proceeding, in which case such suit, action or proceeding shall be brought or otherwise commenced exclusively in the United States District Court for the District of Delaware). Each Party: (i) expressly and irrevocably consents and submits to the jurisdiction of the Court of Chancery of the State of Delaware (and the Delaware Supreme Court to the extent any judgment or order of the Court of Chancery of the State of Delaware is appealed thereto) (unless the federal courts have exclusive jurisdiction over such suit, action or proceeding, in which case each Party consents and submits to the jurisdiction of the United States District Court for the District of Delaware (and the United States Court of Appeals for the Third Circuit to the extent any judgment or order of such District Court is appealed thereto)) in connection with any such suit, action or proceeding; (ii) agrees that each of the courts referred to in the preceding clause “(i)” shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such suit, action or proceeding commenced in any of the courts referred to in the preceding clause “(i)” that such Party is not subject personally to the jurisdiction of such court, that such suit, action or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Indemnification Claims. Any claim for Indemnification pursuant to Section 10 (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon fraud or intentional misrepresentation relating to this Agreement or the Contemplated Transactions after the Closing) shall be brought and resolved exclusively in accordance with Section 10.8 (it being understood that, for the avoidance of doubt and without limiting any portion of Section 11.8(b): (i) at the option of any Indemnitee, any claim based upon fraud or intentional misrepresentation may be brought and resolved in accordance with Section 11.8(b) rather than in accordance with Section 10.8; and

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(ii) nothing in this Section 11.8(c) shall prevent any Indemnitee from seeking preliminary injunctive relief or other equitable relief from a court of competent jurisdiction or prevent Parent and/or the Purchaser from seeking recovery under the R&W Insurance Policy in accordance with the terms thereof).

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11.9 Assignment; Successors and Assigns. Neither this Agreement, nor any right, interest or obligation hereunder, may be assigned (voluntarily, involuntarily, by operation of law or otherwise) by any Party without the prior written consent of the other Parties and any attempt to do so will be void, except that, without obtaining the consent or approval of the Seller or of any other Person, each of Parent and the Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10) and/or delegate any or all of its obligations under this Agreement, in whole or in part, to any current or future Affiliate of Parent or the Purchaser, any Person that acquires all or substantially all of the issued and outstanding voting shares of Parent or the Purchaser or all or substantially all of the Transferred Assets and, with respect to Parent’s and the Purchaser’s respective rights to bring claims for fraud with respect to the representations and warranties insured under the R&W Insurance Policy, to the R&W Insurer. Subject to the preceding sentence: (a) this Agreement shall be binding upon (i) the Seller and its successors and assigns (if any), (ii) Parent and its successors and assigns (if any) and (iii) the Purchaser and its successors and assigns (if any); and (b) this Agreement shall inure to the benefit of (i) the Seller, (ii) Parent, (iii) the Purchaser, (iv) the other Indemnitees and (v) the respective successors and assigns (if any) of the foregoing. In connection with matters pertaining to Sections 2 and 10, the Seller may, in its sole discretion, appoint and engage, at any time, Shareholder Representative Services LLC, a Colorado limited liability company, or another Person or Persons reasonably acceptable to Parent and the Purchaser (the “Seller Representative”), to serve as the Seller’s agent to give and receive notices and communications and otherwise deal with the Indemnitees on the Seller’s behalf in connection with claims for Indemnification by any Indemnitee and in connection with all other matters relating to the Contemplated Transactions. Without limiting the generality of the foregoing, the Seller Representative (if any) shall have the right and authority, on behalf of the Seller, to (A) negotiate, enter into settlements and compromises of and comply with orders of courts with respect to such claims for Indemnification, (B) assert, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any other claim by any Indemnitee against the Seller or by the Seller against Parent or the Purchaser or any dispute between any Indemnitee and the Seller, in each case relating to this Agreement or the Contemplated Transactions, and (C) take all other actions that are either (1) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (2) specifically mandated by the terms of this Agreement. Such agency may be changed upon written notice to Parent and the Purchaser; provided, however, that no such change in agency shall in any way negate or otherwise affect prior consents, approvals or actions by the Seller or the Seller Representative. All consents, approvals or actions by the Seller Representative shall be deemed to be consents, approvals or actions by the Seller, and the Seller shall not have any right to retract, deny or otherwise modify such consents, approvals or actions. The engagement and the appointment of the Seller Representative shall be non-exclusive, and shall in no way limit: (x) any of the Seller’s Liabilities or any of Parent’s or the Purchaser’s respective rights under this Agreement or any other Transaction Document or in connection with any of the Contemplated Transactions; (y) the right or ability of any Indemnitee to deal with any other Representative of the Seller; or (z) the right or ability of any other Representative of the Seller to represent or bind the Seller. The Purchaser, each other Indemnitee (including, for the avoidance of doubt, Parent) and each of their respective current and future Representatives and Affiliates shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document, instrument, notice, agreement or Contract executed or delivered or purported to be executed or delivered on behalf of the Seller by the Seller Representative or any other Representative of the Seller and on any other action taken or purported to be taken on behalf of the Seller by the Seller Representative or any other Representative of the Seller as fully binding upon the Seller.

11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement (a) the other Parties shall be entitled (in addition to any other remedy that may be available to them) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such

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covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach and (b) such other Parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Waiver of Jury Trial. Each of the Parties hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties.

11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15 Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns (if any).

11.16 Entire Agreement. This Agreement, the other agreements referred to herein and that certain Amendment and Designation Agreement by and among Parent, the Purchaser and Seller, dated as of October 2, 2015, set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Parties relating to the subject matter hereof and thereof.

11.17 Disclosure Schedule. Notwithstanding anything to the contrary set forth in the Disclosure Schedule, the Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation and warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent: (a) such information is specifically cross-referenced in another part of the Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Seller in Section 3. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless either: (i) the representation or warranty states that such document or other item does not exist and the exception being disclosed is that such document or other item does exist or (ii) the listing of such document or other item is accompanied by language in the Disclosure Schedule that indicates (with reasonable particularity) the exception being disclosed by virtue of such listing).

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11.18 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No summary of this Agreement or the Asset Purchase Transaction (or similar document) provided to any of the current or future members of the Seller or any other Person shall be used or referred to in the construction or interpretation of this Agreement.

(c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e) Written Records of Conferences. For purposes of this Agreement, any indication, communication or statement of any nature contained or reflected in any written record or written minutes of any meeting or any telephonic or other conference shall be deemed to be “in writing,” “written” and a “written record.”

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The Parties have caused this Agreement to be executed and delivered as of the date first written above.

RAPTOR PHARMACEUTICAL CORP.,
a Delaware corporation

By:	/s/ Julie Anne Smith
Name:	Julie Anne Smith
Title:	President and Chief Executive Officer

RAPTOR PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Michael P. Smith
Name:	Michael P. Smith
Title:	Chief Financial Officer

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ASSET PURCHASE AGREEMENT SIGNATURE PAGE

TRIPEX PHARMACEUTICALS, LLC,
a Delaware limited liability company

By:	/s/ Daniel Burgess
Name:	Daniel Burgess
Title:	President and Chief Executive Officer

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ASSET PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Accredited Investor. “Accredited Investor” means “accredited investor” as that term is defined in Rule 501 under the Securities Act.

Acquiring Party. “Acquiring Party” means the Person directly acquiring voting securities of Parent or the Purchaser, assets of Parent or the Purchaser or the Transferred Assets in a Change of Control.

Acquisition Transaction. “Acquisition Transaction” means any transaction or series of transactions involving:

(a) the sale, license or disposition of Aeroquin or all or a material portion of the business of the Seller, the Aeroquin Business, the Transferred Assets or any rights therein;

(b) the issuance by the Seller, disposition or acquisition of: (i) any membership interest in or other equity security of the Seller; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any membership interest or other equity security of the Seller; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any membership interest or other equity security of the Seller; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Seller.

Aeroquin. “Aeroquin” means levofloxacin hemihydrate inhalation solution, also known as MP-376 and as Quinsair, which is the subject of: (a) the Canadian Notice of Compliance, dated June 9, 2015; (b) Commission Implementing Decision of 26.3.2015 granting marketing authorization under Regulation (EC) No 726/2004 of the European Parliament and of the Council for “Quinsair - levofloxacin,” a medicinal product for human use; and (c) United States Investigational New Drug applications 74,468, 75,290 and 101,826, in the case of each of the preceding clauses “(a)” through “(c),” whether under the name “Aeroquin,” the name “Quinsair” or any other name.

Aeroquin Business. “Aeroquin Business” means the business of developing and commercializing Aeroquin (including, for purposes of clarity, financing the development and/or commercialization of Aeroquin) for all indications and in all forms, including as conducted prior to the Closing by the Seller and/or the Seller Predecessors, and as conducted or proposed to be conducted after the Closing by the Purchaser, any Acquiring Party or any of their respective current or future Affiliates, successors or assigns.

Aeroquin Information. “Aeroquin Information” means all tangible and intangible (a) information, techniques, technology, practices, Trade Secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms relating directly or indirectly to Aeroquin and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material relating directly or indirectly to Aeroquin. As used in the preceding sentence, “clinical test data” shall be deemed to include all information directly or indirectly related to clinical or pre-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

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Aeroquin IP Licenses. “Aeroquin IP Licenses” means the licenses granted to the Seller pursuant to Section 2.2 and 2.3 of the Reversionary Asset Transfer Agreement.

Aeroquin-Related IP. “Aeroquin-Related IP” means any Intellectual Property owned, held or purported to be owned or held at any time by, or licensed at any time to, the Seller or any Seller Predecessor, or developed or acquired in connection with or for the Aeroquin Business, and relating to or intended to be used or practiced in connection with the Aeroquin Business or Aeroquin.

Aeroquin-Related IP Contract. “Aeroquin-Related IP Contract” means any Contract to which the Seller or any Seller Predecessor is a party or by which the Seller or any Seller Predecessor is bound that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property relating to Aeroquin or the Aeroquin Business or that otherwise relates to Aeroquin or the Aeroquin Business or the acquisition, license or use of any Aeroquin-Related IP or any Intellectual Property developed by, with or for the Seller or any Seller Predecessor.

Aeroquin-Related Products. “Aeroquin-Related Products” means Aeroquin and any other product that is covered by and cannot be manufactured or sold without infringement or misappropriation of Aeroquin-Related IP.

Affiliate. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

Aggregate Closing Payment Amount. “Aggregate Closing Payment Amount” means an amount equal to: (a) $[***]; minus (b) the lesser of $[***] and [***]% of the total amount of all premiums and other costs, Taxes and fees paid and/or payable by Parent and/or the Purchaser in connection with the R&W Insurance Policy.

Agreed Amount. “Agreed Amount” has the meaning set forth in Section 10.8(d).

Agreement. “Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Annual Net Sales. “Annual Net Sales” of Aeroquin-Related Products for any calendar year or calendar quarter means the total Net Sales of Aeroquin-Related Products in all countries during such calendar year or calendar quarter (with Net Sales in each country calculated in accordance with the proviso to the definition of “Net Sales”).

Applicable 12-Month Period. If there is an Expenditure Shortfall in the first period of 12 full calendar months commencing after a Change of Control, then such first period of 12 full calendar months after a Change of Control will be referred to as the “Applicable 12-Month Period.” If there is no Expenditure Shortfall in the first period of 12 full calendar months after a Change of Control, but there is an Expenditure Shortfall in the second period of 12 full calendar months after such Change in Control (commencing immediately after the termination of such first period), then such second period of 12 full calendar months after such Change of Control will be referred to as the “Applicable 12-Month Period.” If

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there is no Expenditure Shortfall in either of the first two consecutive periods of 12 full calendar months after a Change of Control, but there is an Expenditure Shortfall in the third period of 12 full calendar months after such Change in Control (commencing immediately after the termination of the second of such two consecutive periods), then such third period of 12 full calendar months after such Change of Control will be referred to as the “Applicable 12-Month Period.”

Aptalis. “Aptalis” means Aptalis Holdings Inc.

Arbitrable Dispute. “Arbitrable Dispute” has the meaning set forth in Section 10.8(f).

Asset. “Asset” means any property (including any Intellectual Property), right (including any right under any Contract and any Intellectual Property right), interest, claim, goodwill, receivable, authorization (including any Governmental Authorization), document, data, record, information or other tangible or intangible asset (wherever located and whether or not required to be reflected on a balance sheet in accordance with generally accepted accounting principles).

Asset Purchase Transaction. “Asset Purchase Transaction” means the sale, transfer, assignment and purchase of the Transferred Assets as contemplated by this Agreement.

Assumed Obligations. “Assumed Obligations” has the meaning set forth in Section 1.4(a).

Award Amount. “Award Amount” has the meaning set forth in Section 10.8(f)(v).

Blocker Corporations. “Blocker Corporations” means the following Persons: [***].

CF Indication. “CF Indication” means treatment of infections in cystic fibrosis (CF) patients at least including those 18 years of age or older and for infections at least including Pseudomonas aeruginosa.

CF Indication Target Filing Date. “CF Indication Target Filing Date” has the meaning set forth in Section 2.4(a).

CFR. “CFR” has the meaning set forth in Section 3.9(d)(i).

Change of Control. “Change of Control” means a transaction in which there is a transfer (whether by assignment, stock sale, merger, consolidation or otherwise) in an arms’-length sale to a third party unaffiliated with Parent and the Purchaser of: (a) greater than 50% of Parent’s or the Purchaser’s issued and outstanding voting securities; (b) all or substantially all of Parent’s or the Purchaser’s Assets; or (c) all or substantially all of the Transferred Assets; provided, however, that no “Change of Control” shall be deemed to occur (i) as a result of any recapitalization, reclassification of stock, stock split or subdivision, reverse stock split or combination, change of Parent’s or the Purchaser’s domicile or jurisdiction of organization (including any “inversion transaction”) or similar transaction, or (ii) if the holders of Parent’s or the Purchaser’s issued and outstanding voting securities immediately prior to the consummation of such transaction hold, directly or indirectly, immediately following the consummation of such transaction, greater than 50% of the issued and outstanding voting securities of the surviving or resulting Entity (which may be a parent Entity of Parent or the Purchaser), or, in the case of a transfer of assets, greater than 50% of the issued and outstanding voting securities of the Entity or Entities that hold such transferred assets immediately following such transaction.

Claimed Amount. “Claimed Amount” has the meaning set forth in Section 10.8(a).

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Claim Notice. “Claim Notice” has the meaning set forth in Section 10.8(a).

Clinical Research Organization. “Clinical Research Organization” has the meaning set forth in Section 3.9(h).

Closing. “Closing” has the meaning set forth in Section 1.9.

Closing Date. “Closing Date” has the meaning set forth in Section 1.9.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Commercially Reasonable Efforts. “Commercially Reasonable Efforts” means the efforts that would be expended by the Purchaser in accordance with the usual practice of the Purchaser in pursuing the development and approval of its own Pharmaceutical Products that (as of the time such efforts would be expended) have market potential, profit potential and strategic value similar to that of Aeroquin, and are at a stage of development and/or product life that is similar to that of Aeroquin (such Pharmaceutical Products of the Purchaser, “Comparable Purchaser Products”), taking into account (based on all facts and circumstances existing as of the time such efforts and/or resources would be used) all relevant factors, without treating Aeroquin in a manner materially less favorable, on a relative basis, than the Purchaser would treat Comparable Purchaser Products based on all relevant factors. Without limiting the activities that may constitute “Commercially Reasonable Efforts,” the Purchaser (or its successor or assign, as applicable) shall be conclusively deemed to have used “Commercially Reasonable Efforts” if the Purchaser and/or its current or future Affiliates (and/or the Purchaser’s successor or assign and its Affiliates) individually or collectively expend: (A) with respect to the Purchaser’s obligations under Section 2.4(b), at least $[***] relating to the preparation of and/or [***]; and (B) with respect to the Purchaser’s obligations under Section 2.4(c), at least $[***], including all amounts expended with respect to the Purchaser’s obligations under Section 2.4(c), relating to the preparation of, [***] (it being understood that: (1) this sentence constitutes a “safe harbor” for determining whether “Commercially Reasonable Efforts” have been used, (2) this sentence does not create or imply any spending or other obligation on the part of any Person, or otherwise suggest or establish any standard for measuring whether “Commercially Reasonable Efforts” have been used at any time or during any period and (3) the obligation to use Commercially Reasonable Efforts may be satisfied without the expenditure of any particular amount of funds).

Computer Software. “Computer Software” means computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

Confidential Information. “Confidential Information” means all business, technical, regulatory, financial or other information of or relating to the Seller, the Transferred Assets or the Aeroquin Business and any information of or relating to Parent and/or the Purchaser or any of its past, current or future Affiliates disclosed to the Seller, any Seller Member or any past, current or future Affiliate or past, current or future Representative of any of the aforementioned Persons, in each case, that is not publicly available. Confidential Information may include technical data, medical data or formulae, computer programs, system documentation, user manuals, prototypes, analyses, trade secrets and information related to research and development and regulatory applications, approvals and processes. It is understood and agreed that all information, documents, reports, plans, projections, strategies, statements and communications disclosed or made available by Parent or the Purchaser after the Closing to the Seller or any Seller Member (or any of the current or future Affiliates or Representatives of the Seller or any Seller Member) and/or the Steering Committee (pursuant to Section 2.4(g) or otherwise) shall be deemed to be Confidential Information.

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Confidentiality Agreements. “Confidentiality Agreements” has the meaning set forth in the Recitals to this Agreement.

Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” means the Asset Purchase Transaction and all of the other transactions contemplated by this Agreement or consummated in connection with or in anticipation of the Asset Purchase Transaction. For the avoidance of doubt, without limiting the generality of the immediately preceding sentence of this definition, the Contemplated Transactions shall be deemed to include all of the transactions effected by the SRC or the Seller or any holder of equity interests in the Seller prior to the Original Agreement Date for purposes of facilitating this Agreement and/or the Asset Purchase Transaction, including the Rescission Transactions and the contributions of Reversionary Asset Rights to the Seller as contemplated by the Rescission Agreement.

Contested Amount. “Contested Amount” has the meaning set forth in Section 10.8(b).

Contingent Payments. “Contingent Payments” means the Milestone Payment or any Revenue-Based Contingent Payment made or to be made under this Agreement.

Continuing Claim. “Continuing Claim” has the meaning set forth in Section 10.8(h).

Contract. “Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, lease, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment, understanding or undertaking of any nature.

Core Trademark. “Core Trademark” means any trade name, trade dress, trademark, service mark, assumed name, business name or logo, internet domain name or URL and any registration or application therefor, and the goodwill symbolized thereby, used by the Seller or any Seller Predecessor in connection with the Aeroquin Business or included in the Aeroquin-Related IP, and in each case containing either “AEROQUIN” or “QUINSAIR”.

Current Data Package. “Current Data Package” means the set of clinical and non-clinical data [***], immediately prior to the execution and delivery of this Agreement by Parent and the Seller on the Original Agreement Date.

Damages. “Damages” includes any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, excluding punitive damages; provided, however, that (a) Damages shall include punitive damages paid or payable by any Indemnitee to a third party; and (b) nothing in this definition or elsewhere in this Agreement shall limit the right or ability of any Indemnitee to recover punitive damages from the Seller or any other Person in connection with any tort-based claim, action or other Legal Proceeding.

Designated Indemnification Obligations. “Designated Indemnification Obligations” has the meaning set forth in Section 10.3(b) of this Agreement.

Designated Period. “Designated Period” has the meaning set forth in Section 11.1(g).

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Disclosure Schedule. “Disclosure Schedule” means the schedule (dated as of the Original Agreement Date) delivered to Parent on behalf of the Seller and prepared in accordance with Section 11.17 of this Agreement.

Dispute Period. “Dispute Period” has the meaning set forth in Section 10.8(b).

Effect. “Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

Efforts Factors. “Efforts Factors” means all relevant factors (including technical, business, legal, scientific, medical and other factors), including degree of exclusivity; profitability (including pricing and reimbursement status achieved); required additional development; product labeling or anticipated labeling; market potential; past performance; medical and/or clinical considerations; safety and tolerability profile; current and/or future regulatory environment and/or competitive conditions; the availability of, process for and regulations applicable to drug reimbursements; and the emergence, development, testing and/or applications for the approval or use of other Pharmaceutical Products, devices or other competitive technologies available or being developed in the market.

EMA. “EMA” means the European Medicines Agency or any successor agency thereto.

Encumbrance. “Encumbrance” means any lien, debt, unpaid obligation, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other Asset).

End Date. “End Date” has the meaning set forth in Section 9.1(b).

Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Escrow Agent. “Escrow Agent” means Citibank N.A.

Escrow Agreement. “Escrow Agreement” means the escrow agreement to be entered into among the Purchaser, the Seller and the Escrow Agent on the Closing Date, substantially in the form of Exhibit K to this Agreement.

Excluded Assets. “Excluded Assets” has meaning set forth in Section 1.2.

Expenditure Shortfall. There shall be deemed to have been an “Expenditure Shortfall” in a particular period of full 12 full calendar months commencing after a Change of Control if the Acquiring Party, the Purchaser and their respective Affiliates collectively fail to spend at least $[***] in the aggregate relating to the [***] of Aeroquin in such period.

Extended Expiration Time. “Extended Expiration Time” has the meaning set forth in Section 10.1(c).

FDA. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

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FDA Response Time. “FDA Response Time” means the earliest to occur of: (a) the time at which the FDA advisory committee completes a meeting regarding the use of Aeroquin for the CF Indication at or after which the FDA advisory committee expresses (including by means of a vote) whether it would recommend that the FDA (or that the FDA intends to) definitively grant or deny Regulatory Approval of Aeroquin for the CF Indication; (b) the time at which the FDA takes definitive, final action granting Regulatory Approval of Aeroquin for the CF Indication; or (c) the time at which FDA issues a complete response to the NDA filing seeking approval of Aeroquin for the CF Indication.

FD&C Act. “FD&C Act” has the meaning set forth in Section 3.9(c).

FIRPTA Statement. “FIRPTA Statement” has the meaning set forth in Section 5.5.

First Commercial Sale. “First Commercial Sale” means the first arms’-length sale of Aeroquin, by or under the authority of the Purchaser (including by the Purchaser’s Affiliates and/or sublicensees under the authority of the Purchaser) to a third party in a country or jurisdiction following (a) Regulatory Approval in that country or jurisdiction (including any approval or agreement from the relevant Government Authority in that country or jurisdiction, establishing the price and/or reimbursement for Aeroquin, to the extent required in any given country or jurisdiction) and (b) any country-specific labeling negotiations that may be required after Regulatory Approval.

First Dose. “First Dose” means the time of the first visit of the first enrolled patient in a Registrational Trial.

First Sales Increment. “First Sales Increment” has the meaning set forth in Section 2.2(a).

Fundamental Representations. “Fundamental Representations” means: (a) the representations and warranties set forth in Sections 3.2, 3.4, 3.5 (other than Sections 3.5(a)(iii) and 3.5(h)(ii)), 3.13 and 3.15; and (b) the representations and warranties set forth in the Seller Closing Certificate to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this definition.

GAAP. “GAAP” means generally accepted accounting principles in the United States.

General Expiration Time. “General Expiration Time” has the meaning set forth in Section 10.1(a).

General Representations. “General Representations” means (a) the representations and warranties set forth in Section 3 other than the Fundamental Representations; and (b) the representations and warranties set forth in the Seller Closing Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

Governmental Authorization. “Governmental Authorization” means any: (a) permit, license, approval, certificate, franchise, permission, clearance, registration, qualification, right of regulatory exclusivity or authorization (or application for any of the foregoing) issued, submitted, filed, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” means any: (a) nation, multi-national or supranational authority or body, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HSR Act. “HSR Act” has the meaning set forth in Section 3.14.

Indemnification. “Indemnification” means holding harmless, indemnification, compensation and/or reimbursement in accordance with (and subject to) the terms and conditions set forth in Section 10.

Indemnification Escrow Amount. “Indemnification Escrow Amount” has the meaning set forth in Section 1.3(b).

Indemnification Escrow Fund. “Indemnification Escrow Fund” has the meaning set forth in Section 1.3(b).

Indemnification Obligations. “Indemnification Obligations” means the obligations of the Seller to hold harmless, indemnify, compensate and reimburse the Indemnitees pursuant and subject to Section 10.

Indemnitees. “Indemnitees” means the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future Affiliates (including, for the avoidance of doubt, Parent and Parent’s current and future Affiliates); (c) the respective current and future Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

Intellectual Property. “Intellectual Property” means, collectively, all rights in: (a) all United States and non-United States registered, unregistered and pending: (i) Patents, (ii) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, internet domain names and URLs and all registrations, applications, renewals and extensions thereof, and the goodwill symbolized thereby, and (iii) copyrights, and all registrations, applications, renewals, reversions and extensions thereof, and (b) all (i) Trade Secrets, (ii) websites and webpages and related items, and all intellectual property and proprietary rights incorporated therein, and (iii) other intellectual property, industrial property and proprietary rights, including rights of publicity, privacy, moral rights and rights of attribution.

IP Expiration Time. “IP Expiration Time” has the meaning set forth in Section 10.1(b).

IND. “IND” has the meaning set forth in Section 2.4(b)(iv).

Investor Representation Letter. “Investor Representation Letter” has the meaning set forth in the Recitals to this Agreement.

JAMS Rules. “JAMS Rules” has the meaning set forth in Section 10.8(f)(i).

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would reasonably be expected to become aware of such fact of other matter after due inquiry of the Persons who would reasonably be expected to have knowledge of such fact or other matter. The Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any Person identified on Annex 1 to this Exhibit A has Knowledge of such fact or other matter.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Legal Proceeding. “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Licensed Aeroquin IP. “Licensed Aeroquin IP” has the meaning given to such term in the Reversionary Asset Transfer Agreement.

Lock-Up. “Lock-Up” has the meaning set forth in Section 1.5(e).

Lock-Up Legend. “Lock-Up Legend” has the meaning set forth in Section 1.5(e).

Lock-Up Shares. “Lock-Up Shares” has the meaning set forth in Section 1.5(e).

Made Available. Any statement in this Agreement to the effect that any information, document or other material has been “Made Available” means that such information, document or material was available for review by Parent and its Representatives at all times from and including August 9, 2015 through the execution and delivery of this Agreement by Parent and the Seller on the Original Agreement Date, in the appropriate subfolder, properly indexed, in the online data room established by the Seller in connection with the Contemplated Transactions as evidenced on one or more CD-ROMs or other digital media delivered to Parent and/or the Purchaser by the Seller on or prior to the Closing Date.

Market Efforts. “Market Efforts” means the efforts that would be expended, consistent with customary practices by specialty pharmaceutical companies of similar size to the Acquiring Party, similarly situated to the Acquiring Party and carrying on a business similar to the business of the Acquiring Party, in pursuing the development and approval of their own Pharmaceutical Products that (as of the time such efforts would be expended) have market potential, profit potential and strategic value similar to that of Aeroquin, and are at a stage of development and/or product life that is similar to that of Aeroquin, taking into account (based on all facts and circumstances existing as of the time such efforts and/or resources would be used) all relevant factors including the Efforts Factors. Without limiting the activities that may constitute “Market Efforts,” the Acquiring Party shall be conclusively deemed to have used “Market Efforts” throughout a period if the Acquiring Party and/or its Affiliates individually or collectively expend at least $[***] relating to the clinical development, registration and/or commercialization of Aeroquin and/or any Aeroquin-Related Products throughout such period (it being understood that: (1) this sentence constitutes a “safe harbor” for determining whether “Market Efforts” have been used, (2) this sentence does not create or imply any spending or other obligation on the part of any Person or otherwise suggest or establish any standard for measuring whether “Market Efforts” have been used at any time or during any period and (3) the obligation to use Market Efforts may be satisfied without the expenditure of any particular amount of funds).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Material Adverse Effect. “Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the condition, usefulness, value or prospective benefits of the Transferred Assets; (b) the condition, Liabilities, operations, results of operations or prospects of the Aeroquin Business; or (c) Parent’s and/or the Purchaser’s right or ability to own, use, license, transfer or otherwise exploit the Transferred Assets.

Milestone Event. “Milestone Event” means each event referred to in the Milestone Table under the heading “Milestone Event.”

Milestone Payment. “Milestone Payment” means the payment to be made by the Purchaser pursuant to this Agreement upon the achievement of a Milestone Event, as specified in opposite the description of such Milestone Event in the Milestone Table under the heading “Milestone Payment.”

Milestone Status Report. “Milestone Status Report” has the meaning set forth in Section 2.4(h).

Milestone Table. “Milestone Table” has the meaning set forth in Section 2.1(a).

[***]

Mpex. “Mpex” means Mpex Pharmaceuticals, Inc.

Mpex Merger Agreement. “Mpex Merger Agreement” means that certain Agreement and Plan Merger, dated as of April 11, 2011, by and among Aptalis, Axcan Lone Star Inc., Mpex and the SRC, as modified under the Reversionary Letter Agreement.

Mpex Stockholder. “Mpex Stockholder” means each Person who held any shares of the issued and outstanding capital stock of Mpex on the date of the consummation of the transactions contemplated by the Mpex Merger Agreement.

Nasdaq. “Nasdaq” means the Nasdaq Global Market.

NDA. “NDA” has the meaning set forth in Section 2.4(a).

[***]

Net Sales. “Net Sales” means, for any period, the actual gross amount invoiced for sales or other commercial dispositions of Aeroquin-Related Products during such period by the Purchaser or its Affiliates or sublicensees to distributors or other unaffiliated third parties in arms’-length transactions; or by distributors to the extent such Aeroquin-Related Products were sold to them by the Purchaser or its Affiliates or sublicensees in transactions that are not at arms’ length; reduced by the following to the extent applicable to such sales:

(a) all discounts granted on the Aeroquin-Related Products (including all trade, quantity and cash discounts) actually allowed and properly taken;

(b) all credits, rebates, retroactive price reductions and chargebacks [***] with respect to such Aeroquin-Related Products, and all reimbursements, allowances and credits to customers on account of rejection or returns (including wholesaler and retailer returns) or on account of retroactive price reductions with respect to such Aeroquin-Related Products, in each case where actually allowed and properly taken;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

(c) all freight charges, postage charges, duties and transportation charges, including handling and insurance charges, actually allowed or paid for delivery of Aeroquin-Related Products, to the extent included in the gross sales price;

(d) all sales and excise Taxes (including Value-Added Tax (VAT) or its equivalent), other consumption Taxes, customs duties, compulsory payments to Governmental Bodies and any other governmental charges imposed upon the importation, use or sale of, or otherwise relating to, such Aeroquin-Related Products, in each case actually due or incurred with respect to such sales of Aeroquin-Related Products; and

(e) [***];

provided, however, that (w) where an Aeroquin-Related Product is sold as part of a bundle or combination without a separate statement of the price for the Aeroquin-Related Product, the sales price attributed to the Aeroquin-Related Product shall be the price of such Aeroquin-Related Product as sold separately minus the pro-rata portion of any discount applicable to the bundle or combination that is applicable to the Aeroquin-Related Product; (x) “Net Sales” of Aeroquin-Related Products in any particular country shall be deemed to be (i) reduced by [***]% during any period in which [***] and (ii) $0.00 during any period following the [***]; (y) to the extent that any non-monetary consideration is received for any Aeroquin-Related Product, “Net Sales” will be calculated based on the average price charged for such Aeroquin-Related Product during the preceding calendar year, or, in the absence of sales during the preceding calendar year, [***]; and (z) [***], shall not be counted in the calculation of Net Sales.

Noncompetition Agreement. “Noncompetition Agreement” has the meaning set forth in the Recitals to this Agreement.

Original Agreement Date. “Original Agreement Date” has the meaning set forth in the Recitals to this Agreement.

Parent. “Parent” has the meaning given in the Preamble to this Agreement.

Parent Common Stock. “Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

Parties. “Parties” means the parties to this Agreement.

Patents. “Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

Permitted Encumbrances. “Permitted Encumbrances” means: (a) immaterial statutory liens for Taxes that are not yet due and payable or immaterial liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (b) immaterial statutory liens to secure obligations not yet due to landlords, lessors or renters under leases or rental agreements; (c) immaterial deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) immaterial statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims not yet due or payable for labor, materials or supplies; and (e) other liens or encumbrances that

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

secure obligations that are not yet due or payable and that, individually and in the aggregate, are immaterial in character, amount and extent and do not detract from the value or interfere with the current or proposed use of any of the Assets they affect.

Person. “Person” means any individual, Entity or Governmental Body.

Pharmaceutical Products. “Pharmaceutical Products” means any biological or drug candidate, compound or other pharmaceutical product.

Post-Axcan IP. “Post-Axcan IP” means, collectively, Post-Axcan Patents and Post-Axcan Non-Patent IP.

Post-Axcan Non-Patent IP. “Post-Axcan Non-Patent IP” means Intellectual Property included in the Transferred IP that was created or generated following August 31, 2011 other than Patents.

Post-Axcan Patents. “Post-Axcan Patents” means Patents included in the Transferred IP that claim only inventions first conceived following August 31, 2011, were filed following August 31, 2011, and have an earliest date of priority of August 31, 2011 or later.

Pre-Closing Period. “Pre-Closing Period” has the meaning set forth in Section 5.1.

Principal Market. “Principal Market” means the principal trading market or quotation system for shares of Parent Common Stock at any applicable time.

Purchaser. “Purchaser” has the meaning set forth in the Preamble to this Agreement.

Purchaser Cure Period. “Purchaser Cure Period” has the meaning set forth in Section 9.1(f).

Stock Consideration Election. “Stock Consideration Election” has the meaning set forth in Section 1.5(a).

R&W Insurance Policy. “R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy to be issued by the AIG Specialty Insurance Company to Parent for the benefit of Parent, the Purchaser and the other Indemnitees pursuant to the Binder Agreement for such policy, dated as of the date hereof (as the foregoing policy may be amended, modified or supplemented from time to time).

R&W Insurer. “R&W Insurer” means AIG Specialty Insurance Company.

Reach-Through Royalties. “Reach-Through Royalties” means a royalty payable with respect to a Patent or other Intellectual Property right, which is based on a percentage of sales of products by or through the licensee of the Seller, where the licensed item(s) of Intellectual Property, including research and development tools and processes, is or are not incorporated into and/or do not cover the product with respect to the sales of which the royalty is payable.

Registered IP. “Registered IP” means all Intellectual Property that is registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.

Registration Rights Agreement. “Registration Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Registration Statement. “Registration Statement” has the meaning set forth in Section 6.5(b).

Registrational Trial. “Registrational Trial” means either:

(a) a human clinical trial conducted by or on behalf of the Purchaser (including on behalf of the Purchaser by its Affiliates and/or sublicensees) of a Pharmaceutical Product that satisfies the requirements of 21 CFR § 312.21(c); or

(b) a late-stage human clinical trial conducted by or on behalf of the Purchaser (including on behalf of the Purchaser by its Affiliates and/or sublicensees) that may or may not satisfy the requirements of 21 CFR § 312.21(c), but that nonetheless serves as a registration study of a Pharmaceutical Product for the applicable indication in support of Regulatory Approval thereof.

Regulatory Approval. “Regulatory Approval” means, with respect to an application submitted by or on behalf of the Purchaser (including on behalf of the Purchaser by its Affiliates and sublicensees) for Aeroquin for a particular indication: (a) in the United States, the approval of the FDA necessary for the lawful marketing and sale of Aeroquin in the United States for such indication; (b) in the European Union, the approval of the EMA necessary for the lawful marketing and sale of Aeroquin in at least one country in the European Union for such indication; and (c) in any other jurisdiction, the approval of the relevant Governmental Body necessary for the lawful marketing and sale of Aeroquin in such jurisdiction for such indication; provided, however, that, Regulatory Approval of Aeroquin shall not be deemed to have been obtained or to have occurred in the United States unless the FDA sends an “Approval Letter” within the meaning of 21CFR § 314.105.

Regulatory Authority. “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Body involved in the granting of a Regulatory Approval in the relevant country or countries.

Regulatory Milestone Event 1a. “Regulatory Milestone Event 1a” has the meaning set forth in Section 2.1(a).

Regulatory Milestone Event 1b. “Regulatory Milestone Event 1b” has the meaning set forth in Section 2.1(a).

Regulatory Milestone Event 1c. “Regulatory Milestone Event 1c” has the meaning set forth in Section 2.1(a).

Regulatory Milestone Events. “Regulatory Milestone Events” has the meaning set forth in Section 2.1(a).

Related Party. “Related Party” means: (a) the SRC; (b) each individual who is, or who has at any time been, a member, director or officer of the Seller or a member of the SRC; (c) each member of the immediate family of each of the individuals referred to in clauses “(a)” and “(b)” above; and (c) any trust or other Entity (other than the Seller) in which any one of the Persons referred to in clauses “(a)” through “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Rescission Agreement. “Rescission Agreement” means that certain Rescission and Contribution Agreement, dated as of August 19, 2015, by and among the Stock Recipient Members (other than HBM Mpex Holding Ltd., Adams Street V, L.P. and Aberdare Partners III, L.P.), the Blocker Corporations and the Seller.

Rescission Transactions. “Rescission Transactions” means the Rescission Transactions as defined in the Rescission Agreement.

Representatives. “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives; provided, however, that: (a) the SRC, and each member of the SRC, shall be deemed to be a “Representative” of the Seller and (b) the Seller Representative shall be deemed to be a Representative of the Seller.

Response Notice. “Response Notice” has the meaning set forth in Section 10.8(b).

Revenue-Based Contingent Payment. “Revenue-Based Contingent Payment” has the meaning set forth in Section 2.2.

Reversionary Asset Right. “Reversionary Asset Right” means each right (or interest in any right) to acquire, obtain or receive any of the Transferred Assets (or any interest in any of the Transferred Assets) that arises or arose under, is referred to in or is or was provided by the Reversionary Letter Agreement or the Mpex Merger Agreement as modified by the Reversionary Asset Transfer Agreement.

Reversionary Asset Transfer Agreement. “Reversionary Asset Transfer Agreement” means that certain Asset Transfer Agreement, dated as of August 19, 2015, by and among Mpex Pharmaceuticals, Inc., Aptalis and the Seller.

Reversionary Letter Agreement. “Reversionary Letter Agreement” means that certain letter agreement, dated as of December 4, 2014, by and between Aptalis and the SRC.

Reversionary Net Sales Obligations. “Reversionary Net Sales Obligations” has the meaning set forth in Section 1.4(a).

Sales Milestone Event 1. “Sales Milestone Event 1” has the meaning set forth in Section 2.1(a).

Sales Milestone Event 2. “Sales Milestone Event 2” has the meaning set forth in Section 2.1(a).

Sales Milestone Event 3. “Sales Milestone Event 3” has the meaning set forth in Section 2.1(a).

Sales Milestone Event 4. “Sales Milestone Event 4” has the meaning set forth in Section 2.1(a).

SEC. “SEC” means the Securities and Exchange Commission of the United States.

Second Indication. “Second Indication” means the initial indication (other than for the [***]) for which there has been a First Dose in a Registrational Trial of Aeroquin.

Second Sales Increment. “Second Sales Increment” has the meaning set forth in Section 2.2(a).

Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

Seller. “Seller” means Tripex Pharmaceuticals, LLC, a Delaware limited liability company.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Seller Closing Certificate. “Seller Closing Certificate” has the meaning set forth in Section 7.5(b).

Seller Cure Period. “Seller Cure Period” has the meaning set forth in Section 9.1(e).

Seller LLC Agreement. “Seller LLC Agreement” means that certain Tripex Limited Liability Company Agreement, dated as of April 20, 2015, as amended and restated by that certain Tripex Amended and Restated Limited Liability Company Agreement, dated as of August 19, 2015.

Seller Members. “Seller Members” means each holder of any membership interest of the Seller that is issued and outstanding as of immediately prior to the Closing.

Seller Organizational Documents. “Seller Organizational Documents” means the certificate of formation and the Seller LLC Agreement, including all amendments thereto.

Seller Predecessor. “Seller Predecessor” means: (a) any Person, other than the Seller, that has or at any time had any direct or indirect ownership interest in any Transferred Asset, including Actavis, Inc., Mpex Pharmaceuticals, Inc., Aptalis Holdings Inc., Forest Laboratories, Inc., the SRC and each of their respective Affiliates; and (b) any successor or assign of any Person referred to in clause “(a)” above.

Seller Predecessor Employee. “Seller Predecessor Employee” means any current or former employee, independent contractor or director of any Seller Predecessor.

Seller Representative. “Seller Representative” has the meaning set forth in Section 11.9.

Stock Transfer Date. “Stock Transfer Date” means: (A) in the case of shares of Parent Common Stock (if any) to be issued at the Closing, the Closing Date; and (B) in the case where a Stock Consideration Election is made (and not revoked) with respect to any Milestone Payment, a date selected by the Purchaser for the transfer of the shares of Parent Common Stock that the Purchaser has elected to transfer to the Seller in partial satisfaction of the Purchaser’s obligation to make such Milestone Payment; provided, however, that the date referred to in clause “(B)” shall not be later than the latest date on which the Purchaser would be permitted to make such Milestone Payment in cash under Section 2.

Specified Asset. “Specified Asset” has the meaning set forth in Section 11.1(b).

Specified Obligations. “Specified Obligations” means the obligations of the Purchaser, any Acquiring Party and their respective current and future Affiliates, successors and assigns as set forth in Sections 2.4(a) through 2.4(d), subject to the qualifications applicable to such obligations as set forth in Section 2 and elsewhere in this Agreement.

SRC. “SRC” means the Securityholders’ Representative Committee, as defined in that certain Agreement and Plan of Merger, dated as of April 11, 2011, by and among Aptalis, Axcan Lone Star Inc., Mpex Pharmaceuticals, Inc. and the Securityholders’ Representative Committee.

SRC Agreement. “SRC Agreement” has the meaning set forth in the Recitals to this Agreement.

Steering Committee. “Steering Committee” has the meaning set forth in Section 2.1(c).

Stipulated Amount. “Stipulated Amount” has the meaning set forth in Section 10.8(e).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Stock Recipient Members. “Stock Recipient Members” means Aberdare Ventures III, L.P., Aberdare Partners III, L.P., Investor Group, L.P., Investor Growth Capital Limited, RiverVest Venture Fund II (Ohio), L.P., RiverVest Venture Fund II, L.P., SV Life Sciences Fund IV Strategic Partners, L.P., SV Life Sciences Fund IV, L.P., International Life Sciences Fund III (LP1), L.P., International Life Sciences Fund III Co-Investment, L.P., International Life Sciences Fund III Strategic Partners, L.P., HBM Mpex Holding Ltd. and Adams Street V, L.P.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Support Agreement. “Support Agreement” has the meaning set forth in the Recitals to this Agreement.

Target Trial Commencement Date. “Target Trial Commencement Date” has the meaning set forth in Section 2.4(b).

Tax. “Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies similar to taxes, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Seller or any other Person and regardless of whether any amount in respect of any of them is recoverable from any other Person.

Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technical Failure. “Technical Failure” means the reasonable determination that: (a) Aeroquin presents unacceptable levels of safety or legal risks such that successful development of Aeroquin or successful commercialization of Aeroquin, for any indication or with any label, is not reasonably likely; or (b) the successful manufacturing of Aeroquin or any component thereof is not reasonably likely to be feasible on an ongoing basis.

Third Indication. “Third Indication” means the initial indication (other than for the [***]) for which there has been a First Dose in a Registrational Trial for Aeroquin.

Third Sales Increment. “Third Sales Increment” has the meaning set forth in Section 2.2(a).

Threshold Amount. “Threshold Amount” has the meaning set forth in Section 10.3(a)(i).

Trade Secrets. “Trade Secrets” means any trade secrets, confidential unpatented or unpatentable inventions, processes, formulae, developments, discoveries, technology, cell lines, biological materials, compounds, probes, sequences, technical information, methods, bioassays, clones, molecules, protocols, reagents, experiments, lab results, test, know-how, concepts, ideas, research and development, business plans, strategies or other confidential information or materials.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

Trading Day. “Trading Day” means any day on which Parent Common Stock is traded on the Principal Market.

Transaction Documents. “Transaction Documents” means this Agreement and each other agreement or document referred to in this Agreement or that has been or will be executed or delivered in connection with any of the Contemplated Transactions, including the Investment Representation Letters, the Support Agreements, the Registration Rights Agreement, the Noncompetition Agreement, the SRC Agreement, the Confidentiality Agreements and the Confidentiality and Release Agreements.

Transferred Assets. “Transferred Assets” has meaning set forth in Section 1.1.

Transferred Contracts. “Transferred Contracts” has meaning set forth in Section 1.1(a).

Transferred Equipment. “Transferred Equipment” has the meaning set forth in Section 1.1(d).

Transferred Governmental Authorizations. “Transferred Governmental Authorizations” has meaning set forth in Section 1.1(c).

Transferred Inventory. “Transferred Inventory” has the meaning set forth in Section 1.1(b).

Transferred IP. “Transferred IP” has meaning set forth in Section 1.1(f).

Trial Milestone Event. “Trial Milestone Event” has the meaning set forth in Section 2.1(a).

[***]

Urgent Inquiry Communication. “Urgent Inquiry Communication” means a communication from a physician or clinical research organization involved in a clinical trial or from a Regulatory Authority that (a) the Seller reasonably determines is material to the Aeroquin Business and must be responded to within 24 hours of receiving such communication to avoid a material adverse impact on the Aeroquin Business, (b) explicitly imposes a deadline requiring a response within 24 hours of the submission of such communication or (c) explicitly states such communication is being made on an urgent, emergency or comparable basis without any prompting from the Seller or its current or future Representatives to classify the communication as such.

Volume-Weighted Average Price. “Volume-Weighted Average Price” for Parent Common Stock means the average of the daily volume-weighted average prices for a share of Parent Common Stock on the Principal Market during the period beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time, as reported by Bloomberg over the 30-Trading Day period ending on the second Trading Day immediately preceding the applicable Stock Transfer Date, adjusted as appropriate to reflect any stock split, reverse stock split or similar transaction effected by Parent during such 30-Trading Day Period.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.

ANNEX 1 TO EXHIBIT A

PERSONS WHOSE KNOWLEDGE IS IMPUTED TO THE SELLER

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission

Confidential treatment has been requested with respect to portions of this agreement.